UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934 (Amendment No.            )

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

ADVANCED BIOENERGY, LLC

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

8000 Norman Center Drive, Suite 610,

Bloomington, MN 55437

NOTICE OF ACTION BY WRITTEN CONSENT

OF MAJORITY UNIT HOLDERS

THIS IS NOT A NOTICE OF A MEETING OF UNIT HOLDERS AND NO SPECIAL MEETING OF UNIT HOLDERS WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED IN THE ACCOMPANYING INFORMATION STATEMENT

We are furnishing this notice and the accompanying information statement (“Information Statement”) to the holders of units (“Units or Unit”) of ownership interest (“Unit holders”) of Advanced BioEnergy, LLC (the “Company”) pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 14C and Schedule 14C thereunder, in connection with the approval of the Asset Purchase Agreement, dated as of October 15, 2012, by and among ABE Fairmont, LLC, a Delaware limited liability company (“ABE Fairmont” or “Seller”), the Company, Flint Hills Resources Fairmont, LLC, a Delaware limited liability company (“Flint Hills” or “Buyer”), and solely with respect to provisions of the Asset Purchase Agreement with respect to jurisdiction, service of process, notice and the guarantee of Buyer’s obligations through closing, Flint Hills Resources, LLC, a Delaware limited liability company (“FHR”), pursuant to which Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, substantially all of the assets of Seller, and Buyer has agreed to assume certain liabilities, pursuant to the terms and conditions of the Asset Purchase Agreement (the “Asset Sale”).

The purpose of this Information Statement is to notify our Unit holders that on October 15, 2012, the owners of more than 58% of our issued and outstanding Units as of that date executed a written consent approving and adopting the Asset Purchase Agreement and approving the Asset Sale. In accordance with Rule 14c-2 promulgated under the Exchange Act, the closing of the Asset Sale described in the Information Statement may be effected no sooner than twenty calendar days following the date we mail this notice and the accompanying Information Statement to our Unit holders. We anticipate consummating the Asset Sale and the transaction contemplated by the Asset Purchase Agreement, which are subject to certain closing conditions including regulatory approvals and third party consents, on or before December 31, 2012.

The written consent that we received constitutes the only Unit holder approval required for the Asset Purchase Agreement under Delaware law and our Fifth Amended and Restated Operating Agreement effective March 16, 2012 (“Operating Agreement”), and, as a result, no further action by any other Unit holders is required to approve the Asset Purchase Agreement. We have not and will not be soliciting your approval of the Asset Purchase Agreement.

This notice and the accompanying Information Statement is being mailed to our Unit holders on or about November 1, 2012. This notice and the accompanying Information Statement constitute notice to you of the action by written consent in accordance with Rule 14c-2 promulgated under the Exchange Act.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

By Order of the Board of Directors,

/s/ Scott A. Brittenham
Scott A. Brittenham
Chairman of the Board of Directors

Bloomington, Minnesota

November 1, 2012

Advanced BioEnergy, LLC

8000 Norman Center Drive, Suite 610,

Bloomington, MN 55437

(763) 226-2701

INFORMATION STATEMENT

Action by Written Consent of Majority Unit Holders

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

To our Unit holders:

This Information Statement is being furnished to the Unit holders of Advanced BioEnergy, LLC (the “Company”) in connection with the action by written consent of Unit holders representing a majority of our issued and outstanding Units taken without a meeting to approve the Asset Purchase Agreement, dated as of October 15, 2012, by and among ABE Fairmont, LLC, a Delaware limited liability company (“ABE Fairmont” or “Seller”), the Company, Flint Hills Resources Fairmont, LLC, a Delaware limited liability company (“Flint Hills” or “Buyer”), and solely with respect to provisions of the Asset Purchase Agreement with respect to jurisdiction, service of process, notice and the guarantee of Buyer’s obligations through closing, Flint Hills Resources, LLC, a Delaware limited liability company (“FHR”), pursuant to which Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, substantially all of the assets of Seller, and Buyer has agreed to assume certain liabilities, pursuant to the terms and conditions of the Asset Purchase Agreement (the “Asset Sale”). We are mailing this Information Statement to our Unit holders of record as of October 15, 2012 (the “Record Date”) on or about November 1, 2012.

Pursuant to Rule 14c-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the actions described herein will not become effective until twenty calendar days following the date on which we first mail the notice and this Information Statement to our Unit holders.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Company’s Units held of record by them and will reimburse these persons for their reasonable charges and expenses in connection therewith.

The Board of Directors of the Company has:

•

determined that it is fair to and in the best interests of the Company and its Unit holders, and declared it advisable, to enter into the Asset Purchase Agreement and to consummate the Asset Sale and other transactions contemplated thereby;

•	approved the execution, delivery and performance of the Asset Purchase Agreement, and the consummation of the Asset Sale and other transactions contemplated thereby; and

•	resolved to recommend the consent to the Asset Purchase Agreement, including the Asset Sale, by the Unit holders of the Company.

In order to obtain the approval of our Unit holders for the Asset Purchase Agreement, we could have convened a special meeting of Unit holders for the specific purpose of voting on the Asset Purchase Agreement.

Section 18-302(d) of the Delaware Limited Liability Company Act (“DLLCA”) provides that, however, unless otherwise provided in a company’s limited liability company agreement, any action that may be taken at any annual or special meeting of Unit holders may be taken without a meeting and without prior notice if a consent in writing setting forth the action taken is signed by the holders of outstanding Units having not less than the minimum number of votes that would be necessary to take such action. Our Operating Agreement is silent with respect to action by Unit holders by written consent and therefore such action by written consent is permissible. Accordingly, in lieu of holding a meeting, we elected to use the written consent of the holders of a majority of the Units to approve the Asset Purchase Agreement.

As of the close of business of the Record Date, we had 24,714,180 Units outstanding and entitled to vote on the Asset Purchase Agreement. Each Unit outstanding as of the close of business on the Record Date was entitled to one vote.

On the Record Date, we received written consents for the Asset Purchase Agreement from Unit holders who own an aggregate of 14,376,995 Units, representing over 58% of our outstanding Units. Therefore, no further Unit holder consent is required or is being solicited in connection with the approval of the Asset Purchase Agreement.

Our Unit holders are not entitled to appraisal or dissenters’ rights under Delaware law or the Company’s Certificate of Formation or Operating Agreement in connection with the Asset Sale.

By Order of the Board of Directors,

/s/ Scott A. Brittenham
Scott A. Brittenham
Chairman of the Board

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Asset Purchase Agreement, passed upon the fairness of the Asset Purchase Agreement or passed upon the adequacy or accuracy of the disclosures in this Information Statement or the accompanying notice. Any representation to the contrary is a criminal offense.

i

ii

ADVANCED BIOENERGY, LLC

8000 Norman Center Drive, Suite 610

Bloomington, MN 55437

INFORMATION STATEMENT

Action by Written Consent of Majority Unit Holders

SUMMARY TERM SHEET

This summary term sheet highlights selected information contained in this Information Statement relating to the Asset Sale and may not contain all the information that may be important to you regarding the transactions contemplated by the Asset Purchase Agreement.

To understand fully the terms of the Asset Purchase Agreement, we encourage you to carefully read this Information Statement, its annexes and the documents referred to or incorporated by reference in this Information Statement in their entirety. For a more complete description of the terms of the Asset Purchase Agreement and the details of the transaction with Buyer, please see “The Asset Purchase Agreement” in this Information Statement and the Asset Purchase Agreement itself, a copy of which is included as Annex A to this Information Statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See also “Where You Can Find Additional Information” beginning on page 43 of this Information Statement.

The Parties to the Asset Sale (page 16)

Advanced BioEnergy, LLC was formed in 2005 as a Delaware limited liability company. Its business consists of producing ethanol and co-products, including wet, modified and dried distillers grains, and corn oil. Its production operations are carried out primarily through its operating subsidiaries, ABE Fairmont, LLC, which owns and operates the Fairmont, Nebraska plant and ABE South Dakota, LLC, which owns and operates ethanol facilities in Aberdeen and Huron, South Dakota.

ABE Fairmont, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, operates an ethanol production facility located one mile south of the village of Fairmont, Nebraska on approximately 325 acres.

Flint Hills Resources, LLC, a Delaware limited liability company, is a wholly owned subsidiary of Koch Industries, Inc. Flint Hills Resources, through its subsidiaries, is a leading refining, biofuel and chemical company. Its subsidiaries market products such as gasoline, diesel fuel, jet fuel, ethanol, biodiesel, olefins, polymers and intermediate chemicals, as well as base oils and asphalt.

Flint Hills Resources Fairmont, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Flint Hills Resources, will be the buyer of the assets of Seller under the Asset Purchase Agreement.

Past Contacts, Transactions or Negotiations (page 17)

Other than as described under the section of this Information Statement titled “Background of the Asset Sale,” (i) neither we or our affiliates nor Seller or its affiliates, on the one hand, and Buyer or its affiliates, on the other hand, have had contacts, transactions, or negotiations during the past two years concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of securities, election of directors, or the sale or other transfer of a material amount of assets and (ii) there are no present or proposed material agreements, arrangements, understandings or relationships between our or Seller’s executive officers or directors, on the one hand, and Buyer’s executive officers or directors, on the other hand.

Reasons for the Asset Sale (page 17)

In reaching its decision to approve the Asset Sale, our Board consulted with management and financial and legal advisors. Our Board considered a number of material factors relating to the Asset Sale that the Board believed supported its decision. Our Board also considered and balanced against the potential benefits of the Asset Sale a number of risks and potentially adverse and other factors concerning the Asset Sale. After careful and due consideration, our Board concluded that overall, the risks, uncertainties, restrictions and potentially negative factors associated with the Asset Sale were outweighed by the potential benefits of the Asset Sale, including the price that we would receive.

Net Proceeds from the Asset Sale and Their Expected Use (page 19)

Pursuant to the Asset Purchase Agreement, cash consideration for the Asset Sale will consist of $160.0 million, payable in cash, plus Seller’s Inventory Value, as calculated in accordance with the Asset Purchase Agreement, for the finished products, raw materials, ingredients and certain other supplies located at Seller’s facility. The Inventory Value is currently estimated to be approximately $15.0 million. Of the total consideration paid by Buyer at Closing, $12.5 million will be held in escrow to secure the Seller’s and the Company’s indemnifications obligations to Buyer.

The Company and the Seller will use the proceeds from the transaction to repay the indebtedness of Seller estimated to be $44.8 million at the time of closing and to pay the transaction costs, estimated to be between $2.5 million and $3.5 million. After paying off Seller’s debt and the transaction costs, the Company intends to make a cash distribution to its Unit holders. The Company has not yet determined the amount of the cash distribution, but will make that decision following the closing of the Asset Sale, after considering the Company’s cash resources, its anticipated future working capital needs and obligations, other potential uses of the proceeds of the transaction, and applicable legal requirements.

Nature of our Business Following the Asset Sale (page 42)

After the closing of the Asset Sale, the Company will continue to own and operate three ethanol plants through its ABE South Dakota, LLC subsidiary. The Company operates a 44-million gallon per year ethanol facility and a 9-million gallon per year ethanol facility in Aberdeen, South Dakota and operates a 32-million gallon per year ethanol facility in Huron, South Dakota. We have attached as Annex D to this Information Statement pro forma financial statements showing a pro forma Balance Sheet as of June 30, 2012, and pro forma Consolidated Statements of Operations for the years ended September 30, 2011, 2010 and 2009 and the nine months ended June 30, 2012 and 2011. The unaudited pro forma condensed consolidated balance sheet reflects the effect of the Asset Sale, the repayment of Seller’s debt of $46.1 million (as of June 30, 2012) and the payment of estimated transaction costs of $2.7 million as if the transaction had occurred on June 30, 2012. The unaudited pro forma condensed consolidated statements of operations reflect the elimination of sales and expenses related to the ABE Fairmont operations.

Agreements Related to the Asset Purchase Agreement (page 19)

Escrow Agreement. At the Closing, the Company, Buyer and the Escrow Agent will enter into the Escrow Agreement pursuant to which $12.5 million cash from the sale proceeds will be placed into escrow with Wells Fargo Bank, National Association, as Escrow Agent, to secure our indemnification obligations under the Asset Purchase Agreement. On the 9-month anniversary of the Closing Date, the Escrow Agent will release that portion of the escrow amount to Seller, if any, so that the remaining balance in the escrow account is equal to $8.0 million plus the aggregate amount of any pending claims against the escrow account. The escrow account will terminate 18 months from the Closing Date, except to the extent that there are pending claims.

Agreement Regarding Rail Line Matters. The Company and Seller also entered into an Agreement Regarding Rail Line Matters with Buyer dated as of October 15, 2012, under which Seller agreed, among other things, to retain ownership of its rail lines, together with the underlying real property, until such time that Seller is able to obtain from the Surface Transportation Board (“STB”) abandonment of common carrier status for the privately owned rail lines that are located on the project. Under this agreement, Seller and Company will enter into a private industry track lease agreement with Buyer at closing that will allow Buyer to use these rail tracks until Buyer acquires ownership of the rail track parcels, which will be no later than 180 days after the STB issues its certification of abandonment of the common carrier status for the privately owned rail lines. This agreement also requires Seller to complete the acquisition from BNSF Railway of a one-mile portion of rail track located adjacent to the subject project pursuant to an option to purchase (that Seller exercised in early October 2012) under Seller’s existing Industry Track Lease Agreement with BNSF Railway.

Non-Competition and Non-Solicitation Agreement. At the Closing, the Company, Seller and Buyer will enter into a Non-Competition and Non-Solicitation Agreement under which the Company and Seller will be restricted from engaging in certain competitive activities within a 100-mile radius of Fairmont, Nebraska for two years from the date of the closing. In addition, for the one-year period following the date of closing, the Company and Seller will be further restricted from (i) soliciting and inducing (or attempting to solicit or induce) Buyer’s managers, employees, independent contractors and other representatives to discontinue relations with Buyer or hiring such persons, and (ii) soliciting, inducing (or attempting to solicit or induce) Buyer’s customers, independent contractors, distributors and other business relations to cancel business with Buyer or otherwise interfering with these Buyer relationships.

Unit Holder Approval Requirement (page 20)

We are organized under the laws of the State of Delaware. Under Section 5.7 of our Operating Agreement, the Board of Directors does not have the authority to dispose of all or substantially all of the Company’s assets, without the consent of holders of a majority of the Company’s Units of ownership interest. The Asset Sale may be deemed to constitute the sale of “substantially all” of our assets under applicable law. As a matter of good corporate governance, we obtained the approval of Unit holders representing a majority of our issued and outstanding Units consenting to the Asset Purchase Agreement and Asset Sale.

Action by Written Consent of the Unit Holders (page 20)

In connection with the execution of the Asset Purchase Agreement, all directors owning Units and their affiliated entities owning Units, which in the aggregate hold over 58% of the Company’s outstanding Units, executed an Action by Written Consent, dated October 15, 2012.

The directors owning units and their affiliated owners of Units each reviewed the terms of the Asset Purchase Agreement, the fairness opinion by the Company’s financial advisors, Greene Holcomb & Fisher (“GH&F”), and other information he or it believed necessary to make an informed decision, and each had the opportunity to consult with his or its own legal, tax and financial advisors regarding the consequences of the Asset Purchase Agreement, the Asset Sale, and the consummation of the transactions contemplated thereby.

Pursuant to the Action by Written Consent, the Company’s directors owning Units and their affiliated owners of Units each approved and adopted the Asset Purchase Agreement and the transactions and agreements contemplated thereby, including approval of the Asset Sale and the establishment of an escrow fund with the escrow agent pursuant to the terms of the Asset Purchase Agreement.

Effect of the Asset Sale on Unit Options and Interests of Our Directors and Named Executive Officers in the Asset Sale (page 20)

None of our directors or named executive officers is entitled to receive payments in connection with the Closing of the Asset Sale. The 2011 Employment Agreement of our Chief Executive Officer Richard R. Peterson provides for severance payments in certain circumstances, including certain terminations of employment following a “change of control” transaction involving the Company, which is defined in such a manner as to include the Asset Sale. Additionally, if Mr. Peterson’s employment is terminated by the Company without cause or by him for good reason within 24 months after a change in control, Mr. Peterson: (i) will receive enhanced severance benefits under his 2011 Employment Agreement; (ii) will have the right to receive 14,000 Units pursuant to a Change of Control Agreement; and (iii) all unvested options to purchase Units pursuant to a Unit Appreciation Right Agreement will become fully vested. The consummation of the Asset Sale will constitute a change in control of the Company within the meaning of these agreements. For additional information, see “Executive Compensation – Payments Upon Resignation, Retirement or Other Termination” beginning on page 11.

In addition, as set forth in the section “Security Ownership of Certain Beneficial Owners,” several of our directors and their affiliated entities own Units. If the Company makes a distribution after closing of the Asset Sale, these directors and their affiliated entities would receive distributions in the same manner and per Unit amount as all other Unit holders of the Company.

Fairness Opinion (page 21)

The Board of Directors retained GH&F to act as its financial advisor in connection with the Asset Sale. The Board of Directors selected GH&F based on its qualifications, expertise and reputation and its knowledge of the industries in which the Company conducts its business. GH&F, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, asset sales and other transactions.

On October 9, 2012, GH&F rendered its oral opinion, subsequently confirmed in writing, to the Board of Directors, which stated that, as of that date, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the consideration to be paid to the Company upon consummation of the Asset Sale is fair, from a financial point of view, to the Company.

Regulatory Matters (page 26)

The Asset Sale is subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Under the provisions of the HSR Act, the Asset Sale cannot be completed until the parties have made required notifications, given certain information and materials to the Federal Trade Commission and to the Antitrust Division of the United States Department of Justice and a required 30-day waiting period has expired or been terminated.

Federal and state laws and regulations also require that the Buyer obtain new licenses or permits from applicable governmental authorities in connection with the Asset Sale, including the U.S. Department of Treasury Alcohol and Tobacco Tax and Trade Bureau (formerly the Bureau of Alcohol, Tobacco and Firearms), the U.S. Environmental Protection Agency, the Federal Communications Commission, the Nebraska Department of Health and Human Services, the Nebraska Department of Environmental Quality and the Nebraska Public Service Commission.

Accounting Treatment of the Asset Sale (page 26)

Under United States of America generally accepted accounting principles (“GAAP”), we expect to reflect the results of operations of Seller’s business as discontinued operations. The anticipated gain on the sale, net of any applicable taxes, will be reflected in our financial statements commencing with the quarter during which the Closing occurs. Amounts held in escrow will be recognized as assets upon the closing.

Material United Stated Federal Income Tax Consequences (page 26)

We do not expect the closing of the Asset Purchase Agreement and consummation of the Asset Sale to affect the U.S. federal income tax rules applicable to an investment in the Company. Throughout the process of Asset Sale, the Company should continue to be treated as a partnership for federal income tax purposes. Material federal income tax consequences of the Asset Purchase Agreement and the Asset Sale are summarized in the section “Material United States Federal Income Tax Consequences,” at page 26.

The Asset Purchase Agreement (page 31)

Under the terms of the Asset Purchase Agreement, we, along with Seller, agreed to sell substantially all of the assets of ABE Fairmont’s ethanol and related distillers grains and non-food grade corn oil businesses to Buyer, subject to certain conditions.

The consideration for the sale of all of the assets of Seller will consist of the purchase price of $160.0 million, payable in cash, plus Seller’s Inventory Value, as calculated in accordance with the Asset Purchase Agreement, for the finished products, raw materials, ingredients and certain other supplies located at Seller’s facility, plus the assumption of certain post-transaction liabilities by the Buyer. The Inventory Value is currently estimated to be approximately $15.0 million. Of the total consideration paid by Buyer at Closing, $12.5 million will be held in escrow to secure the Seller’s and the Company’s indemnifications obligations to Buyer.

The Asset Purchase Agreement also contains indemnification provisions under which the Company and Seller have agreed to fully indemnify Buyer for losses as a result of a breach of any of the Fundamental Representations (as defined in the Asset Purchase Agreement), the representations and warranties of the Company and Seller with respect to certain tax matters, breaches of covenants, and in respect of liabilities that are not being assumed by the Buyer. With respect to losses as a result of a breach of any other representations and warranties constituting Nonfundamental Claims (as defined in the Asset Purchase Agreement), the Company and Seller will not be liable for indemnification unless and until the amount of losses related to Nonfundamental Claims exceeds $1.6 million, and then will be liable for all amounts above $1.6 million, limited to a maximum aggregate amount for all Nonfundamental Claims of $16.0 million.

QUESTIONS AND ANSWERS ABOUT THE ASSET SALE

Why am I receiving this Information Statement?

This Information Statement describes the transactions relating to the sale of substantially all the assets and the assumption of certain liabilities of ABE Fairmont, LLC, a wholly-owned subsidiary of the Company, and the approval of the Asset Purchase Agreement and Asset Sale by owners of a majority of our outstanding Units. Our Board of Directors is providing this Information Statement to you pursuant to Section 14(c) of Exchange Act solely to inform you of, and provide you with information about, the Asset Sale before it is consummated.

Who is entitled to receive this Information Statement?

Unit holders of record as of the close of business on October 15, 2012 are entitled to receive this Information Statement, which describes the actions that have been approved by the written consent of a majority of our Unit holders.

Am I being asked to vote on the Asset Purchase Agreement and Asset Sale?

No, we are not asking you to vote for approval of the Asset Sale or to provide your written consent to the Asset Purchase Agreement, because your vote or written consent is not required for approval. The Asset Purchase Agreement has already been approved by the written consent of Unit holders representing a majority of the Company’s outstanding Units.

Will there be a special meeting of Unit holders to consider and approve the Asset Purchase Agreement and Asset Sale?

No, we will not hold a special meeting of Unit holders to consider and approve the Asset Purchase Agreement or Asset Sale.

Does the Company expect to distribute any of the proceeds from the Asset Sale to Unit holders?

Yes. We expect to use a portion of the net proceeds of the Asset Sale to pay a special distribution to our Unit holders. The Company and the Seller will use the proceeds from the transaction to repay the indebtedness of Seller estimated to be $44.8 million at the time of closing and to pay the transaction costs estimated to be between $2.5 million and $3.5 million. After paying off Seller’s debt and the transaction costs, the Company intends to make a cash distribution to its Unit holders. The Company has not yet determined the amount of the cash distribution, but will make that decision following the closing of the Asset Sale, after considering the Company’s cash resources, its anticipated future working capital needs and obligations, other potential uses of the proceeds of the transaction, and applicable legal requirements.

How was the consideration for the Asset Sale determined?

The consideration for the Asset Sale was determined in arm’s length negotiations between the Company and the Buyer. Following extensive negotiations between the parties, Buyer agreed to pay $160.0 million in cash as a base purchase price plus the value of Seller’s inventory (estimated at $15.0 million) for substantially all the assets of Seller, including its finished products, raw materials, and ingredients inventory.

Is the closing of Asset Sale subject to the satisfaction of any conditions?

Yes. Before the Asset Sale may be consummated, certain closing conditions must be satisfied or waived. These conditions are described in this Information Statement in the section entitled “The Asset Purchase Agreement—Conditions to Closing.” If these conditions are not satisfied or waived, then the Asset Sale will not be consummated even though it has been approved by the Board and by written consent of a majority of the Unit holders.

When do you expect the Asset Sale to be consummated?

We intend to close the Asset Sale on the third business day following the satisfaction or waiver of the closing conditions or such other date as the parties may mutually determine, but not earlier than twenty days after the date this Information Statement and notice are first mailed to the Unit holders. The Company currently believes that the Asset Sale will close, and the Company will receive proceeds (excluding the escrow deposit) of approximately $160 million on or before December 31, 2012.

Will the Company continue operations after the Asset Sale?

Yes. After closing the Asset Sale, the Company will continue to own and operate its South Dakota ethanol plants. We have included pro forma financial statements showing the Company’s financial statements giving effect to the Asset Sale as Annex D to this Information Statement.

What are the material U.S. federal income tax consequences of the Asset Sale?

Because this Company is taxed as a partnership, the Unit holders will recognize income on the Asset Sale. The closing of the Asset Purchase Agreement and consummation of the Asset Sale should not affect the U.S. federal income tax rules applicable to an investment in the Company. Throughout the process of the Asset Sale, the Company should continue to be treated as a partnership for federal income tax purposes. Material federal income tax consequences of the Asset Purchase Agreement and the Asset Sale are summarized in the section “Material United States Federal Income Tax Consequences,” at page 26.

What should I do now?

No action by you is required.

Who can help answer my questions?

If you would like additional copies, without charge, of this Information Statement, or if you have questions about the Asset Sale or Asset Purchase Agreement, then you should contact us as follows:

Advanced BioEnergy, LLC

8000 Norman Center Drive, Suite 610

Bloomington, MN 55437

Attention: Corporate Secretary

(763) 226-2701

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of October 15, 2012, the ownership of Units by each Unit holder whom we know to own beneficially more than 5% of the outstanding Units, each director, each named officer and all executive officers and directors as a group. At the close of business on October 15, 2012 there were 24,714,180 Units issued and outstanding, each of which is entitled to one vote.

Unless otherwise indicated by footnote or under the “Description of 2009 Voting Agreement” below, the listed beneficial owner has sole voting power and investment power with respect to such Units, no director or executive officer has pledged as security any Units shown as beneficially owned, and the mailing address for each person listed in the table is 8000 Norman Center Drive, Suite 610, Bloomington, MN 55437.

Name of Beneficial Owner or Identity of Group	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Units
Non-Employee Directors:
Scott A. Brittenham	4,423,499	(1)	17.9%
Jonathan K. Henness	—		*
John E. Lovegrove	63,000	(2)	*
Joshua M. Nelson	—	(3)	*
Bryan A. Netsch	1,270,000	(4)	5.1%
Troy L. Otte	103,872		*
Bruce L. Rastetter	—	(3)	34.4%

Named Executive Officers:
Richard R. Peterson	11,400		*

Executive officers and directors as a group (8 persons)	14,376,995		58.2%

More than 5% Owners:
South Dakota Wheat Growers Association 110 6th Avenue SE Aberdeen, SD 57402	1,271,452		5.1%

Clean Energy Capital, LLC (f/k/a Ethanol Capital Management, LLC) 5151 E. Broadway, Suite 510 Tucson, AZ 85711	4,423,499	(1)	17.9%

Hawkeye Energy Holdings, LLC 224 S. Belle Ave Ames, IA 50010	8,505,224	(3)	34.4%

Bryan A. Netsch 1001 Cross Timbers Road, Suite 2090 Flower Mound, TX 75028	1,270,000	(4)	5.1%

**	Less than 1%
(1)	Includes: 2,750,000 Units issued to Ethanol Investment Partners, LLC (“EIP”) pursuant to a Settlement Agreement and Release dated October 16, 2008 entered into by and between the Company, Clean Energy Capital, LLC (f/k/a Ethanol Capital Management, LLC) (“CEC”), and EIP, in connection with the conversion of two convertible notes issued to EIP;

500,000 Units directly owned by Tennessee Ethanol Partners, L.P. (“TEP”), of which CEC serves as the general partner and investment advisor and has voting and dispositive power. Mr. Brittenham and CEC disclaim beneficial ownership of these Units, except to the extent of their pecuniary interests therein. These 500,000 Units are pledged as security for a loan from CEC to TEP;

475,462 Units directly owned by Ethanol Capital Partners, L.P. Series T (“ECP Series T”), of which CEC is the general partner and investment advisor to and has sole voting and dispositive power over its assets. Mr. Brittenham and CEC disclaim beneficial ownership of these Units, except to the extent of their pecuniary interest therein;

318,420 Units directly owned by Ethanol Capital Partners, L.P. Series R (“ECP Series R”), of which CEC is the general partner and investment advisor to and has sole voting and dispositive power over its assets. Mr. Brittenham and CEC disclaim beneficial ownership of these Units, except to the extent of their pecuniary interest therein; and

379,617 Units directly owned by Ethanol Capital Partners, L.P. Series V (“ECP Series V”), of which CEC is the general partner and investment advisor and has sole voting and dispositive power over its assets. Mr. Brittenham and CEC disclaim beneficial ownership of these Units, except to the extent of their pecuniary interest therein.

CEC is the sole manager of EIP. The LLC members in EIP consist of the following: Ethanol Capital Partners, L.P. Series E, Ethanol Capital Partners, L.P. Series H, Ethanol Capital Partners, L.P. Series I, Ethanol Capital Partners, L.P. Series J, Ethanol Capital Partners, L.P. Series L, Ethanol Capital Partners, L.P. Series M, Ethanol Capital Partners, L.P. Series N, Ethanol Capital Partners, L.P. Series O, Ethanol Capital Partners, L.P. Series P, Ethanol Capital Partners, L.P. Series Q and Ethanol Capital Partners, L.P. Series S (collectively, the “LLC Members”). CEC is the general partner of and investment advisor to each LLC Member and has voting and dispositive power over each LLC Member’s assets.

ECP Series E, H, I, J, L, M, N, O, P, Q and S own membership interests in EIP. The percentage ownership of each LLC Member in EIP is as follows: ECP Series E owns 21.50%; ECP Series H owns 8.23%; ECP Series I owns 9.06%; ECP Series J owns 3.98%; ECP Series L owns 4.18%; ECP Series M owns 2.86%; ECP Series N owns 14.11%; ECP Series O owns 9.39%; ECP Series P owns 9.38%; ECP Series Q owns 13.87%; and ECP Series S owns 3.43% (ownership percentages may not add to 100% due to rounding).

TEP, ECP Series T, ECP Series R and ECP Series V are distinct stand-alone entities which own their respective Units in the Company directly and not through affiliated entities (as EIP beneficially owns its Units).

All the Units held by each of EIP, Ethanol Capital Partners, LP — Series R, Ethanol Capital Partners, LP — Series T, Ethanol Capital Partners, LP — Series V, and Tennessee Ethanol Partners, LP are pledged as security for a loan from the Company to each of these Unit holders.

(2)	Includes Units owned jointly with Mr. Lovegrove’s spouse.
(3)	Excludes 8,505,224 Units owned by Hawkeye Energy of which Messrs. Nelson and Rastetter are on the board of managers. Mr. Nelson and Mr. Rastetter each disclaim beneficial ownership of these Units, except to the extent of his respective pecuniary interest therein.
(4)	Includes 692,000 Units owned by Netsch Limited Partnership, 80,000 Units owned by Lucas D. Netsch, 80,000 Units owned by Marcus T. Netsch, 10,000 Units owned by Newell P. Netsch Family LP, 80,000 Units owned by Nicolas B. Netsch, 80,000 Units owned by Thomas M. Netsch, 62,000 Units owned by Marcus T. Netsch Trust, 62,000 Units owned by Nicolas B. Netsch Trust, 62,000 Units owned by Thomas M. Netsch Trust, and 62,000 Units owned by Lucas D. Netsch Trust. Mr. Netsch disclaims beneficial ownership of the Units held in the trusts, and shares voting and investment power with respect to these Units.

Description of 2009 Voting Agreement

In August 2009, Hawkeye Energy, entities associated with CEC, South Dakota Wheat Growers Association and certain directors entered into a voting agreement (the “2009 Voting Agreement”) in conjunction with the issuance and sale of our Units in a private equity offering. The number of Units owned by each party to the 2009 Voting Agreement is set forth in the table below.

The 2009 Voting Agreement requires each of the parties thereto to (i) nominate for election to the Board the following persons listed below (the “Designees”), (ii) recommend to the Unit holders of the Company the Designees, and (iii) vote (or act by written consent) all Units beneficially owned by that party at any meeting of our Unit holders in favor of the Designees. The Designees include:

•	two representatives designated by Hawkeye Energy — Joshua M. Nelson and Bruce L. Rastetter are currently designated by Hawkeye Energy for this purpose;

•	two representatives designated by CEC — Scott A. Brittenham and Jonathan K. Henness are currently designated by CEC for this purpose; and

•	the Chief Executive Officer of the Company (the “CEO Board Member”) — Richard R. Peterson is currently designated for this purpose.

The 2009 Voting Agreement also requires that each party thereto not take any action that would result in the removal of any of the Designees without the consent of Hawkeye Energy, CEC and the CEO Board Member. Each of the parties to the 2009 Voting Agreement granted to Hawkeye Energy and CEC an irrevocable proxy coupled with an interest to vote such party’s Units in accordance with the terms of the 2009 Voting Agreement.

For purposes of Section 13(d) of the Securities Exchange Act of 1934, a total of 14,378,447 Units may be deemed to be beneficially owned by virtue of the 2009 Voting Agreement, representing approximately 58.2% of our outstanding Units. The number of such Units held by each party to the 2009 Voting Agreement is as follows:

Name	Units Owned (#)
John E. Lovegrove	63,000
Ethanol Investment Partners, LLC	2,750,000	(1)
Tennessee Ethanol Partners, L.P.	500,000	(1)
Ethanol Capital Partners L.P., Series T	475,462	(1)
Ethanol Capital Partners L.P., Series R	318,420	(1)
Ethanol Capital Partners L.P., Series V	379,617	(1)
Troy L. Otte	103,872
Richard R. Peterson	11,400
South Dakota Wheat Growers Association	1,271,452
Hawkeye Energy Holdings, LLC	8,505,224	(2)

Total	14,378,447

(1)	Scott A. Brittenham serves as the Managing Member, President and Chief Executive Officer and Jonathan Henness serves as the Chief Financial Officer and Executive Vice President Finance and Research of CEC, which is the sole manager of EIP and an affiliate of TEP and Ethanol Capital Partners, L.P. Series T, R and V.
(2)	Bruce L. Rastetter and Joshua M. Nelson are members of the board of managers of Hawkeye Energy.

Warrant Outstanding

In addition to the 24,714,180 Units currently outstanding, in October 2009, the Company issued to PJC Capital LLC, a warrant to purchase 532,671 Units of the Company. This warrant has an exercise price of $1.50 per Unit and expires in October 2014. The Company anticipates that this warrant will be exercised prior to the closing of the Asset Sale and any subsequent distribution.

EXECUTIVE COMPENSATION

Payments Upon Resignation, Retirement or Other Termination

The Company has entered into the following agreements with Richard R. Peterson, the Company’s Chief Executive Officer, which provide for severance payments and issuance and accelerated vesting of Units in certain circumstances, including circumstances in which Mr. Peterson’s employment is terminated by the Company without cause, or by Mr. Peterson for “good reason” within two years of a change in control: (i) Change of Control Agreement dated July 31, 2007; (ii) Second Amended and Restated Employment Agreement dated May 11, 2011; and (iii) Award Agreement for Unit Appreciation Right dated May 11, 2011.

Change of Control Agreement

On July 31, 2007, the Board granted Mr. Peterson the right to receive 14,000 Units in connection with a change in control of the Company, subject to the terms and conditions included in the Change in Control Agreement. If a change in control occurs and Mr. Peterson’s employment with the Company or its successor is terminated by the Company or its successor without “cause” (as defined below) during a period beginning the earlier of (a) the date the Company signs a definitive agreement governing the change in control transaction and (b) 60 days prior to a change in control of the Company, then Mr. Peterson is entitled to have 14,000 Units issued to him immediately but in no event later than 90 days after termination. The Compensation Committee of the Company may, in its sole discretion, elect to pay to Mr. Peterson, in lieu of the issuance of the Units described above, cash in an amount equal to the fair market value, as of the time of the change in control, of the 14,000 Units. Payment of this amount will be made at the same time as the issuance of the Units would otherwise have occurred.

2011 Employment Agreement

Under the Second Amended and Restated Employment Agreement dated May 11, 2011, if Mr. Peterson’s employment is terminated by the Company without “cause” (as defined below) or by Mr. Peterson for “good reason” (as defined below), Mr. Peterson will receive certain severance payments and benefits, including (i) an amount equal to 52 weeks of his weekly base salary at the time of termination of employment, paid in installments in accordance with our regular payroll practices; (ii) a payment equal to the pro rata portion of any annual cash performance bonus that would have been payable to Mr. Peterson during the fiscal year in which the termination occurs; and (iii) health, dental, disability and life insurance benefits for Mr. Peterson and his dependents for a 12-month period, to the extent that such benefits were in effect at termination, unless Mr. Peterson obtains such coverage through any other employer. In addition, if Mr. Peterson’s employment terminates for the reasons described above in connection with or within two years after a change in control, he will receive an additional 52 weeks of base salary.

Unit Appreciation Right Agreement

On May 11, 2011, the Compensation Committee granted Mr. Peterson an option to purchase up to 150,000 Units at various prices, along with a right, under certain circumstances, to exchange the option for a cash payment equal to the appreciation on the value of the Units over the exercise price (collectively the “Award”). Mr. Peterson has the right to purchase up to:

•	50,000 Units at $1.50 per Unit (Tranche 1);

•	50,000 Units at $3.00 per Unit (Tranche 2); and

•	50,000 Units at $4.50 per Unit (Tranche 3).

Each Tranche will vest at a rate of 10,000 Units (30,000 Units total) each year if Mr. Peterson remains employed on May 11 of each year between 2012 through 2016. As of October 15, 2012, 30,000 Units had vested, 10,000 from each Tranche.

If the Company experiences a change in control, the Award becomes fully vested and exercisable only as an Unit Appreciation Right (“UAR”) if (a) the Company is not the surviving entity and (b) the surviving entity does not assume or replace the Award; alternatively, the Award immediately becomes fully vested and exercisable as either an option or a UAR if (c) the Company is the surviving entity and (d) within two years after the change in control, Mr. Peterson is terminated by the Company without cause or he resigns for good reason (as defined below).

Prior to a change in control of the Company and prior to the Units becoming tradable on a national securities exchange, Mr. Peterson (or his heirs in the event of death) may only exercise the option as to any vested Units during the 3-month period following termination of employment for any other reason other than cause.

In the event of a change in control of the Company, Mr. Peterson may, for 30 days beginning on the date of the change in control, exercise the Unit appreciation right granted to him in connection with the option and receive cash equal to the appreciation on the number of Units then vested under the option in excess of the exercise price, less required tax withholding, except that the Company may substitute property received by the Unit holders for cash, and may delay payment of a portion of the appreciation until such time as the Unit holders are paid any deferred purchase price for their Units.

In the event the Units of the Company become tradable on a national securities exchange, Mr. Peterson may thereafter, at any time during his employment and for the period following his employment described above, exercise the Unit appreciation right and receive a cash payment equal to the appreciation on the number of Units then vested over the exercise price, less required tax withholding. Any Units exercised under the Unit appreciation right or the option reduce the number of Units remaining available under the option.

Mr. Peterson may exercise the Award, to the extent vested, by giving notice to the Company and paying the applicable withholding taxes and aggregate exercise price for the options exercised, if applicable. Mr. Peterson may turn back Units necessary to pay his tax withholding obligations resulting from the exercise. Any Units exercised under the UAR or the option reduce the number of available Units remaining under the Award.

To the extent not exercised, the option and Unit appreciation rights expire on May 10, 2021, (the tenth anniversary of the date of grant) or on the earliest of (i) the 90th day following termination of employment other than for Cause, (ii) the first anniversary of termination of employment as a result of death or disability, or (iii) 30 days following a change in control if the Company is not the surviving entity.

Defined Terms

For purposes of the agreements referenced above:

•

“change in control” is generally defined as: (i) the acquisition by any individual, entity or group of beneficial ownership of 30% or more of our then-outstanding Units; (ii) certain changes in the composition of our Board; (iii) consummation of a reorganization, merger, consolidation or statutory exchange of our Units; or (iv) consummation of a sale or other disposition of all or a substantial portion of our assets. Each of these transactions is subject to certain exceptions, including circumstances under which a change of control transaction is caused by a group, acting in concert, that includes Mr. Peterson.

•

“cause” is generally defined to include: (i) acts of dishonesty intended to result in personal gain or enrichment at the expense of the Company or its affiliates; (ii) unlawful conduct or gross misconduct that is publically detrimental to the reputation or goodwill of the Company; (iii) conviction for, or entry of a no contest or nolo contendere plea to, a felony; (iv) willful and deliberate breach of fiduciary obligations; (v) persistent failure to perform material duties or to meet reasonable performance objectives; or (vi) a material breach of the applicable agreement by the individual.

•

“good reason” is generally defined to include: (i) material breach of the applicable agreement by the Company; (ii) a material reduction in the individual’s duties, responsibilities or authority; (iii) failure to pay or reduction in base salary or bonus; (iv) a material reduction in the duties, responsibilities, or authority of the person to whom the individual reports; (v) a failure by the Company to assign a successor to assume and be bound by the applicable agreement; and (vi) requiring the individual to be based more than 50 miles from Minneapolis, Minnesota.

•

“fair market value” of a Unit means the fair market value of a Unit as determined in good faith by the Company’s Compensation Committee, which will be equal to the fair market value of the consideration to be received per Unit by the members of the Company or paid by the acquirer in connection with a change in control that involves payment of consideration on a per Unit basis.

•

“disability” means Mr. Peterson’s inability to perform on a full-time basis the duties and responsibilities of his employment with the Company by reason of illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 90 days or for more than 90 complete days during any 12-month period.

Summary of Golden Parachute Compensation

The following table sets forth the amounts of compensation that Mr. Peterson, our only named executive officer who was currently serving at the end of the last fiscal year, may be entitled to receive based on or otherwise related to the Asset Sale. These amounts have been calculated assuming that the Asset Sale is consummated on November 30, 2012, and assuming that Mr. Peterson experiences a qualifying termination of employment in connection with the change in control as of November 30, 2012. A qualifying termination will occur if: (i) Mr. Peterson is terminated by the Company for any reason, other than for “cause,” or (ii) Mr. Peterson resigns for “good reason,” within 24 months after a “change in control” transaction.

Golden Parachute Compensation

Name	Cash ($)		Equity ($)	Pension/ NQDC ($)	Perquisites/ Benefits ($) (6)	Tax Reimbursement ($)	Other ($)	Total ($)
Richard R. Peterson (1)	$302,575	(3)	—	—	$15,495	—	—	$318,070
Richard R. Peterson (2)	$587,575	(4)	$411,000	—	$15,495	—	—	$1,014,070

(1)	Represents compensation following termination by the Company for any reason, other than for “cause,” or resignation by Mr. Peterson for “good reason.”
(2)	Represents compensation following (i) termination by the Company for any reason, other than for “cause,” or (ii) resignation by Mr. Peterson for “good reason,” within 24 months of a “change in control” transaction.
(3)	Includes one year annual salary and pro rata target bonus of $17,575 which is calculated at 37% of annual salary, prorated for two months.
(4)	Includes two years annual salary and pro rata target bonus of $17,575.
(5)	Represents (i) accelerated vesting upon a change in control event of 120,000 Units at an average exercise price of $3.00 per Unit and using a fair market value of $5.25 per Unit; and (ii) issuance of 14,000 Units upon a change in control event using a fair market value of $5.25 per Unit. The fair market value of $5.25 per Unit price is included in this Information Statement only for purposes of showing potential compensation as described in this table and does not necessarily represent the value of the Company’s Units after the closing of the Asset Sale. Also includes 30,000 units that are currently vested, but only become exercisable after a change in control event.
(6)	Includes one year of medical, dental and life insurance premiums for Mr. Peterson and his beneficiaries.

BACKGROUND OF THE ASSET SALE

On May 25, 2012, the Company received an unsolicited indication of interest from Party A to acquire the Company’s ethanol production facility in Fairmont, Nebraska. Party A’s proposal did not include the Company’s facilities in Aberdeen or Huron, South Dakota. Party A is not affiliated with the Buyer.

The Company’s Chairman Scott Brittenham distributed the May 25, 2012 letter to the full Board of Directors, and on May 30, 2012 the Board of Directors reviewed and discussed the letter. The Board decided to engage an investment banking firm to advise the Board in analyzing the May 25, 2012 letter and the Board instructed the Company’s Chief Executive Officer Richard R. Peterson to obtain proposals from investment bankers. Subsequent to the May 30, 2012 Board meeting, Mr. Peterson contacted three investment banking firms.

At a June 26, 2012 Special Board Meeting, the Board authorized the Company’s management to engage GH&F to act as its financial advisor in connection with a possible sale of the Fairmont plant, including soliciting proposals for the ABE South Dakota plants to determine if including these plants as part of a possible Fairmont transaction would yield a higher return for the Company’s Unit holders.

On June 29, 2012, the Board by written action established a Special M&A Committee (“Special Committee”) consisting of directors Scott Brittenham, Joshua Nelson, Troy Otte and Richard Peterson to facilitate the Board process of analyzing the Party A indication of interest. The Board authorized the Special Committee to work with management to finalize the agreement with GH&F, and engage GH&F to perform such additional analysis and undertake additional tasks as the Special Committee and GH&F determined appropriate, including:

(i) performing an analysis of the Fairmont plant, as well as the Company’s South Dakota plants:

(ii) making initial contacts with potential purchasers approved by the Company and assisting the Company in analyzing all purchase proposals received; and

(iii) assisting in negotiations with potential purchasers as requested by the Company.

The Board also authorized the Special Committee to enter into a term sheet or letter of intent with a potential buyer, or buyers if more than one Company asset was to be sold, and to grant that potential buyer or buyers appropriate exclusive periods to perform due diligence. In creating the Special Committee, the Board did not commit to selling the assets of ABE Fairmont but wanted to explore the potential value of a sale of the ABE Fairmont assets compared to continuing to operate that plant.

On July 3, 2012, the Company and GH&F executed an engagement agreement.

From June 28, 2012 to July 9, 2012, GH&F and the Company’s management prepared an executive summary for GH&F to distribute to interested parties.

On or around July 9, 2012, the Company’s Chief Executive Officer Richard P. Peterson contacted FHR to indicate that the Company was engaging in a process to potentially sell the ABE Fairmont plant. Mr. Peterson advised FHR that ABE had received an unsolicited offer and had engaged an investment banking firm in the process. Mr. Peterson instructed FHR to contact GH&F if it was interested in purchasing the Fairmont plant. Shortly thereafter, FHR initiated contact with GH&F.

In addition, beginning on July 9, 2012, GH&F contacted eight additional potential buyers for the Company’s Fairmont and South Dakota plants. Of the total potential buyers contacted, seven parties, including Party A and FHR, entered into a confidentiality agreement and received certain confidential information from the Company.

On July 18, 2012, the Company opened an electronic data room for interested parties.

On July 31, 2012, Party A visited the Company’s Fairmont plant. On August 17, 2012, GH&F received a revised non-binding indication of interest from Party A to acquire the Fairmont plant.

On August 21, 2012 GH&F received a non-binding indication of interest from FHR to acquire the Fairmont plant. The Company subsequently provided FHR access to the on-line data room to facilitate due diligence. On August 28, 2012, FHR visited the Fairmont plant.

At the request of the Board of Directors and the Special Committee, Company counsel then prepared a form of Asset Purchase Agreement and the Company made it available to each of Party A and FHR through the data room. At the direction of the Board of Directors and Special Committee, GH&F requested Party A and FHR to submit a final proposal and a marked-up Asset Purchase Agreement to the Company and GH&F on September 12, 2012.

Party A and FHR each submitted a final bid, together with a marked up Asset Purchase Agreement on September 12, 2012. Party A submitted its bid electronically. FHR requested a meeting with the Company and Company counsel on September 12, 2012 and presented its offer in person with FHR counsel present.

FHR’s initial proposal included a base price of $155 million for property, plant and equipment, plus the value of inventory, which was estimated to be $16 million (and later was revised to $15.0 million), with an escrow of $16.0 million or 10% of the base purchase price. Subsequent to FHR’s meeting with the Company, FHR representatives met separately and shortly thereafter FHR contacted Mr. Peterson with a verbal indication of its willingness to increase its offer by an additional $5.0 million. Later that evening, FHR resubmitted its written proposal to increase its proposed base bid to $160.0 million.

Party A’s proposal was lower than the FHR proposal.

In a Board meeting on September 13, 2012, the Company’s Board of Directors received a report from the Special Committee on the two offers. During its discussions with the Special Committee and representatives of GH&F, the board directed the Special Committee and GH&F to go back to FHR to attempt to obtain a higher price and negotiate other provisions of the Asset Purchase Agreement.

At the direction of the Board of Directors, GH&F advised Party A that its bid was lower than that of another bidder. Party A subsequently indicated to GH&F that it would raise its bid. However Party A’s revised bid was still lower than the FHR bid, and the Special Committee and the Board also considered Party A’s less-certain financing for a transaction as a factor weighing against further discussion with Party A.

FHR advised the Special Committee and GH&F that its price of $160 million was the highest dollar value it would pay, but FHR agreed to negotiate other provisions of the Asset Purchase Agreement, including provisions related to escrow, which was lowered to $12.5 million or 7.8% of the base purchase price. FHR advised the Company and its counsel that it required Unit holder approval at the time of signing and was not willing to enter a transaction without concurrent approval.

The Board met again on September 14, 2012, and the Special Committee and GH&F reported the FHR response. After detailed discussion, the Board of Directors authorized management to move toward the negotiation and execution of a definitive Asset Purchase Agreement with FHR, subject to final Board review and approval.

On September 18 and 19, 2012, representatives from the Company and FHR and their respective counsel met in Minneapolis to negotiate the terms of the Asset Purchase Agreement. On September 20 and 21, 2012, FHR representatives visited the Fairmont plant for due diligence matters.

During the period from September 20, 2012 to October 14, 2012, the Company and FHR, and their respective counsel continued to negotiate and finalize the terms of the Asset Purchase Agreement and related documents.

On October 9, 2012, the ABE Board and the Board of ABE Fairmont, met to review and approve the transaction and authorized management to execute the Asset Purchase Agreement. At the meeting GH&F delivered its opinion to the Board to the effect that, as of October 9, 2012, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the consideration to be paid to the Company upon consummation of the Asset Sale is fair, from a financial point of view, to the Company.

On October 15, 2012, FHR and Koch Industries formally approved the Asset Purchase Agreement.

On October 15, 2012, the parties executed the Asset Purchase Agreement and the applicable Unit holders delivered their consents.

On October 16, 2012, management of the Company and representatives of FHR met with employees at the Fairmont plant and the Company and FHR issued a joint press release announcing the entry into the Asset Purchase Agreement.

THE ASSET SALE

The following summary contains selected information from this Information Statement and describes material terms of the Asset Sale, but may not contain all of the information that is important to you regarding the transactions contemplated by the Asset Purchase Agreement.

To understand fully the terms of the Asset Sale, you should read this Information Statement completely. For a more complete description of the terms of the Asset Purchase Agreement and the details of the transaction with Buyer, please see “The Asset Purchase Agreement” in this Information Statement and the Asset Purchase Agreement itself, a copy of which is included as Annex A to this Information Statement.

The Parties to the Asset Purchase Agreement

Advanced BioEnergy, LLC was formed in 2005 as a Delaware limited liability company. Its business consists of producing ethanol and co-products, including wet, modified and dried distillers grains (“DDGs”), and corn oil. Its production operations are carried out primarily through its operating subsidiaries, ABE Fairmont, LLC, which owns and operates the Fairmont, Nebraska plant and ABE South Dakota, LLC, which owns and operates ethanol facilities in Aberdeen and Huron, South Dakota.

ABE Fairmont, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company, operates an ethanol production facility located one mile south of the village of Fairmont, Nebraska on approximately 325 acres. The natural gas-powered plant, which commenced operations in 2007, has an annual capacity of 110 million gallons of ethanol, which is sold to petroleum marketers in Nebraska and across the nation. As a co-product of ethanol production, the plant produces 320,000 tons of DDGs each year. DDGs are a high-value livestock feed that is sold to producers in the region or shipped in trains to other markets. The plant has access to a Burlington Northern Santa Fe rail line that is used to ship trains of ethanol and DDGs.

Flint Hills Resources, LLC, a Delaware limited liability company, is a wholly owned subsidiary of Koch Industries, Inc. Flint Hills Resources, through its subsidiaries, is a leading refining, biofuel and chemical company. Its subsidiaries market products such as gasoline, diesel fuel, jet fuel, ethanol, biodiesel, olefins, polymers and intermediate chemicals, as well as base oils and asphalt. Flint Hills Resources operates ethanol plants in Fairbank, Iowa Falls, Menlo and Shell Rock, Iowa; and a regional office in Ames. The plants have a combined annual capacity of 435 million gallons of ethanol. Flint Hills Resources, a leading producer of transportation fuels in the Midwest, is the largest purchaser of ethanol in Minnesota, where it has utilized ethanol and other biofuels in its fuel distribution system since the mid-1990’s. The company also has made equity investments in bioenergy companies, and operates a biodiesel plant near Fort Worth, Texas. Flint Hills Resources operates refineries in Alaska (North Pole), Minnesota (Rosemount) and Texas (Corpus Christi East and West) with a combined crude oil processing capacity of more than 800,000 barrels of crude oil per day.

Flint Hills Resources Fairmont, LLC, a Delaware limited liability company and a wholly owned subsidiary of Flint Hills Resources, will be the buyer of the assets of Seller under the Asset Purchase Agreement.

Past Contacts, Transactions or Negotiations

Other than as described under “Background of the Asset Sale” above, (i) neither we or our affiliates nor Seller or its affiliates, on the one hand, and Buyer or its affiliates, on the other hand, have had contacts, transactions, or negotiations during the past two years concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of securities, election of directors, or the sale or other transfer of a material amount of assets and (ii) there are no present or proposed material agreements, arrangements, understandings or relationships between our or Seller’s executive officers or directors, on the one hand, and Buyer’s executive officers or directors, on the other hand.

Reasons for the Asset Sale Transaction

In reaching its decision to approve the Asset Sale, our Board consulted with management and financial and legal advisors. Our Board considered a number of material factors relating to the Asset Sale, many of which the Board believed supported its decision, including:

•

The Board’s knowledge of, and presentations by management and financial advisors regarding, Seller’s business operations, financial condition, earnings and business prospects, as well as the risks involved in achieving these prospects;

•	The challenges facing the Company given the current high level of commodity prices, as well as the fact that the Company reported a loss in the quarter ended June 30, 2012;

•	The Company’s current and historical financial conditions and results of operations and management’s future projections, and the risk of uncertainties involved in achieving these projections;

•	The experience, background, and knowledge of the Company’s Board members in understanding the current market for the sale of ethanol plants and the attractiveness of the price being offered by Buyer;

•

The purchase price proposed by Buyer, which reflected extensive negotiations between the parties and represented the highest price the Company had received, and that the Board believes could receive, from Buyer, or any other party, for the Fairmont plant;

•	The fact that an all-cash price would facilitate any potential distributions to the Company’s Unit holders;

•

The business reputation of Buyer and its management, the substantial financial resources of Buyer, and Buyer’s expressed desire to complete a transaction promptly, which the Board believed supported the conclusion that a transaction with Buyer could be completed in a timely manner;

•	The terms of the Asset Purchase Agreement as reviewed by the Board with its legal counsel, including consideration of several specific provisions in the Asset Purchase Agreement including:

•	the definition of “material adverse effect”;

•	the limited conditions to Buyer’s obligation to complete the Asset Sale, including the absence of a financing condition;

•	the limited ability of Buyer to terminate the Asset Purchase Agreement; and

•	the provisions related to employee benefits in the Asset Purchase Agreement;

•	The likelihood of the Asset Purchase Agreement being approved by the appropriate regulatory authorities; and

•

The opinion of GH&F of October 9, 2012, delivered to the Board to the effect that, as of October 9, 2012, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the consideration to be paid to the Company upon consummation of the Asset Sale is fair, from a financial point of view, to the Company.

Our Board also considered and balanced against the potential benefits of the Asset Sale a number of risks and potentially adverse and other factors concerning the Asset Sale, including the following:

•

The fact that the Company had not publicly announced it was seeking offers and the risk that other parties that were not contacted may be interested in a transaction with Seller, but the Asset Purchase Agreement prevents the Company from soliciting, facilitating any inquires or accepting any other offers for an alternative transaction;

•	The fact that the Company would recognize a gain in connection with the transaction and this would result in the allocation of taxable income to the Unit holders;

•

The risks and costs to the Company if the Asset Sale does not close, including the diversion of management and employee retention, potential employee attrition, and the potential effect on business and customer relationships;

•

The restrictions on the conduct of the Company’s business prior to closing of the Asset Sale, requiring it to conduct its business subject to specific limitations that may delay or prevent it from undertaking business opportunities that might arise pending closing of the Asset Sale;

•

The fact that the Asset Sale will be subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), which could delay or prevent the consummation of the Asset Sale, despite our efforts to negotiate terms and conditions in the Asset Purchase Agreement that optimize the likelihood that all required approvals will be obtained; and

•	The fact that a portion of the purchase price otherwise payable to the Company will be held in escrow for at least 18 months and may not be paid out to the Company at all.

After careful and due consideration, our Board concluded that overall, the risks, uncertainties, restrictions and potentially negative factors associated with the Asset Sale were outweighed by the potential benefits of the Asset Sale, and that many of these risks could be managed or mitigated prior to the Closing or were unlikely to have a material adverse effect on the Company. The Board unanimously approved the Asset Sale.

The foregoing information and factors considered by our Board are not intended to be exhaustive. In view of the variety of factors and the amount of information considered, our Board did not find it practicable to, and did not quantify, rank or otherwise assign relative weights to the specific factors it considered in approving the Asset Sale. In addition, individual members of our Board may have given different weights to different factors. Our Board considered all of these factors as a whole, and overall considered them to be favorable and to support its determination.

Net Proceeds from the Asset Sale and Their Expected Use

Pursuant to the Asset Purchase Agreement, cash consideration for the Asset Sale will consist of $160.0 million, payable in cash, plus Seller’s Inventory Value, as calculated in accordance with the Asset Purchase Agreement, for the finished products, raw materials, ingredients and certain other supplies located at Seller’s facility. We currently estimate the Inventory Value to be approximately $15.0 million. Of the total consideration paid by Buyer at Closing, $12.5 million will be held in escrow to secure the Seller’s and the Company’s indemnification obligations to Buyer. On the 9-month anniversary of the Closing Date, a portion of the escrow amount will be released to Seller, so that the remaining balance in the escrow account is equal to $8.0 million plus the aggregate amount of any pending claims against the escrow account. The escrow account will terminate 18 months from the Closing Date, except to the extent that there are pending claims.

The Company and the Seller will use the proceeds from the transaction to repay the indebtedness of Seller and pay the transaction costs. After paying off Seller’s debt and the transaction costs, the Company intends to make a cash distribution to its Unit holders. The Company has not yet determined the amount of the cash distribution, but will make that decision following the closing of the Asset Sale, after considering the Company’s cash resources, its anticipated future working capital needs and obligations, other potential uses of the proceeds of the transaction, and applicable legal requirements.

Agreements Related to the Asset Purchase Agreement

Agreement Regarding Rail Line Matters.

The Company and Seller also entered into an Agreement Regarding Rail Line Matters with Buyer dated as of October 15, 2012, under which Seller agreed, among other things, to retain ownership of its rail lines, together with the underlying real property, located on the project land until Seller obtains from the Surface Transportation Board (“STB”) abandonment of common carrier status for the privately owned rail lines that are located on the project. Under this agreement, Seller and Company will enter into a private industry track lease agreement with Buyer at closing that will allow Buyer to use these rail tracks until Buyer acquires ownership of the rail track parcels, which will be no later than 180 days after the STB issues its certification of abandonment of the common carrier status for the privately owned rail lines. This agreement also requires Seller to complete the acquisition from BNSF Railway of a one-mile portion of rail track located adjacent to the subject project pursuant to an option to purchase (that Seller exercised in early October 2012) under Seller’s existing Industry Track Lease Agreement with BNSF Railway.

Escrow Agreement

At the Closing, the Company, Buyer and Wells Fargo Bank, National Association, as Escrow Agent, will enter into the Escrow Agreement pursuant to which $12.5 million will be placed into escrow to secure our indemnification obligations under the Asset Purchase Agreement. On the 9-month anniversary of the Closing Date, the Escrow Agent will release a portion of the escrow amount to Seller, so that the remaining balance in the escrow account is equal to $8.0 million plus the aggregate amount of any pending claims against the escrow account. The escrow account will terminate 18 months from the Closing Date, except to the extent that there are pending claims.

Non-Competition and Non-Solicitation Agreement.

At the Closing, the Company, Seller and Buyer will enter into a Non-Competition and Non-Solicitation Agreement under which the Company and Seller will be restricted from engaging in certain competitive activities within a 100-mile radius of Fairmont, Nebraska for two years from the date of the closing. In addition, for the one-year period following the date of closing, the Company and Seller will be further restricted from (i) soliciting and inducing (or attempting to solicit or induce) Buyer’s managers, employees, independent contractors and other representatives to discontinue relations with Buyer or hiring such persons, and (ii) soliciting, inducing (or attempting to solicit or induce) Buyer’s customers, independent contractors, distributors and other business relations to cancel business with Buyer or otherwise interfering with these Buyer relationships.

Unit Holder Approval Requirement

We are organized under the laws of the State of Delaware. Under Section 5.7 of the Fifth Amended and Restated Operating Agreement of the Company (“Operating Agreement”), the Company directors do not have the authority to dispose of all or substantially all of the Company’s assets, without the consent of holders of a majority of the Company’s units of ownership interest. The Asset Sale may be deemed to constitute the sale of “substantially all” of our assets under applicable law. As a matter of good corporate governance, we obtained the approval of Unit holders representing a majority of our issued and outstanding Units consenting to the Asset Sale.

Effect of the Asset Sale on Unit Options and Interests of Our Directors and Named Executive Officers in the Asset Sale

None of our directors or named executive officers is entitled to receive payments in connection with the Closing of the Asset Sale. The 2011 Employment Agreement of our Chief Executive Officer Richard R. Peterson provides for severance payments in certain circumstances. Additionally, if Mr. Peterson’s employment is terminated by the Company without cause or by him for good reason within 24 months after a change in control, Mr. Peterson: (i) will receive enhanced severance benefits under his 2011 Employment Agreement; (ii) will have the right to receive 14,000 Units pursuant to a Change of Control Agreement; and (iii) all unvested options to purchase Units pursuant to a Unit Appreciation Right Agreement will become fully vested. The consummation of the Asset Sale will constitute a change in control within the meaning of these agreements. For additional information, see “Executive Compensation – Payments Upon Resignation, Retirement or Other Termination” beginning on page 11.

In addition, as set forth in the section “Security Ownership of Certain Beneficial Owners,” several of our directors and their affiliated entities own Units. If the Company makes a distribution after closing of the Asset Sale, these directors and their affiliated entities would receive distributions in the same manner and per Unit amounts as all other Unit holders of the Company.

Action by Written Consent of the Unit Holders

In connection with the execution of the Asset Purchase Agreement, all directors owning Units and their affiliated entities owning Units, who in the aggregate own over 58% of the Company’s outstanding Units, executed an Action by Written Consent, dated October 15, 2012, a copy of which is included as Annex B to this Information Statement.

The directors owning Units and their affiliated entities owning Units each reviewed the terms of the Asset Purchase Agreement, the fairness opinion by GH&F, and other information he or it believed necessary to make an informed decision, and each had the opportunity to consult with his or its own legal, tax and financial advisors regarding the consequences of the Asset Purchase Agreement Asset Sale, and the consummation of the transactions contemplated thereby.

Pursuant to the Action by Written Consent, the Company’s directors owning Units and each affiliated entity owning Units consented to the Asset Purchase Agreement and the transactions and agreements contemplated thereby, including approval of the Asset Sale, the indemnity to be provided to the Buyer, and the establishment of an escrow fund with the Escrow Agent.

See “Security Ownership of Certain Beneficial Owners” beginning on page 8, for more information regarding the beneficial ownership of our Units.

Fairness Opinion of Greene Holcomb & Fisher

The Board of Directors retained GH&F to act as its financial advisor in connection with the Asset Sale and, if requested, to render an opinion to the Board of Directors as to the fairness, from a financial point of view, of the consideration to be received by the Company upon consummation of the Asset Sale. GH&F is a national investment banking firm based in Minneapolis, Minnesota and with offices in Seattle, Washington, Phoenix, Arizona and Atlanta, Georgia. As part of GH&F’s investment banking business, it is regularly engaged in the valuation of businesses and their securities in connection with asset sales, mergers and acquisitions, private placements, and for corporate and other purposes. The Board of Directors selected GH&F based on its qualifications, expertise and reputation and its knowledge of the industries in which the Company conducts its business.

On October 9, 2012, GH&F rendered its oral opinion, subsequently confirmed in writing, to our Board of Directors that, as of October 9, 2012, based upon and subject to certain assumptions, qualifications, limitations and factors described in its opinion, the consideration to be received by the Company upon the consummation of the Asset Sale was fair, from a financial point of view, to the Company. The full text of GH&F’s opinion, dated October 9, 2012, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this Information Statement and is incorporated by reference in its entirety into this Information Statement. We encourage all of our Unit holders to read GH&F’s fairness opinion fully.

In arriving at its opinion, GH&F took into account an assessment of general economic, market and other conditions, as well as its experience in connection with similar transactions and securities valuations generally. GH&F made numerous assumptions about industry performance, general business and other conditions and matters, many of which are beyond management’s control.

In performing its due diligence, GH&F did the following, among other things:

•	reviewed a draft of the Asset Purchase Agreement;

•	reviewed unaudited monthly financial statements of the Company and Seller;

•

reviewed the Company’s audited financial statements included in our Form 10-K for the fiscal year ended September 30, 2011 and unaudited interim financial information included in our Form 10-Q for the three month and nine month periods ended June 30, 2012;

•	reviewed Seller’s audited financial statements for the fiscal years ended September 30, 2008 through 2011;

•	reviewed certain internal financial projections for Seller for the calendar years ending December 31, 2012 through December 31, 2017, all as prepared and provided to GH&F by our management;

•	reviewed a schedule of certain balance sheet accounts projected as of the anticipated closing of the Asset Sale, as prepared and provided to GH&F by our management;

•	met with certain members of our management to discuss the business, operations, historical and projected financial results and future prospects of Seller;

•	reviewed recent industry and analyst reports regarding the ethanol industry;

•	reviewed certain publicly available financial data for companies GH&F deemed relevant in evaluating Seller;

•	reviewed the financial terms, to the extent publicly available, of certain comparable ethanol plant transactions;

•	performed a discounted cash flow analysis based on the projections for Seller as prepared and provided to GH&F by our management; and

•	conducted such other studies, analyses, inquiries and investigations as GH&F deemed appropriate.

In arriving at its opinion, GH&F relied upon and assumed the accuracy and completeness of all of the financial and other information, including the projections, that was used without assuming any responsibility for any independent verification of any such information. Further, GH&F relied upon the assurances of our management that they were not aware of any facts or circumstances that would make any such information incomplete or misleading. With respect to the financial information and projections used, GH&F assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which it could make an analysis and form an opinion. GH&F did not make or obtain any evaluations or appraisals of our assets and liabilities (contingent or otherwise).

The analyses performed were prepared solely as part of GH&F’s analysis of the fairness, from a financial point of view, of the consideration to be paid to the Company upon consummation of the Asset Sale, and were provided to our Board of Directors in connection with the delivery of GH&F’s opinion. The opinion of GH&F was just one of the many factors taken into account by our Board of Directors in making its determination to approve the Asset Sale, including those described elsewhere in this Information Statement.

Consideration Overview

Based on the terms of the Asset Purchase Agreement, GH&F has calculated an implied Seller company value of approximately $172.7 million, which reflects the $160.0 million base cash purchase price plus management’s estimate as of the anticipated closing date of the Asset Sale of the value of Seller’s inventory and certain other assets and liabilities to be acquired and assumed by Buyer less certain assets and liabilities to be retained by Seller. The amount of assumed and retained assets and liabilities was based on a schedule of certain balance sheet accounts projected as of the anticipated closing date of the Asset Sale, as provided to GH&F by our management. The actual assets and liabilities at closing will be different from these amounts.

Transaction Analysis

GH&F performed certain analyses on Seller based on three different methodologies, as more fully discussed below:

•	a comparable public company analysis;

•	a comparable transaction analysis; and

•	a discounted cash flow analysis.

In preparing its analyses, GH&F also considered our historical and potential future financial performance and the macroeconomic environment.

Comparable Public Company Analysis

In performing a comparable public company analysis, GH&F conducted a search for similar public companies, evaluated operating performance and profitability for similar public companies and calculated certain multiples and compared them to multiples implied by the Asset Sale. GH&F’s analysis focused on public companies in certain related industries, including ethanol production and oil refining and blending.

With respect to ethanol producers, GH&F focused on three publically traded companies that GH&F deemed similar to Seller:

•	BioFuel Energy Corp.;

•	Green Plains Renewable Energy, Inc.; and

•	REX American Resources Corporation.

With respect to companies engaged in oil refining and blending, GH&F focused on five companies that GH&F deemed similar to Seller:

•	HollyFrontier Corporation;

•	Sunoco Inc.;

•	Tesoro Corporation;

•	Valero Energy Corporation; and

•	Western Refining, Inc.

None of the comparable companies have characteristics identical to us. An analysis of publicly traded comparable companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors.

The following table summarizes certain multiples for the selected comparable groups and our implied multiple for Seller. In the table, “LTM” refers to a period consisting of the “last twelve months,” which for our financial statements means the 12-months ended July 31, 2012, but for the comparable companies may be a different period consisting of their last 12 months. For ethanol producers, the table summarizes the multiples based on (i) annual production capacity in gallons and (ii) LTM earnings before interest, taxes and depreciation, or EBITDA. For oil refiners and blenders, the table summarizes the multiples based on (i) LTM EBITDA, (ii) estimated 2012 EBITDA and (iii) projected 2013 EBITDA.

		Comparable Public Companies				ABE Fairmont
		Low	Mean	Median	High	Company Statistic	Implied Multiple at $172.7 Million Value
Ethanol Producers	Company Value/LTM Gallons	$0.91	$0.96	$0.97	$0.99	117,151	$1.47
	Company Value/LTM EBITDA	5.4x	6.3x	6.3x	7.2x	$18.7 million	9.2x

Oil Refiners and Blenders	Company Value/LTM EBITDA	2.4x	4.2x	4.2x	7.2x	$18.7 million	9.2x
	Company Value/2012E EBITDA	2.6x	4.2x	3.3x	7.7x	$7.7 million	22.6x
	Company Value/2013P EBITDA	3.2x	3.8x	3.7x	4.4x	$6.5 million	26.7x

Comparable Transaction Analysis

In performing the comparable transaction analysis, GH&F conducted a search for similar merger, acquisition and asset purchase transactions, identified transactions with disclosed transaction values, calculated certain multiples and compared them to multiples implied by the Asset Sale. GH&F selected transactions by searching SEC filings, public company disclosures, press releases, industry and popular reports, databases and other sources.

GH&F focused on transactions with target companies that GH&F deemed similar to our business and that fit within the following parameters:

•	transactions where the target company was an ethanol production facility;

•	transactions where the transaction value was publically disclosed or generally available from databases or other sources;

•	transaction value greater than $5.0 million;

•	public and private target companies in which a controlling interest of the company was acquired; and

•	transactions announced or completed between January 1, 2008 and October 1, 2012.

GH&F excluded transactions that did not meet these criteria or for which information was not available, and excluded repurchases, minority interest acquisitions and hostile transactions. GH&F identified the following 15 transactions that satisfied the selection criteria:

Date Closed	Target Company	Acquirer
May 2012	Amaizing Energy Denison	The Andersons, Inc.
November 2011	NuGen Energy, LLC	REX American Resources Corporation
July 2011	South Louisiana Ethanol, LLC	J.A.H. Enterprises, Inc.
March 2011	Tate & Lyle plc, Ethanol Facility at Fort Dodge	Cargill, Incorporated
March 2011	Otter Tail Ag Enterprises LLC	Green Plains Renewable Energy, Inc.
October 2010	Global Ethanol LLC	Green Plains Renewable Energy, Inc.
January 2010	Mid America Agri Products/Horizon	Zeeland Farm Services
December 2009	ASA Ethanol Holdings	Valero Renewable Fuels Company
December 2009	Renew Energy LLC, Ethanol Plant in Jefferson	Valero Renewable Fuels Company
October 2009	Agstar Financial Services, PCA, Ethanol Plant in Hankinson, ND	Murphy Oil Corporation
July 2009	Agstar Financial Services, Two Ethanol Plants in Nebraska	Green Plains Renewable Energy
May 2009	VeraSun Energy Corporation, VSE Group (8 plants)	Valero Renewable Fuels Company
April 2009	US Bio Marion, LLC	Dougherty Funding
April 2009	VeraSun Energy Corp. (5 plants)	Agstar Financial Services, PCA
October 2008	Gateway Ethanol LLC	Dougherty Funding

Based on the information disclosed with respect to the targets in the each of the comparable transactions, GH&F calculated and compared the company values as a multiple of LTM annual production capacity in gallons. The analysis indicated that the multiples for these comparable transactions were as follows:

	Comparable Transactions				ABE Fairmont
	Low	Mean	Median	High	Company Statistic	Implied Multiple at $172.7 Million Value
Company Value/LTM Gallons	$0.33	$0.90	$0.97	$1.16	117,151	$1.47

None of the target companies utilized in the comparable transactions analysis have characteristics identical to us. Accordingly, an analysis of comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the comparable transactions and other factors that could affect the respective acquisition values.

Discounted Cash Flow Analysis

A discounted cash flow analysis estimates the present value of the projected hypothetical future cash flow for a company, discounted at a rate reflecting risks inherent in its business and capital structure. In performing a discounted cash flow analysis, GH&F reviewed our projections of future financial performance as prepared by us, reviewed free cash flows over the projection period and calculated terminal value, and calculated present value of projected cash flows and terminal value at market discount rates.

In the discounted cash flow analysis, GH&F estimated a range of theoretical values for Seller based on (i) a transaction date of December 31, 2012, (ii) the net present value of the estimated future cash flows generated by Seller and (iii) a terminal value for Seller based on a multiple of 2017 EBITDA. In this analysis, GH&F applied a range of discount rates of 10% to 14%, which were determined based on the weighted average cost of capital for comparable companies and other relevant factors. In this analysis, GH&F applied a range of terminal value multiples of EBITDA from 5.0x to 7.0x, which were determined by considering growth rates of comparable companies and information on trading multiples of comparable companies and transaction multiples of comparable transactions. In addition, GH&F considered the nature of our business, our size relative to the comparable companies, our position in our industry and GH&F’s recent experience in the mergers and acquisitions marketplace.

GH&F’s analysis resulted in an estimated enterprise value ranging from $84.2 million (applying a discount rate of 14% and a multiple of 2017 EBITDA of 5.0x) to $118.6 million (applying a discount rate of 10% and a multiple of 2017 EBITDA of 7.0x).

Conclusion

Based on the information and analyses set forth above, GH&F rendered its oral opinion, subsequently confirmed in writing, to our Board of Directors, which stated that, as of October 9, 2012, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the consideration to be paid to the Company upon consummation of the Asset Sale is fair, from a financial point of view, to the Company.

GH&F’s opinion is subject to the assumptions and conditions contained therein and is necessarily based on economic, market and other conditions, and the information made available to GH&F, as of the date of its opinion. Events occurring after the date thereof could materially affect the assumptions used in preparing, and the conclusions reached in, that opinion. GH&F assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances or events occurring after the date of the opinion, or prior to closing the Asset Sale.

In reaching its conclusion as to the fairness of the consideration to be paid to the Company and in its presentation to our Board of Directors, GH&F did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. GH&F believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

GH&F’s analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies are not appraisals or valuations, and do not necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to us or the Asset Sale. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which we were compared and other factors.

GH&F’s analysis and opinion were intended for the benefit and use of our Board of Directors in connection with the Asset Sale. GH&F’s opinion did not constitute a recommendation to our Board of Directors or our Unit holders as to how to vote in connection with the Asset Sale. GH&F’s opinion does not address our underlying business decision to pursue the Asset Sale, the relative merits of the Asset Sale as compared to any alternative business strategies that might exist for us or the effects of any other transaction in which we might engage.

We paid GH&F a nonrefundable fee when GH&F rendered its opinion to our Board of Directors. This fee was payable upon delivery of GH&F’s opinion, regardless of the conclusion reached in the opinion. We have also agreed to pay GH&F a fee that is contingent on the consummation of the Asset Sale, to reimburse GH&F for its reasonable out-of-pocket expenses, regardless of whether or not a sale is consummated, and to indemnify GH&F against various liabilities arising out of GH&F’s services to us. GH&F does not beneficially own any interest in either us or in Buyer. GH&F has not provided any services to Buyer. In 2011, GH&F provided certain financial advisory services to us.

Regulatory Matters

The Asset Sale is subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Under the provisions of the HSR Act, the Asset Sale cannot be completed until the parties have made required notifications, given certain information and materials to the Federal Trade Commission and to the Antitrust Division of the United States Department of Justice and a required 30-day waiting period has expired or been terminated.

Federal and state laws and regulations also require that the Buyer obtain new licenses or permits from applicable governmental authorities in connection with the Asset Sale, including the U.S. Department of Treasury Alcohol and Tobacco Tax and Trade Bureau (formerly the Bureau of Alcohol, Tobacco and Firearms), the U.S. Environmental Protection Agency, the Federal Communications Commission, the Nebraska Department of Health and Human Services, the Nebraska Department of Environmental Quality and the Nebraska Public Service Commission.

Neither we nor Buyer are aware of any other regulatory requirements or governmental approvals or actions that may be required to consummate the Asset Sale, except for compliance with the applicable regulations of the SEC in connection with this Information Statement.

Accounting Treatment of the Asset Sale

Under United States of America generally accepted accounting principles (“GAAP”), we expect to reflect the results of operations of Seller’s business as discontinued operations following Unit holder approval of the Asset Sale pursuant to the terms of the Asset Purchase Agreement. The anticipated gain on the sale, net of any applicable taxes, will be reflected in our financial statements commencing with the quarter during which the closing occurs. Amounts held in escrow will be recognized as assets upon the closing.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of certain material U.S. federal income tax consequences to you of the Asset Purchase Agreement and the closing of the Asset Sale. This discussion is not a complete analysis of all potential consequences, nor does it address any tax consequences arising under any state, local, foreign or other tax laws. The discussion is based on current U.S. federal income tax laws, including the Internal Revenue Code of 1986, as amended (the “Code”). There can be no assurance that the Internal Revenue Service will not take a contrary position regarding the tax consequences of the Asset Sale or that any such contrary position would not be sustained by a court.

The summary applies only to members who hold their interests in the Company as capital assets within the meaning of Section 1221 of the Code and does not apply to members who received their interests pursuant to the exercise of employee options or otherwise as compensation or to certain types of members who may be subject to special rules (such as tax-exempt investors, financial institutions, brokers and dealers in securities, banks, thrifts, trusts, insurance companies, corporations that may be treated as personal holding companies under the Code or persons holding our interests as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction). This discussion applies only to “United States persons” within the meaning of the Code. Additionally, if a partnership holds our interests, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding interests in the Company should consult their tax advisors regarding the tax consequences of the Asset Purchase Agreement.

General

We do not expect closing of Asset Sale to affect the U.S. federal income tax rules applicable to your investment in the Company. Throughout the Asset Sale process, the Company should continue to be treated as a partnership for federal income tax purposes. Certain federal income tax consequences of the Asset Purchase Agreement and the Asset Sale are summarized below.

Distributive Shares

As a partnership for federal income tax purposes, the Company will continue not to be subject to federal income tax, but the members will be taxed on their respective distributive shares of the Company’s income, gain, loss, deductions and credits resulting from transactions pursuant to the Asset Sale, which will “flow through” the Company to the members. Each member will continue to report on its federal income tax return its distributive share of the Company’s items of income, gain, loss, deduction and credit for the taxable year, whether or not amounts of cash or other property representing such distributive share have been actually distributed to it. Members will be required to treat the Company’s tax items consistently with their treatment on the information tax returns filed by the Company unless the member discloses the inconsistency.

The Company expects to recognize approximately $119 million in ordinary income and $19 million in capital gains pursuant to the Asset Sale. The ordinary income is related to the assets it liquidates for sale to customers in the ordinary course of business, and any gain or loss on such sales would be considered ordinary income or loss and would be considered unrelated business taxable income for tax-exempt members. In addition, the sale of business assets depreciated as personal property will be subject to recapture of accumulated depreciation to the extent its tax basis is less than its original purchase price.

Allocations

The Company expects average ordinary income to be approximately $4.70 and capital gain income of $.75 per Unit, respectively. The Company has, however, obtained capital contributions at various points in its history and has participated in a transaction in which it merged certain assets. Pursuant to these capital contributions and merged assets, allocations of income and loss based on the economic contributed values may vary upon the disposition of assets from the underlying Asset Sale. These economic allocations of income or loss through the “flow through” distributive shares do not change the fundamental allocation of distributions, which are pursuant to the economic interests of the members on a Unit by Unit basis.

Distributions

Although the Company intends to make a cash distribution to its Unit holders, the Company has not yet determined the amount of the cash distribution, but will make that decision following the closing of the Asset Sale, after considering the Company’s cash resources, its anticipated future working capital needs and obligations, other potential uses of the proceeds of the transaction, and applicable legal requirements. In the event the Company declares a distribution, the distributions of cash or other property generally may be received by a member without federal income tax. However, in some circumstances distributions will be taxable. Cash and certain marketable securities distributed in excess of a member’s adjusted tax basis in its interest in the Company generally would be treated as gain from the sale or exchange of such interest. Any such gain generally would be treated as a capital gain, and as to non-corporate members who will have held their interests for more than one year, may qualify for lower federal income tax rates. If the Company distributes any asset, other than marketable securities, in-kind to any or all of its members, generally no gain will be recognized by a member until such time as the member disposes of the asset. To the extent distributions were considered liquidating distributions, generally the members would receive bases in assets distributed in-kind corresponding to their remaining bases in their interests in the Company. A member’s adjusted tax basis in its interest is generally equal to its contributions to the capital of the Company, plus its distributive share of the Company’s income and gains, minus the Company’s distributions to it and its distributive share of the Company’s deductions and losses.

THE TAXATION OF PARTNERS IN PARTNERSHIPS IS COMPLEX. THE ABOVE DISCUSSION DOES NOT ATTEMPT TO COMMENT UPON ALL TAX MATTERS THAT MAY AFFECT THE COMPANY OR ITS MEMBERS IN THE COURSE OF THE LIQUIDATION, NOR DOES IT CONSIDER THE VARIOUS FACTS OR LIMITATIONS THAT MAY BE RELEVANT TO ANY PARTICULAR MEMBER. MEMBERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL, FOREIGN AND NON-INCOME TAX CONSEQUENCES TO THEM OF THE LIQUIDATION.

NO DISSENTERS’ RIGHTS

Unit holders of the Company are not entitled to appraisal or dissenters’ rights under Delaware law or the Company’s Certificate of Formation or Operating Agreement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement contains forward-looking statements that are not based on historical facts, but rather reflect our current expectations concerning future results and events. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. We have tried, wherever possible, to identify those statements by using words such as “anticipate,” “assume,” “believe,” “expect,” “intend,” “plan,” and words and terms of similar substance in connection with any discussion of operating or financial performance. These forward-looking statements involve a number of risks, uncertainties and other important factors that could cause our actual results, performance, or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and other important factors include, among others, those discussed in this Information Statement under the heading “Risk Factors Relating to the Asset Sale.”

RISK FACTORS RELATING TO THE ASSET SALE TRANSACTION

You should carefully review the risk factors described below and those risk factors generally associated with our business contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011 and our subsequent SEC filings, along with other information provided to you in this Information Statement. See “Where You Can Find Additional Information” beginning on page 43. The special risk considerations described below are not the only ones facing us. Additional considerations not presently known to us or that we currently believe are immaterial may also affect our future business operations. If any of the following special risk considerations actually occurs, our business, financial condition or results of operations could be materially adversely affected, and the value of our Units may decline.

If the Closing does not occur, our business may be harmed.

We cannot ensure that the Asset Sale will be completed. The Closing is subject to a number of conditions, including, but not limited to, antitrust clearance, and the issuance of permits by federal and state regulatory authorities.

As a result of our announcement of the Asset Sale, third parties may be unwilling to enter into material agreements with respect to us or Seller. New or existing customers and business partners may prefer to enter into agreements with our competitors who have not expressed an intention to sell their business because customers and business partners may perceive that these new relationships are likely to be more stable. If we fail to complete the Asset Sale, the failure to maintain existing business relationships or enter into new ones could adversely affect our business, results of operations and financial condition.

Our announcement of the Asset Sale may cause Seller’s employees working in Fairmont to become concerned about the future of Seller’s business and lose focus or seek other employment.

In addition, if the Asset Sale is not completed, our directors, executive officers and other employees will have expended extensive time and effort and experienced significant distractions from their work during the pendency of the transaction and we will have incurred significant third party transaction costs, in each case, without any commensurate benefit, which may have a material and adverse effect on our results of operations.

If the Asset Sale is not completed, we will continue to own and operate Seller. We may also explore other potential transactions involving Seller. The terms of an alternative transaction may be less favorable to us than the terms of the Asset Sale and we cannot ensure that we would be able to reach agreement with or complete an alternative transaction with another party.

The Asset Purchase Agreement prohibits us from pursuing alternatives to the Asset Sale.

The Asset Purchase Agreement contains exclusivity provisions that prohibit us from marketing or selling our ABE Fairmont business to any party other than Buyer. These provisions include prohibitions on our ability to (i) solicit or encourage any acquisition proposals, (ii) furnish any information or assistance regarding Seller or the Company to any person or group, (iii) participate in discussions with respect to, or that could be expected to lead to, an acquisition proposal, (iv) approve, endorse or recommend any acquisition proposal, or (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any acquisition proposal. See “The Asset Purchase Agreement — No Solicitation by the Company or Seller; Exclusivity” and “The Asset Purchase Agreement — Termination.”

If the Closing occurs, we expect to have limited positive cash flows.

We expect that after the Asset Sale is completed, our incoming cash flows will be limited to those provided by ABE South Dakota. After the closing of the Asset Sale, the Company will continue to own and operate three ethanol plants through its ABE South Dakota, LLC subsidiary. The Company operates a 44-million gallon per year ethanol facility and a 9-million gallon per year ethanol facility in Aberdeen, South Dakota and operates a 32-million gallon per year ethanol facility in Huron, South Dakota. We have attached as Annex D to this Information Statement pro forma financial statements showing a pro forma Balance Sheet as of June 30, 2012, and pro forma Consolidated Statements of Operations for the years ended September 30, 2011, 2010 and 2009 and the nine months ended June 30, 2012 and 2011.

THE ASSET PURCHASE AGREEMENT

The following is a summary of the material terms of the Asset Purchase Agreement. This summary does not purport to describe all the terms of the Asset Purchase Agreement and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, which is attached as Annex A. We urge you to read the Asset Purchase Agreement carefully and in its entirety because it, and not the summary set forth in this Information Statement, is the legal document that governs the Asset Sale. Capitalized terms used in this summary of the Asset Purchase Agreement set forth in this Information Statement have the meanings assigned to these terms in the Asset Purchase Agreement.

The representations, warranties and covenants contained in the Asset Purchase Agreement were made only for purposes of the Asset Purchase Agreement as of specific dates and may be subject to more recent developments. These representations, warranties and covenants were made solely for the benefit of the parties to the Asset Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating risk between the parties instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or by other investors. For the foregoing reasons, you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates.

General

Under the terms of the Asset Purchase Agreement, we, along with Seller, agreed to sell our ABE Fairmont business to Buyer, subject to certain conditions.

Our ethanol production facility in Fairmont, Nebraska, consists of a 134,850 square foot production, grain and ethanol storage facility located on a 325-acre parcel located one mile south of the village of Fairmont, Nebraska. The plant is located along Hwy 81 and has access to a Burlington Northern Santa Fe rail line that is used to ship unit trains of ethanol and dried distillers grains. As a co-product of ethanol production, the plant produces 320,000 tons of dried distillers grains with solubles or dried distillers grains each year. Dried distillers grains are a high-value livestock feed that is sold to producers in the region or shipped in unit trains to other markets.

Assets to be Sold and Liabilities to be Assumed by Buyer

The Asset Purchase Agreement provides that Buyer will acquire the following assets from Seller (the “Acquired Assets”), including, among others:

•	all Real Property;

•	all Tangible Personal Property;

•

all Intellectual Property, IP Licenses, and all rights thereunder, including all rights to sue for past, present and future infringements, misappropriations, dilutions and other violations thereof, and all other remedies against infringements, misappropriations, dilutions, and other violations thereof and rights to protection of interests therein under the laws of all jurisdictions;

•	all Acquired Contracts;

•	all prepaid expenses, claims, prepayments, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment;

•	all franchises, approvals, permits, licenses, Orders, registrations, certificates, variances and similar rights obtained from Government Entities;

•	all Records;

•	all goodwill;

•	to the extent transferable, all renewable identification numbers, carbon intensity credits, emission reduction credits, permits and rights with respect to ethanol included in Inventory;

•	all assets of Seller that are expressly acquired by Buyer under the terms of the Asset Purchase Agreement; and

•	to the extent transferable, all warranties, indemnities and guarantees with respect to any of the foregoing.

Buyer will also assume certain liabilities of Seller, specifically all obligations under the Acquired Contracts arising from the ownership or operation of Seller’s business following the Closing.

Assets and Liabilities to be Retained by Seller or the Company

Certain assets of Seller will be retained by Seller following the Closing, including, among others:

•	all cash, cash equivalents and restricted cash, subject to certain exceptions;

•	all accounts, notes and other receivables;

•	the charter and other documents relating to the organization, maintenance and existence of Seller as a limited liability company;

•	any of the rights of Seller under any Transaction Document;

•	any of the rights of Seller under any Excluded Contract;

•	the other excluded assets set forth in the Asset Purchase Agreement;

•	any and all right, title or interest in the names “ABE,” “Advanced BioEnergy,” “ABE Fairmont,” or “ABE Fairmont, LLC”;

•	notes receivable owed by, or advances or loans made to, any officer or employee of Seller; and

•

subject to the rights and interests of Buyer under the Rail Line Matters Agreement, the Rail Line until such time as Buyer (or Buyer’s designee) acquires the Rail Line as contemplated by the Rail Line Matters Agreement.

Seller or the Company will be retaining certain liabilities, including, among others:

•

any Liability resulting from, arising out of, relating to, in the nature of or caused by any breach of contract, breach of warranty, tort, infringement, workers’ compensation claim, customer warranty claim, violation of Legal Requirement or environmental matter, including without limitation those arising under Environmental Laws;

•	any Liability for Taxes;

•	any Liability for income, transfer, sales, use and other Taxes arising in connection with the consummation of the Asset Sale;

•	any Liability for the unpaid Taxes of any Person as a transferee or successor, by contract or otherwise;

•

any Liability to indemnify any Person by reason of the fact that the Person was a partner, manager, trustee, director, officer, employee or agent of Seller or any of its Affiliates or was serving at the request of any such Person as a partner, manager, trustee, director, officer, employee or agent of another Person;

•	any Liability for costs and expenses incurred in connection with the Purchase Agreement and the Asset Sale;

•	any Liability under the Asset Purchase Agreement or any other Transaction Document;

•	any Liability resulting from, arising out of, relating to, in the nature of, or caused by any Excluded Asset;

•	any Liability resulting from, arising out of, relating to, in the nature of or caused by any Excluded Contract;

•	any Debt;

•	any Liability for compensation, salary, wages, commissions, vacation, paid-time-off or any other Liability under or connected with any Employee Benefit Plan;

•	any notes payable or other similar Liabilities to any officer or employee of Seller;

•	any Unclaimed Property; and

•

any Liability related to the ownership, operation or use of the Rail Line, or compliance with any Legal Requirements applicable thereto, for all periods prior to such time as Buyer (or Buyer’s designee) acquires the Rail Line as contemplated by the Rail Line Matters Agreement.

Closing Date

The Closing will take place on the third business day following the satisfaction or waiver of the closing conditions or such other date as the parties may mutually determine (the “Closing Date”).

Purchase Price

Purchase Price

The consideration for the sale of all of the assets of Seller will consist of the purchase price of $160.0 million, payable in cash, plus Seller’s Inventory Value, as calculated in accordance with the Asset Purchase Agreement, for the finished products, raw materials, ingredients and certain other supplies located at Seller’s facility, and Buyer’s assumption of certain liabilities. The Inventory Value is currently estimated to be approximately $15.0 million. Of the total consideration paid by Buyer at Closing, $12.5 million will be held in escrow to secure the Seller’s and the Company’s indemnifications obligations to Buyer. On the 9-month anniversary of the Closing Date, a portion of the escrow amount will be released to Seller, so that the remaining balance in the escrow account is equal to $8.0 million plus the aggregate amount of any pending bona fide claims against the escrow account. The escrow account will terminate 18 months from the Closing Date, except to the extent that there are pending claims.

The Buyer and Seller will conduct a physical count inventory the evening immediately prior to the Closing Date and cooperate in good faith to agree upon the estimated inventory (“Estimated Inventory Value’) and the Buyer will pay 90% of the Estimated Inventory Value at closing. The Asset Purchase Agreement contains a process for Buyer and Seller to determine the Final Inventory Value as promptly as a reasonably practicable after the Closing Date, and provides for final payment by Buyer or Seller to the other when that value is determined. The Asset Purchase Agreement also establishes a dispute resolution process in the event the Buyer and Seller are unable to agree on a Final Inventory Value.

Financing and Guarantee by Flint Hills Resources, LLC.

Buyer has represented to Seller in the Asset Purchase Agreement that it has, or will have available on the Closing Date, sufficient funds to consummate the Asset Sale. In addition Buyer’s Parent Flint Hills Resources, LLC has agreed to guarantee Buyer’s obligations under the Asset Purchase Agreement, including Buyer’s payment obligation, through the Closing Date.

Escrow Agreement

At the Closing, the Company, Buyer and Wells Fargo Bank, National Association, as the Escrow Agent will enter into the Escrow Agreement under which (i) $12.5 million will be placed into escrow to secure the Seller’s and the Company’s indemnifications obligations to Buyer. On the 9-month anniversary of the Closing Date, a portion of the escrow amount will be eligible to be released to Seller, such that the remaining balance in the escrow account is equal to $8.0 million plus the aggregate amount of any pending claims against the escrow account. The escrow account will terminate 18 months from the Closing Date, except to the extent that there are pending claims.

Agreement Regarding Rail Line Matters; Private Industry Track Lease Agreement

The Company and Seller also entered into an Agreement Regarding Rail Line Matters with Buyer dated as of October 15, 2012, under which Seller agreed, among other things, to retain ownership of its rail lines, together with the underlying real property, until such time that Seller is able to obtain from the Surface Transportation Board (“STB”) abandonment of common carrier status for the privately owned rail lines that are located on the project. Under this agreement, Seller and Company will enter into a Private Industry Track Lease Agreement with Buyer at closing that will allow Buyer to use these rail tracks until Buyer acquires ownership of the rail track parcels, which will be no later than 180 days after the STB issues its certification of abandonment of the common carrier status for the privately owned rail lines. This agreement also requires Seller to complete the acquisition from BNSF Railway of a one-mile portion of rail track located adjacent to the subject project pursuant to an option to purchase (that Seller exercised in early October 2012) under Seller’s existing Industry Track Lease Agreement with BNSF Railway.

Pipeline Capacity Rights Agreement.

The Seller and Buyer also agree in the Asset Purchase Agreement that, with respect to those segments of the Seller’s pipelines that are currently subject to certain Pipeline Licenses between Seller and BNSF, if Buyer and Seller have not obtained the consent of BNSF to the assignment of these licenses to Buyer prior to closing, or Buyer has not entered into replacement pipeline licenses with BNSF with respect to these pipelines prior to closing, then (i) the pipelines will be deemed to be Excluded Assets, and (ii) at Closing, the Buyer and Seller will enter a Pipeline Capacity Rights Agreement granting Buyer the right to use the pipelines until the licenses are assigned or replaced (at which time the pipelines will be deemed to be Acquired Assets and all right, title and interest to them will automatically be transferred from Seller to Buyer with no further action or payments on behalf of any party).

Non-Competition and Non-Solicitation Agreement.

At the Closing, the Company, Seller and Buyer will enter into a Non-Competition and Non-Solicitation Agreement under which the Company and Seller will be restricted from engaging in certain competitive activities within a 100-mile radius of Fairmont, Nebraska for two years from the Closing Date. In addition, for the one-year period following the Closing Date, the Company and Seller will be further restricted from (i) soliciting and inducing (or attempting to solicit or induce) Buyer’s managers, employees, independent contractors and other representatives to discontinue relations with Buyer or hiring such persons, and (ii) soliciting, inducing (or attempting to solicit or induce) Buyer’s customers, independent contractors, distributors and other business relations to cancel business with Buyer or otherwise interfering with these Buyer relationships.

Regulatory Filings

Buyer and Seller agreed to file no later than ten business days following the date of the Asset Purchase Agreement, together with their respective subsidiaries or Affiliates under the HSR Act with respect to the Asset Sale, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transaction. Each filing must request early termination of the waiting periods imposed by the HSR Act. All filing fees to be paid by Buyer or Seller in connection with filing Notification and Report Forms pursuant to the HSR Act will be paid by Buyer. To the extent any other antitrust or similar notification or consent is required from any other Government Entity, such filings and costs will be undertaken and borne by Buyer.

Representations and Warranties

The Company and Seller made representations and warranties to Buyer relating to the following matters:

•	organization, good standing, and authority to conduct business, no violations of articles or operating agreement;

•	authority to execute and deliver the Asset Purchase Agreement and the other Transaction Documents, and enforceability of same;

•	noncontravention;

•	brokers;

•	capitalization;

•	no subsidiaries of Seller;

•	Seller financial statements;

•	absence of undisclosed liabilities;

•	absence of Material Adverse Effects and subsequent events;

•	events subsequent to most recent fiscal quarter end;

•	title to assets;

•	compliance with laws;

•	tax matters;

•	environmental matters;

•	intellectual property;

•	real estate;

•	litigation;

•	employee benefits;

•	insurance;

•	contracts;

•	employees;

•	affiliate transactions;

•	inventory;

•	permits and licenses;

•	condition and sufficiency of tangible assets;

•	product/service warranty;

•	product liability;

•	customers and suppliers;

•	vehicles; and

•	and rail line matters.

Additionally, Buyer made representations and warranties to Seller and Company relating to the following matters:

•	organization, good standing and authority to conduct business;

•	authority to execute and deliver the Asset Purchase Agreement and the other Transaction Documents, and enforceability of same;

•	funding to consummate the Asset Sale;

•	noncontravention;

•	no litigation;

•	brokers; and

•	due diligence investigation.

All representations and warranties of the Company and Seller will survive Closing as follows: (i) the representations and warranties with respect to Organization, Power and Authorization, Binding Effect and Noncontravention, Brokers, Title to Assets and Real Property will survive indefinitely; (ii) the representations and warranties with respect to Tax Matters and Employee Benefits will survive for a period of time equal to the statute of limitations applicable to each matter plus an additional 60 days; (iii) the representations and warranties with respect to Environmental Matters will survive the Closing for a period of three years; (iv) all other representations and warranties and the covenants to be performed or complied with prior to Closing will survive Closing for a period of 18 months; and (v) all other covenants will survive Closing indefinitely or for such lesser period of time as may be specified therein. All representations, warranties and covenants of Buyer will survive Closing indefinitely or for such lesser period of time as may be specified therein. Notwithstanding the foregoing, there are no time limitations on breaches of representations or warranties where the basis of the claim is fraud.

Tax Matters

The Company and Seller have agreed with Buyer to certain provisions regarding tax matters, including provisions regarding cooperation on certain tax matters including the filing of tax returns for periods beginning before and ending after the Closing Date, proration, refunds, and that all transfer, documentary, sales, use, stamp, registration and other such taxes and fees incurred in connection with the Asset Purchase Agreement will be borne 50% by Seller and 50% by Buyer.

Conduct of Seller’s Business Prior to the Closing Date

Prior to the Closing Date or earlier termination of the Asset Purchase Agreement, unless Buyer shall otherwise agree in writing, Seller will, and the Company will cause Seller to:

•	operate its Facility in the ordinary course of business,

•

continue making all budgeted capital expenditures, including the capital expenditures described in the Asset Purchase Agreement and ordinary repairs, maintenance, renewals and replacements in the ordinary course of business consistent with past practice and industry standards;

•

use commercially reasonable efforts consistent with the Asset Purchase Agreement to maintain and preserve intact the present business organization and to maintain and preserve the relationships and goodwill with customers, employees, suppliers, Government Entities and others having business or regulatory relationships with Seller or the Business;

•	keep in full force and effect all of its Permits;

•	use commercially reasonable efforts to maintain insurance coverage at least equal to that now in effect on all properties which it owns or leases and on the Business;

•

solely with respect to the Assumed Contracts, perform contractual obligations in all material respects and not default on any such obligations in any material respect or otherwise take or omit to take any action, the result of which would be a termination of such Assumed Contract or permit the counterparty to such contract to exercise any termination rights in respect thereof;

•	duly observe and conform in all material respects to all Legal Requirements;

•	maintain the assets and properties of the Business in good condition and repair, normal wear and tear excepted;

•

file all Tax Returns required to be filed with any Tax Authority in accordance with Legal Requirements, and to timely pay all Taxes due and payable whether or not shown in the respective Tax Returns that are so filed; and

•

promptly notify Buyer regarding receipt from any Tax Authority of any notification of (i) the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent’s report, any notice of proposed assessment, or any other similar notification of potential adjustments to the Tax liabilities or attributes of Seller, (ii) any actual or threatened collection enforcement activity by any Tax authority with respect to Tax liabilities of any Reporting Party, or (iii) any termination or threatened termination of benefits under any Tax incentive or similar program with any Government Entity.

Prior to the Closing Date or earlier termination of the Asset Purchase Agreement, unless Buyer shall otherwise agree in writing, Seller will not, and the Company will cause Seller not to:

•	grant any general or uniform increase in the rate of pay to employees or employee benefits other than in the ordinary course of business;

•

make any commitments with respect to capital expenditures in excess of $200,000 with respect to any item or project or in the aggregate with respect to any related items or projects, except for capital expenditures described in the Asset Purchase Agreement, ordinary repairs, renewals and replacements;

•

compromise or otherwise settle or adjust any assertion or claim of a deficiency in Taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any Tax authority or file any pleading in court in any Tax litigation or any appeal from an asserted deficiency, or file or amend any Tax Return, or make any Tax election that is inconsistent with Seller’s current tax election practices, change or make any Tax elections or its Tax or accounting policies and procedures or any method or period of accounting unless required by GAAP, the Code, or any other statutory or financial accounting principles or a Government Entity;

•

adopt or enter into any new employment agreement with any employee or other employee benefit plan or arrangement or amend or modify any employment agreement or employee benefit plan or arrangement of any such type except to comply with Legal Requirements;

•

sell, assign, transfer, mortgage, lease, license, abandon, permit to lapse, encumber or otherwise dispose of any assets or release or waive any claim, except for sales of finished goods Inventory in the ordinary course of business and consistent with past practices;

•	settle any material claim, action or proceeding involving any material Liability for monetary Damages or enter into any settlement agreement containing material obligations;

•	incur any Debt except for in the ordinary course of business or short-term borrowings made at prevailing market rates and on terms consistent with prior practice;

•	enter into any new material line of business;

•

amend or modify any Scheduled Contract or enter into any agreement or contract that would be required to be a Scheduled Contract, provided, that Seller may renew an existing Scheduled Contract in the ordinary course of business on substantially equivalent terms;

•

take any action that would or could reasonably be expected to: (i) adversely affect the ability of Buyer or Seller to obtain any necessary approval of any Government Entity or other Person required for the

Transaction; (ii) adversely affect Seller’s ability to perform its covenants and agreements under the Asset Purchase Agreement; or (iii) result in any of the conditions to the performance of Buyer’s or Seller’s obligations under the Asset Purchase Agreement not being satisfied;

•	engage in any material transaction or incur or sustain any material obligation not in the ordinary course of business consistent with past practice; or

•	agree or make any commitment to take any actions prohibited by the foregoing.

Affirmative Conduct Prior to Closing

Seller also agreed that from signing through the Closing Date,

•

Seller will confer with Buyer prior to entering into any contract, agreement or understanding with respect to the Business for the purchase of corn, or the sale of ethanol, corn oil, or dry, modified or wet distillers grains in each case that, if entered into, would result in a purchase or sale obligation following the closing; and that

•

No later than 30 days following the end of each monthly accounting period subsequent to August 31, 2012 and prior to the closing, Seller will (and Parent will cause Seller to) deliver to Buyer periodic financial statements and reports in the form that it customarily prepares for its internal purposes concerning the Seller and the Business, all of which financial statements and reports (i) must be prepared in accordance with the books of account and other financial records of Seller; and (ii) to the extent such information consists of financial statements, will be deemed included in the definition of the term “Financial Statements” solely for the purposes of the representations and warranties under the Asset Purchase Agreement contained in Section 3.6 and any indemnification provisions related thereto.

No Solicitation by the Company or Seller; Exclusivity

The Asset Purchase Agreement contains exclusivity provisions that prohibit us from marketing or selling our ABE Fairmont business to any party other than Buyer. These provisions include prohibitions on our ability to (i) solicit or encourage any acquisition proposals, (ii) furnish any information or assistance regarding Seller or the Company to any person or group, (iii) participate in discussions with respect to, or that could be expected to lead to, an acquisition proposal, (iv) approve, endorse or recommend any acquisition proposal, or (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any acquisition proposal.

In addition the Company and Seller agreed to, and will cause their Representatives to: (i) immediately cease and terminate all communications, discussions or negotiations with any other bidder or prospective acquirer (including any Representatives, advisors or financing sources of or to any of such other bidders or prospective acquirers, in their capacity as such) (collectively, “Other Bidders”); (ii) immediately terminate access by such Other Bidders to any due diligence materials (including electronic or online data rooms), and the management personnel and facilities of the Seller; (iii) within three (days following the effective date of the Asset Purchase Agreement, request the return or destruction of all Confidential Information provided to any of such Other Bidders; and (iv) prior to or at Closing, assign to Buyer and cause Seller’s financial advisor, GH&F, to assign all of its respective rights and remedies under any confidentiality, non-disclosure, non-solicitation or similar agreements with any of such Other Bidders, except to the extent expressly prohibited by the applicable agreement.

Access to Information

The Company and Seller have agreed to give Buyer or its representatives the following: (i) reasonable access, during normal business hours and upon reasonable notice, to the Company’s and Seller’s offices, properties, customers, suppliers, employees, operations, properties, books, files and other records; (ii) additional financial and operating data and other information and records as Buyer may from time to time reasonably request; and (iii) an opportunity to examine the financial statements, Business, the Acquired Assets and Assumed Liabilities, and other assets and Liabilities of Seller and its Affiliates related to the Business, including, without limitation, as necessary or desirable to observe any turnarounds or similar material maintenance operations at the Facility.

Preparation of the Information Statement

We have agreed to prepare and file this Information Statement with the SEC and distribute the Information Statement to our Unit holders in accordance with Regulation 14C of the Exchange Act. We agree to provide Buyer with the opportunity to review and suggest comments on the Information Statement prior to its filing with the SEC. We also agreed to consider Buyer’s comments in good faith, but Buyer’s consent (and the incorporation of Buyer’s comments) is not be required for any SEC filing.

Employees and Employee Benefits

Effective as of the Closing, Buyer will make offers of employment to all of Seller’s employees set forth in the Asset Purchase Agreement schedule (each a “Hired Employee”), on such terms and conditions as Buyer determines, in its sole discretion, including that each offer is subject to Buyer’s customary pre-employment/post-offer procedures and qualifications. Nothing in the Asset Purchase Agreement constitutes an agreement by Buyer to assume or be bound by any previous or existing employment agreement or arrangement between Seller and any of its employees, or a guaranty that any Person that accepts employment with Buyer will be entitled to remain in the employment of Buyer for a specified period of time. Buyer has no Liability with respect to any employee who does not become employed by Buyer. Seller will bear all Liability with respect to the federal Workers Adjustment and Retraining Notification Act and similar state laws to the extent applicable to the Transaction.

Effective as of the Closing, each Hired Employee will cease participation in the Employee Benefit Plans, and Buyer will provide, or cause to be provided, to each Hired Employee a level of employee benefits that is no less favorable in the aggregate than the employee benefits provided to similarly situated existing employees of Buyer. However, Buyer or its ERISA Affiliates may alter, amend or terminate any of its employee benefit plans, or the participation of any of their employees in such plans, at any time.

Conditions to Closing

Each party’s obligation to complete the Asset Sale is subject to the satisfaction or waiver, prior to the Closing, of the following conditions:

•

The Seller’s representations with respect to (i) organization, power and authorization, (ii) binding effect and non-contravention of the Transaction Documents, (iii) execution, deliver and performance of the Transaction Documents, and (iv) absence of brokers must each be true and correct in all respects;

•

The Company’s representations with respect to (i) organization, power and authorization, and (ii) binding effect and non-contravention of the Transaction Documents must each be true and correct in all respects;

•

The Seller’s representations with respect to (i) compliance with legal requirements, (ii) non-contravention or violation of any agreement to which Seller is subject; (iii) non-creation of a lien on acquired assets; (iv) title to assets; (v) delivery of all assets needed to conduct the Business; and (vi) no required approval by Government Entities must each be true and correct in all material respects;

•

The Company’s representations that its execution, delivery and performance of the Transaction Documents do not violate any provision of its organizational documents; violate any legal requirement; materially conflict with, result in a material breach of any arrangement to which it is bound or the

Seller’s assets are subject; result in a lien on any of the Acquired Assets; or require any undisclosed authorization, consent, approval or notice by or to any Government Entity must be true and correct in all material respects;

•

All other representations and warranties of Seller and the Company must be true and correct (without giving effect to any “materially,” “materiality,” “Material Adverse Effect,” “material adverse change” or similar qualifiers contained in any of such representations and warranties), except for such failures of the representations and warranties referred that do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in each case, as of the date of the signing of the Asset Purchase Agreement and as of the Closing Date as if made on and as of such dates;

•	the Buyer must operate the facility producing ethanol at a rate of not less than 220,000 gallons per day for each full day of operation during the five days prior to the Closing Date;

•	the other party or parties shall have performed and complied in all material respects with the agreements and covenants contained in the Asset Purchase Agreement prior to the Closing Date;

•

no action, suit or proceeding is pending before any Government Entity which would reasonably and likely result in an Order that would: (i) prevent or prohibit the consummation of the Asset Sale; or (ii) cause any of the Asset Sale to be rescinded following consummation;

•	the waiting period (and any extension thereof) applicable to the consummation of the Closing under the HSR Act shall have expired or been terminated;

•	the following documents have been delivered:

•	the Bill of Sale, duly executed by Seller and Buyer;

•	the Escrow Agreement duly executed by Seller, Parent, Buyer and Escrow Agent;

•	the Non-Competition and Non-Solicitation Agreement duly executed by Seller, Parent and Buyer;

•	each of the Deed and Easement Assignment, duly executed by Seller;

•	Assignment of Easements and Easement Facilities (concerning the transfer of gas pipeline easement rights), duly executed by Seller and Buyer;

•	Pipeline Capacity Rights Agreement (but only if required under Section 8.13 of the Asset Purchase Agreement), duly executed by Buyer and Seller;

•	Private Industry Track Agreement (concerning Buyer leasing the project’s rail lines from Seller until Buyer acquires ownership of such rail lines), duly executed by Buyer, Company and Seller.

•	the Tax Clearance Certificate;

•	customary payoff letters or evidence of termination of the Debt and Liens listed on the schedules to the Asset Purchase Agreement; and

•	other customary closing certificates.

Termination

The Asset Purchase Agreement may be terminated prior to the Closing as follows:

•	by mutual written consent of the Company, Seller and Buyer;

•

by the Company, Seller or Buyer if the Asset Sale has not been consummated on or before April 15, 2013 (the “Outside Date”); provided, however, neither party will be entitled to terminate the Asset Purchase Agreement pursuant to this provision if its breach of any provision of the Asset Purchase Agreement has been the cause of, or resulted in, the failure of the Closing to be consummated by the Outside Date;

•	by the Company, Seller or Buyer if there is any Legal Requirement restraining, enjoining or otherwise prohibiting the Transactions that shall have become final and nonappealable;

•

by the Company or Seller if Buyer has breached any representation, warranty, agreement or obligation contained in the Asset Purchase Agreement, which breach would give rise to the failure of a condition to the Company’s and Seller’s obligation to close the Asset Sale under the Asset Purchase Agreement, and which breach cannot be cured on or prior to the Outside Date; or

•

by Buyer if the Company or Seller has breached any representation, warranty, agreement or obligation contained in the Asset Purchase Agreement, which breach would give rise to the failure of a condition to the Buyer’s obligation to close the Asset Sale under the Asset Purchase Agreement, and which breach cannot be cured on or prior to the Outside Date.

In the event the Asset Purchase Agreement is terminated as provided above, and there will be no liability on the part of any party except under the terms of the Confidentiality Agreement, and certain provisions of the Asset Purchase Agreement will survive termination, including those addressing confidentiality, survival and indemnification, termination and certain miscellaneous provisions.

Indemnification

From and after the Closing, the Company and Seller have agreed, jointly and severally, to indemnify and hold harmless Buyer and its Affiliates, without duplication, from and against any Damages that Buyer or any of its Affiliates incur as a result of, arising out of or related to:

•	the breach of any of the representations and warranties made by the Company or Seller in the Asset Purchase Agreement or any other Transaction Document;

•	the breach of any covenant made by the Company or Seller in the Asset Purchase Agreement or any other Transaction Document; and

•	any Liability of the Company or Seller that is not an Assumed Liability, including the Excluded Liabilities.

From and after the Closing, Buyer has agreed to indemnify and hold harmless the Company, Seller and their respective Affiliates, without duplication, from and against any Damages that the Company, Seller or any of their respective Affiliates incur as a result of, arising out of or related to:

•	the breach of any of the representations and warranties made by Buyer in the Asset Purchase Agreement or any other Transaction Document;

•	the breach of any covenant made by Buyer in the Asset Purchase Agreement or any other Transaction Document; and

•	the Assumed Liabilities.

With respect to claims for indemnification as a result of the breach of any of the representations and warranties made by the Company or Seller under the Asset Purchase Agreement or any other Transaction Document, the parties have agreed as follows:

(i) the Company and Seller will, jointly and severally, fully indemnify Buyer and its Affiliates for any Damages as a result of the breach of any of the Fundamental Representations or the representation and warranties in the Asset Purchase Agreement with respect to Tax Matters; and

(ii) for all indemnification claims made by Buyer and its Affiliates against Seller other than as a result of the breach of any of the Fundamental Representations or the representation and warranties in the Asset Purchase Agreement with respect to Tax Matters (the “Nonfundamental Claims”), Parent and Seller will have no liability for indemnification until the aggregate of all Damages related to the Nonfundamental Claims exceeds $1.6 million, and then for all amounts claimed thereafter, limited, however, to a maximum aggregate amount for all Nonfundamental Claims of $16.0 million.

For the purposes of determining the existence of any breach of any representation or warranty, or the amount of Damages to which Buyer may be entitled to indemnification as a result thereof, any inaccuracy or any breach of any representation, or warranty shall be determined without regarding to any materiality, Material Adverse Effect or similar qualification contained therein. In addition, none of the limitations or cap amounts referenced above apply to any claims for breaches of covenants, any claims that are related to Excluded Liabilities or other liabilities that are not Assumed Liabilities, or any claims as a result of fraud by the Company or Seller.

Assignment

No party may assign the Asset Purchase Agreement nor any of its rights, interests or obligations without the prior written consent of the other parties, provided, however, that Buyer may assign any or all of its rights, interests and obligations: (i) to one or more of its Affiliates; (ii) for collateral security purposes to any lender providing financing to Buyer or any of its Affiliates and any such lender may exercise all of the rights and remedies of Buyer; and (iii) to any subsequent purchaser of Buyer, or any material portion of its assets (whether such sale is structured as a sale of equity, a sale of assets, a merger or otherwise).

Governing Law

The Asset Purchase Agreement is governed by and construed in accordance with the laws of the State of Delaware.

RECEIPT OF PROCEEDS, PAYMENT OF DISTRIBUTION, AND OPERATION OF

THE COMPANY AFTER THE ASSET SALE

The Company currently believes that the transaction will close on or prior to December 31, 2012. At closing, the Company will be entitled to receive (i) the base price of $160.0 million plus (ii) the Inventory Value, currently estimated at $15.0 million. Under the Asset Purchase Agreement, the Seller will only pay 90%, or an estimated $13.5 million, of the estimated Inventory Value at closing. Promptly after closing, but no later than 65 days after closing, the final Inventory Value will be determined by the Seller and Buyer, with a final payment by Buyer or Seller to be made upon determination of that value. Of the total proceeds payable at closing, $12.5 million will be placed in escrow and the Company will receive approximately $161.0 million.

The Company and the Seller will use these proceeds to repay the indebtedness of Seller estimated at $44.8 million as of the closing date and to pay the transaction costs estimated to be between $2.5 million and $3.5 million. After paying off Seller’s debt and the transaction costs, the Company intends to make a cash distribution to its Unit holders. The Company has not yet determined the amount of the cash distribution, but will make that decision following the closing of the Asset Sale, after considering the Company’s cash resources, its anticipated future working capital needs and obligations, other potential uses of the proceeds of the transaction, and applicable legal requirements.

After the closing of the Asset Sale, the Company will continue to own and operate three ethanol plants through its ABE South Dakota, LLC subsidiary. The Company operates a 44-million gallon per year ethanol facility and a 9-million gallon per year ethanol facility in Aberdeen, South Dakota and operates a 32-million gallon per year ethanol facility in Huron, South Dakota. We have attached as Annex D to this Information Statement pro forma financial information showing a pro forma Balance Sheet as of June 30, 2012, and pro forma Consolidated Statements of Operations for the years ended September 30, 2011, 2010 and 2009 and the nine months ended June 30, 2012 and 2011. The unaudited pro forma condensed consolidated balance sheet reflects the effect of the Asset Sale, the repayment of Seller’s debt and the payment of estimated transaction costs of $2.7 million as if the transaction had occurred on June 30, 2012. The unaudited pro forma condensed consolidated statements of operations reflect the elimination of sales and expenses related to the ABE Fairmont operations.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, information statements and other information with the SEC. You may read and copy these reports, statements or other information we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. The reports and other information that we file with the SEC are also available in the “SEC Filings” section of our corporate website at www.advancedbioenergy.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this Information Statement, and therefore is not incorporated herein by reference.

Statements contained in this Information Statement, or in any document incorporated by reference in this Information Statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this Information Statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Information Statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement and before the Closing.

Any person, including any beneficial owner, to whom this Information Statement is delivered may request copies of information statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written request directed to the attention of our Corporate Secretary at Advanced BioEnergy, LLC, 8000 Norman Center Drive, Suite 610, Bloomington, MN 55437 or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

DELIVERY OF DOCUMENTS TO UNIT HOLDERS SHARING AN ADDRESS

In order to reduce expenses, we will deliver only one Information Statement to multiple Unit holders that share an address unless we received contrary instructions from one or more of the Unit holders. Upon written or oral request to Richard R. Peterson at 8000 Norman Center Drive, Suite 610, Bloomington, MN 55437 or (763) 226-2701, we will promptly provide a separate copy of the Information Statement to a Unit holder with a shared address to which a single copy of the Information Statement was delivered. If you wish to receive a separate copy of our proxy statements, annual reports and information statements in the future, or if you are receiving multiple copies of our proxy statements, annual reports and information statements and wish to receive a single copy in the future, please contact Richard R. Peterson as provided above.

NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT MATERIALS

Important Notice Regarding the Availability of Information Statement Materials

Pursuant to rules promulgated by the SEC, we have elected to provide access to this Information Statement both by sending you this Information Statement and by notifying you of the availability of such on the Internet.

This Information Statement, including the four Annexes to this Information Statement, is available at the following website: www.advancedbioenergy.com.

We intend to close the Asset Sale on the third business day following the satisfaction or waiver of the closing conditions or such other date as the parties may mutually determine, but not earlier than twenty days after the date this Information Statement and notice are first mailed to the Unit holders, which was November 1, 2012.

We are not soliciting you for a proxy or for consent authority. We are only furnishing this Information Statement as a matter of regulatory compliance with SEC rules.

By Order of the Board of Directors,

/s/ Scott A. Brittenham
Scott A. Brittenham
Chairman of the Board

ANNEX A

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

ABE FAIRMONT, LLC (“SELLER”),

ADVANCED BIOENERGY, LLC (“PARENT”),

FLINT HILLS RESOURCES FAIRMONT, LLC (“BUYER”),

and

FLINT HILLS RESOURCES, LLC (“FHR”)

dated as of

October 15, 2012

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	A-1

ARTICLE 2 PURCHASE AND SALE OF ACQUIRED ASSETS	A-10
2.1. Purchase and Sale of Acquired Assets	A-10
2.2. Assumption of Assumed Liabilities	A-10
2.3. Purchase Price	A-10
2.4. The Closing	A-12
2.5. Allocation of Purchase Price	A-12
2.6. Withholding	A-13

ARTICLE3 REPRESENTATIONS AND WARRANTIES OF SELLER	A-13
3.1. Organization, Power and Authorization	A-13
3.2. Binding Effect and Noncontravention	A-13
3.3. Brokers	A-14
3.4. Capitalization	A-14
3.5. Subsidiaries	A-14
3.6. Financial Statements	A-14
3.7. Absence of Undisclosed Liabilities	A-14
3.8. Subsequent Events	A-14
3.9. Title to Assets	A-15
3.10. Compliance With Laws	A-15
3.11. Tax Matters	A-15
3.12. Environmental Matters	A-16
3.13. Intellectual Property	A-17
3.14. Real Estate	A-18
3.15. Litigation	A-19
3.16. Employee Benefits	A-19
3.17. Insurance	A-20
3.18. Contracts	A-20
3.19. Employees	A-22
3.20. Affiliate Transactions	A-22
3.21. Inventory	A-22
3.22. Permits and Licenses	A-23
3.23. Tangible Assets	A-23
3.24. Product/Service Warranty	A-23
3.25. Product Liability	A-23
3.26. Customers and Suppliers	A-23
3.27. Vehicles	A-23
3.28. Additional Representations Regarding Rail Line Matters	A-23

ARTICLE4 REPRESENTATIONS AND WARRANTIES OF PARENT	A-24
4.1. Organization, Power and Authorization	A-24
4.2. Binding Effect and Noncontravention	A-24

ARTICLE5 REPRESENTATIONS AND WARRANTIES OF BUYER	A-25
5.1. Organization, Power and Authorization	A-25
5.2. Binding Effect and Noncontravention	A-25
5.3. No Litigation	A-25
5.4. Funding	A-25
5.5. Brokers	A-25
5.6. Condition of Business	A-25

A-i

ARTICLE 6 CONDITIONS TO THE CLOSING	A-26
6.1. Conditions to Buyer’s Obligation	A-26
6.2. Conditions to Seller’s and Parent’s Obligation	A-27

ARTICLE 7 COVENANTS OF SELLER AND PARENT PENDING CLOSING	A-28
7.1. Limitation on Conduct Prior to Closing Date	A-28
7.2. Affirmative Conduct Prior to Closing	A-29
7.3. Exclusivity	A-30
7.4. Filings	A-30
7.5. Information Statement	A-30
7.6. Access	A-30
7.7. Environmental Matters	A-31
7.8. Notifications	A-31
7.9. Tax Clearance Certificate	A-31
7.10. Forward Contracts	A-32
7.11. Interim Financial Information	A-32
7.12. Instruments of Conveyance	A-32

ARTICLE 8 COVENANTS	A-32
8.1. Further Assurances	A-32
8.2. Litigation Support	A-32
8.3. Confidentiality	A-32
8.4. Transition	A-33
8.5. Employment Matters	A-33
8.6. Domain Name Assignment	A-34
8.7. Warranty Claims	A-34
8.8. Excluded Liabilities	A-34
8.9. Assignment of Acquired Contracts	A-34
8.10. Excluded Assets	A-35
8.11. Consents; Regulatory Filings	A-35
8.12. Nebraska Advantage Act	A-36
8.13. Pipeline Capacity Rights Agreement	A-36

ARTICLE 9 SURVIVAL AND INDEMNIFICATION	A-37
9.1. Survival of Covenants, Representations and Warranties	A-37
9.2. Indemnification Obligations of Seller and Parent	A-37
9.3. Indemnification Obligations of Buyer	A-37
9.4. Limitations on Indemnification; Etc.	A-37
9.5. Third Party Claims	A-38
9.6. Characterization of Indemnity Payments	A-38
9.7. Use of Escrow Account	A-38
9.8. Other Indemnification Matters	A-38
9.9. Mitigation	A-39

ARTICLE 10 TERMINATION	A-39
10.1. Termination	A-39
10.2. Effect of Termination	A-39

ARTICLE 11 TAX MATTERS	A-40
11.1. Covenant Regarding Tax Matters	A-40
11.2. Prorations	A-40
11.3. Cooperation on Tax Matters	A-40
11.4. Tax Contests	A-40

A-ii

11.5. Certain Taxes	A-41
11.6. Refunds	A-41

ARTICLE 12 MISCELLANEOUS	A-41
12.1. Public Announcements	A-41
12.2. Transaction Expenses	A-41
12.3. Amendments	A-41
12.4. Successors and Assigns	A-42
12.5. Governing Law	A-42
12.6. Jurisdiction	A-42
12.7. Service of Process	A-42
12.8. Notices	A-42
12.9. Schedules and Exhibits	A-43
12.10. Counterparts; Electronic Transmission of Signatures	A-43
12.11. No Third Party Beneficiaries	A-44
12.12. Headings	A-44
12.13. Entire Agreement	A-44
12.14. Severability	A-44
12.15. Construction	A-44
12.16. Exclusive Remedy	A-44
12.17. Guarantee by Flint Hills Resources	A-44

A-iii

EXHIBITS AND SCHEDULES

Exhibit A	Irrevocable Consent of Requisite Unitholders of Parent
Exhibit B	Agreement Regarding Rail Line Matters
Exhibit C	Form of Bill of Sale
Exhibit D	Form of Deed
Exhibit E	Form of Easement Assignment
Exhibit F	Form of Escrow Agreement
Exhibit G	Form of Non-competition Agreement
Exhibit H	Form of Pipeline Capacity Rights Agreement
Exhibit I-1	Form of Seller and Parent Closing Certificate
Exhibit I-2	Form of Buyer Closing Certificate

Schedules

1.1	Other Acquired Assets
1.2	Acquired Contracts
1.3	Other Assumed Liabilities
1.4	Exclusions from Definition of “Debt”
1.5	Other Excluded Assets
1.6	Excluded Contracts
1.7	Permitted Liens
2.3(b)(i)	Debt
2.3(c)	Inventory Value
3.1	Organization, Power and Authorization (Seller)
3.2(b)	Binding Effect and Noncontravention (Seller)
3.3	Brokers
3.8	Subsequent Events
3.10	Compliance with Laws
3.11	Tax Matters
3.12	Environmental Matters
3.13	Intellectual Property
3.14	Real Property
3.15	Litigation
3.16	Employee Benefits
3.17	Insurance
3.18	Contracts
3.20	Affiliate Transactions
3.22	Permits and Licenses
3.23	Tangible Assets
3.26	Customers and Suppliers
3.27	Vehicles
4.1	Organization, Power and Authorization (Parent)
4.2(b)	Binding Effect and Noncontravention (Parent)
4.1	Parent Organization, Power and Authorization
4.2(b)	Parent Required Consents
6.1(e)	Governmental Licenses, Permits and Approvals
6.1(f)	Third Party Consents
7.2(a)	Capital Expenditures
7.7	Environmental Notices and Reports to be Prepared by Seller
8.5	Employees to Receive Offers
8.9(a)(i)	Assignment of Acquired Contracts

A-iv

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of October 15, 2012, by and among ABE Fairmont, LLC, a Delaware limited liability company (“Seller”), Advanced BioEnergy, LLC, a Delaware limited liability company (“Parent”), Flint Hills Resources Fairmont, LLC, a Delaware limited liability company (“Buyer”), and, with respect to Sections 12.6, 12.7, 12.8 and 12.17 only, Flint Hills Resources, LLC, a Delaware limited liability company (“FHR”).

BACKGROUND

A. This Agreement contemplates a transaction in which Seller would sell to Buyer, and Buyer would purchase from Seller, substantially all of the assets of Seller (and assume certain liabilities) pursuant to the terms and conditions as set forth herein.

B. The Parent owns all of the issued and outstanding member units of Seller and would benefit from the consummation of the transactions contemplated by this Agreement.

C. FHR, an Affiliate of Buyer, is guaranteeing all the Buyer Obligations as herein set forth.

D. Concurrently herewith, the unitholders of Parent holding more than a majority of the outstanding voting power of Parent’s units have delivered an irrevocable written Unitholder Consent consenting to this Agreement and the transactions contemplated hereby in accordance with Parent’s Operating Agreement and Legal Requirements, a copy of which is attached hereto as Exhibit A.

E. Concurrently herewith, Parent, Seller and Buyer have entered into an Agreement Regarding Rail Line Matters, which addresses certain additional agreements and understandings among them regarding various rail line matters related to the transactions contemplated hereby, a copy of which is attached hereto as Exhibit B (the “Rail Line Matters Agreement”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings set forth below:

“Acquired Assets” means all right, title and interest in and to all of the assets of Seller related to the ownership and operation of the Facility or otherwise used in connection with or held for the benefit of the operation of the Business, including, without limitation, all: (a) Real Property (other than any portion of the Rail Line or, subject to the provisions of Section 8.13, the Pipelines); (b) Tangible Personal Property; (c) Intellectual Property, IP Licenses, and all rights thereunder, including all rights to sue for past, present and future infringements, misappropriations, dilutions and other violations thereof, and all other remedies against infringements, misappropriations, dilutions, and other violations thereof and rights to protection of interests therein under the laws of all jurisdictions; (d) Acquired Contracts; (e) prepaid expenses, claims, prepayments, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment; (f) franchises, approvals, permits, licenses, Orders, registrations, certificates, variances and similar rights obtained from Government Entities; (g) Records; (h) goodwill; (i) to the extent transferable, all renewable identification numbers, carbon intensity credits, emission reduction credits, permits and rights with respect to ethanol included in Inventory; (j) those assets specifically set forth on Schedule 1.1; and (k) to the extent transferable, all warranties, indemnities and guarantees with respect to any of the foregoing; provided, however, that the Acquired Assets do not include the Excluded Assets.

“Acquired Contracts” means the agreements, contracts, leases, licenses and other arrangements set forth on Schedule 1.2, and all rights, privileges and claims thereunder.

“Acquired Forward Contract” has the meaning set forth in Section 7.10.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. A Person is deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the opening paragraph.

“Allocation Statement” has the meaning set forth in Section 2.5.

“Alternative Transaction” has the meaning set forth in Section 7.3.

“Assumed Liabilities” means: (a) certain of Seller’s other Liabilities as set forth on Schedule 1.3; and (b) the obligations under the Acquired Contracts arising from the ownership or operation of the Business following the Closing.

“Base Purchase Price” has the meaning set forth in Section 2.3(a)(i).

“Bill of Sale” means the Bill of Sale, Assignment and Assumption Agreement to be entered into at the Closing by Buyer and Seller, in substantially the form attached as Exhibit C.

“BNSF” means BNSF Railway Company.

“BNSF Pipeline Easements” has the meaning set forth in Section 8.13.

“Board” means the Board of Directors of the Seller and Parent.

“Business” means the business of owning and operating the Facility, and producing, storing, transporting, marketing and selling fuel-grade ethanol and other related products in connection with the operations of the Acquired Assets and the Assumed Liabilities, whether such operations are conducted by Seller or any of its Affiliates before Closing, or Buyer after Closing.

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York, are authorized or required by Legal Requirements to be closed.

“Buyer” has the meaning set forth in the opening paragraph.

“Buyer Obligations” has the meaning set forth in Section 12.17.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and of any similar state law, each as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Confidential Information” means any information concerning the Business and affairs of Seller that is not already generally available to the public.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated July 12, 2012, between Flint Hills Resources, L.P. and Greene Holcomb & Fisher.

“Corn Contract” has the meaning set forth in Section 7.10.

“Damages” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, Orders, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Liens, losses, expenses and fees, including court costs and attorneys’ fees and expenses.

“Debt” means: (a) indebtedness for borrowed money; (b) indebtedness secured by any Lien on property owned by Seller or on any Acquired Asset; (c) indebtedness evidenced by notes, bonds, debentures, outstanding checks, bankers’ acceptances or similar instruments; (d) capital leases, including, without limitation, all amounts representing the capitalization of rentals in accordance with GAAP; (e) “earnouts” and similar payment obligations; (f) obligations under letters of credit; (g) advances under factoring agreements; (h) other obligations and Liabilities that accrue interest or similar charges (other than trade payables incurred in the ordinary course of the Business consistent with past practice); (i) guarantees with respect to liabilities of a type described in any of clauses (a) through (h) above; and (j) interest, penalties, premiums, fees and expenses related to any of the foregoing; provided, however, that Debt shall not include any of the items set forth on Schedule 1.4.

“Deed” means a recordable special warranty deed conveying the Real Property to Buyer, together with Nebraska Department of Revenue Form 521 (Real Estate Transfer Statement) all in substantially the form attached as Exhibit D.

“Easement Assignment” means the Assignment of Easements and Easement Facilities to be entered into at the Closing by Buyer and Seller, in substantially the form attached as Exhibit E.

“Disclosure Schedule” means the disclosure schedule attached to this Agreement that sets forth the exceptions to the representations and warranties contained in Article 3 and Article 4 and certain other information called for by this Agreement.

“Employee Benefit Plan” means: (a) any “employee benefit plan” (as defined in Section 3(3) of ERISA); (b) all specified fringe benefit plans as defined in Section 6039(D) of the Code; (c) all cafeteria plans as defined in Section 125 of the Code; and (d) any other employee benefit plan, program or arrangement of any kind, including, without limitation, bonus plans, employment, consulting, change-in-control, commissions or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, security purchase, severance pay, sick leave, vacation pay, paid time off, salary continuation, disability, hospitalization, medical insurance, life insurance, and scholarship programs.

“Environmental Laws” means any Legal Requirement, and any Order or binding agreement with any Government Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901

et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means each entity that is treated as a single employer with Seller for purposes of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA.

“Escrow Account” has the meaning set forth in Section 2.3(e).

“Escrow Agent” means Wells Fargo Bank, National Association, or any other successor as determined under the Escrow Agreement.

“Escrow Agreement” means the escrow agreement by and among Seller, Parent, Buyer and Escrow Agent, in substantially the form attached as Exhibit F.

“Escrow Amount” has the meaning set forth in Section 2.3(b).

“Escrow Fund” shall mean the Escrow Amount held by the Escrow Agent in accordance with this Agreement and the Escrow Agreement together with all interest on or other taxable income, if any, earned from the investment of the Escrow Amount.

“Escrow Termination Date” shall mean the date that is the eighteen month anniversary of the Closing Date.

“Estimated Inventory Value” has the meaning set forth in Section 2.3(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means: (a) cash, cash equivalents and, except as provided on Schedule 1.1, restricted cash; (b) accounts, notes and other receivables; (c) the charter and other documents relating to the organization, maintenance and existence of Seller as a limited liability company; (d) any of the rights of Seller under any Transaction Document; (e) any of the rights of Seller under any Excluded Contract; (f) the other excluded assets set forth on Schedule 1.5; (g) any and all right, title or interest in the names “ABE,” “Advanced BioEnergy,” “ABE Fairmont,” or “ABE Fairmont, LLC”; (h) notes receivable owed by, or advances or loans made to, any officer or employee of Seller; (i) subject to the rights and interests of Buyer under the Rail Line Matters Agreement, the Rail Line until such time as Buyer (or Buyer’s designee) acquires the Rail Line as contemplated by the Rail Line Matters Agreement; and (j) as applicable pursuant to the provisions of Section 8.13 and subject to the rights and interests of Buyer under the Pipeline Capacity Rights Agreement, the Pipelines (until such time as the Pipelines are to be transferred to Buyer as contemplated by Section 8.13).

“Excluded Contract” means any contract, agreement or understanding that is not an Acquired Contract, including, without limitation, those contracts, agreements and understandings set forth on Schedule 1.6.

“Excluded Liabilities” means any Liabilities of Seller, Parent or any of their respective Affiliates, or the Business, other than the Assumed Liabilities, including, without limitation: (a) any Liability resulting from, arising out of, relating to, in the nature of or caused by any breach of contract, breach of warranty, tort, infringement, workers’ compensation claim, customer warranty claim, violation of Legal Requirement or environmental matter, including without limitation those arising under Environmental Laws; (b) any Liability for Taxes; (c) any Liability for income, transfer, sales, use and other Taxes arising in connection with the consummation of the Transaction in accordance with Article 11 (including any Taxes arising as a result of the transfer of the Acquired Assets); (d) any Liability for the unpaid Taxes of any Person as a transferee or successor, by contract or otherwise; (e) any Liability to indemnify any Person by reason of the fact that the Person was a partner, manager, trustee, director, officer, employee or agent of Seller or any of its Affiliates or was serving at the request of any such Person as a partner, manager, trustee, director, officer, employee or agent of another Person; (f) any Liability for costs and expenses incurred in connection with this Agreement and the Transaction; (g) any Liability under this Agreement or any other Transaction Document; (h) any Liability resulting from, arising out of, relating to, in the nature of, or caused by any Excluded Asset; (i) any Liability resulting from, arising out of, relating to, in the nature of or caused by any Excluded Contract; (j) any Debt; (k) any Liability for compensation, salary, wages, commissions, vacation, paid-time-off or any other Liability under or connected with any Employee Benefit Plan; (l) any notes payable or other similar Liabilities to any officer or employee of Seller; (m) any Unclaimed Property; and (n) any Liability related to the ownership, operation or use of the Rail Line, or compliance with any Legal Requirements applicable thereto, for all periods prior to such time as Buyer (or Buyer’s designee) acquires the Rail Line as contemplated by the Rail Line Matters Agreement.

“Facility” means Seller’s ethanol producing facility located at 1214 County Road G, Fairmont, Nebraska, 68354.

“FHR” has the meaning set forth in the opening paragraph.

“Final Closing Statement” has the meaning set forth in Section 2.3(d)(i).

“Final Inventory Value” has the meaning set forth in Section 2.3(d)(i).

“Financial Statements” has the meaning set forth in Section 3.6.

“Forward Contracts” has the meaning set forth in Section 7.10.

“Fundamental Representations” has the meaning set forth in Section 9.1.

“GAAP” means United States generally accepted accounting principles, as established by the Financial Accounting Standards Board, as in effect from time to time.

“Government Entity” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature; (d) multi-national organization or body; or (e) Person exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or similar power of any nature.

“Hazardous Substance” means any chemical, material or substance in any form, whether solid, liquid, gaseous, semisolid or any combination thereof, whether waste material, raw material, chemical, finished product, byproduct or any other material or article, that is listed or regulated under applicable Environmental Laws as a “hazardous” or “toxic” substance or waste, or as a “contaminant,” or is otherwise listed or regulated under applicable Environmental Laws because it poses a hazard to human health or the environment; including, without limitation, hazardous substances as defined in CERCLA, petroleum products, byproducts or derivatives thereof, asbestos, urea formaldehyde foam insulation and lead-containing paints or coatings.

“Hedge Contract” has the meaning set forth in Section 7.10.

“Hired Employee” has the meaning set forth in Section 8.5(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

“Indemnified Party” means a party who is seeking indemnification under Article 9.

“Indemnifying Party” means a party from whom indemnification is being sought under Article 9.

“Independent Accountant” has the meaning set forth in Section 2.3(d)(iii).

“Information Statement” means the information statement that is submitted to Parent’s unitholders and filed with the SEC pursuant to Regulation 14C promulgated under the Exchange Act describing the Transactions.

“Insurance Policies” has the meaning set forth in Section 3.17.

“Intellectual Property” means all domestic and foreign intellectual property rights, including all of the following: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, telephone and facsimile numbers and brand names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith and all applications, registrations and renewals in connection therewith; (c) copyrightable works, copyrights, industrial designs, and all applications, registrations and renewals in connection therewith; (d) mask works and applications, registrations and renewals in connection therewith; (e) trade secrets and information related to research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals; (f) computer software (including data and related documentation); (g) other proprietary information and rights; (h) registered internet domain names, websites, website addresses and universal resource locators (URLs); and (i) copies and tangible embodiments (in whatever form or medium) of any of the foregoing.

“Inventory” means all of the inventory of the Business, whether or not reflected on the books and records of Seller and whether finished products, raw materials, ingredients, or supplies, that is located at the Facility, including: (a) all ethanol; (b) all corn; (c) all Work in Process; (d) all corn oil; (e) all dry, modified and wet distillers grains; and (f) all yeast, enzymes, chemicals and denaturant; provided, however, finished products will not constitute “Inventory” to the extent such finished products have been loaded onto a truck or railcar and a bill of lading has been issued with respect to such finished products.

“Inventory Advance” has the meaning set forth in Section 2.3(b).

“Inventory Objection Notice” has the meaning set forth in Section 2.3(d)(ii).

“Inventory Value” is defined in, and shall be calculated in accordance with the formula set forth on, the “Inventory Schedule” attached hereto as Schedule 2.3(c).

“IP Licenses” means all licenses and sublicenses of Intellectual Property granted by or to Seller, other than licenses of Intellectual Property included in the Excluded Assets.

“Latest Balance Sheet” means Seller’s most recent unaudited balance sheet included in the Financial Statements.

“Legal Requirement” means any law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, treaty, rule, regulation, ruling, determination, charge, direction or other restriction of an arbitrator or Government Entity.

“Liability” means any liability or obligation of any kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, assessment, deed of trust, lease, adverse claim, levy, restriction on transfer, any conditional sale or title retention agreement or other security interest.

“Material Adverse Effect” means any fact, event, series of events, change, effect or circumstance that, individually or in the aggregate with other facts, events, series of events, changes, effects or circumstances, has had or is reasonably likely to have a material adverse effect on either (a) the ability of Parent or Seller to consummate the Transactions or perform their respective obligations under this Agreement or any other Transaction Document, or (b) the Business, results of operations, assets, Liabilities or financial condition of Seller; provided, however, that, solely with respect to this clause (b), in no event shall any of the facts, events, series of events, changes, effects or circumstances resulting from or relating to the following, either alone or in combination, constitute a Material Adverse Effect, or be taken into account in determining whether there has been a Material Adverse Effect: (i) any change in economic or financial conditions generally; (ii) the execution of this Agreement or the public announcement of the Transaction, (iii) any change in GAAP after the date hereof; (iv) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack or any earthquakes, hurricanes or other natural disasters; (v) any change in the financial, banking, credit, securities, or commodities markets, the economy in general or prevailing interest rates of the United States or any other jurisdiction, where Seller has operations or significant revenues; or (vi) any changes in any Legal Requirements or the interpretation thereof after the date hereof, except to the extent that such change has had, or is reasonably likely to have, a disproportionate effect on the Business or the Seller, taken as a whole, relative to other Persons in its industry.

“Nebraska Advantage Act” has the meaning set forth in Section 3.11(h).

“Non-competition Agreement” means the Non-competition and Non-solicitation Agreement to be entered into at the Closing by Seller and Parent for the benefit of Buyer and its Affiliates, in substantially the form attached as Exhibit G.

“Nonfundamental Claim” has the meaning set forth in Section 9.4(a).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Government Entity.

“Other Bidders” has the meaning set forth in Section 7.3.

“Outside Date” means April 15, 2013.

“Parent” has the meaning set forth in the opening paragraph.

“Permits” has the meaning set forth in Section 3.22.

“Permitted Liens” means: (i) Liens for current Taxes, assessments, fees and other charges by any Tax Authority that are not due and payable as of the Closing Date; (ii) statutory Liens of landlords, Liens of carriers, warehouse persons, mechanics and material persons and other Liens imposed by Legal Requirements incurred in the ordinary course of business for sums (x) not yet due and payable or (y) being contested in good faith, if a reserve or other provision, if any, as shall be required by GAAP shall have been made therefor on the Financial Statements; and (iii) easements, rights-of-way, restrictions and other similar charges or other Liens on or affecting any Real Property and set forth on Schedule 1.7, in each case which do not materially interfere with the ordinary conduct of business of Seller or the Business.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or entity, any other business entity, an estate, a labor union or a Government Entity.

“Pipelines” has the meaning set forth in Section 8.13.

“Pipeline Capacity Rights Agreement” means the Pipeline Capacity Rights Purchase Agreement to be entered into at the Closing by Buyer and Seller to the extent required under Section 8.13, in substantially the form attached as Exhibit H.

“Purchase Price” has the meaning set forth in Section 2.3(a).

“Rail Line” has the meaning set forth in the Rail Line Matters Agreement, which describes the rail lines and related portion of the Real Property owned by Sellers, and the rail lines leased, used and operated by Seller and Parent in connection with the operation of the Facility, including the shipping of products by rail from the Facility.

“Rail Line Matters Agreement” has the meaning set forth in paragraph E of the Background section at the beginning of this Agreement.

“Real Property” means all real property (including all land, buildings, structures, improvements and fixtures erected thereon and all appurtenances related thereto, together with all systems, equipment and items of personal property attached thereto) as used in the operation of the Business and including, without limitation, the Facility.

“Records” means, the following written materials, data and records (in whatever form or medium) to the extent in existence and the possession or control of Seller relating to the Business and which are not Excluded Assets: (i) business records, including customer lists and records and transportation and logistics records; (ii) equipment logs; (iii) service, warranty and claim records; (iv) records relating to the Inventory; (v) maintenance records and other documents relating to the Real Property, Intellectual Property, and the Tangible Personal Property; (vi) material safety data sheets; (vii) information demonstrating compliance with applicable laws, such as: (A) refrigerant service records; (B) emissions data, or parametric data used to demonstrate compliance with emissions limits; (C) inspections results; (D) process information such as scrubber flow, pressure drop and thermal oxidizer temperature logs; (E) training records; and (F) process safety information, including any drawings, studies and calculations, reflecting the original/as-built design of the Facility as well as up-to-date process safety information consistent with current operating conditions and equipment; (viii) operating procedures, guides and manuals; (ix) training manuals (x) compliance calendars; (xi) logins/passwords for government on-line registries, including Federal Communications Commission registration numbers and passwords; (xii) plans required by applicable regulation such as Storm Water Pollution Prevention Plan and Spill Prevention Control & Countermeasure; (xiii) to the extent transferable in accordance with Legal Requirements, employment, occupational, exposure and medical records of any employees of Seller who perform services for the Business (other than employment records related to any such employee who is not offered employment by Buyer pursuant to Section 8.5(a) or who does not accept an offer of employment with Buyer); (xiv) financial records; (xv) product formulations, specifications and recipes; (xvi) all other documents used in the Business, including those related to products, marketing, advertising and promotional materials and (xvii) those related to any of the Acquired Assets or Assumed Liabilities.

“Reporting Party” has the meaning set forth in Section 3.11.

“Representatives” means, with respect to any Person, such Person and its Affiliates and their respective managers, officers, directors, employees, investment bankers, financial advisors, attorneys, accountant or any other representative, agent, consultant or advisor.

“Scheduled Contracts” has the meaning set forth in Section 3.18(a).

“SEC” means the United States Securities and Exchange Commission.

“Seller” has the meaning set forth in the opening paragraph.

“Seller’s Knowledge” means the actual knowledge, after due inquiry and reasonable investigation, of each of Richard Peterson and Christine Schumann; provided, however, with respect to the representations and warranties in Sections 3.12, 3.13, 3.14, 3.15, 3.18(b), 3.22 and 3.26, Seller’s Knowledge also include the actual knowledge of each of Tony Beam and Grant Johanson.

“Straddle Period” has the meaning set forth in Section 11.1.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other Person of which an aggregate of more than 50% of the outstanding voting stock, partnership interests, membership interests or other ownership interests are at any time directly or indirectly owned by such Person, by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Tangible Personal Property” means all fixed assets and other tangible personal property (including all machinery, equipment, Inventory, furniture, furnishings, fixtures, automobiles, trucks, trailers, other vehicles, tools, parts and spare parts) together with any transferable express or implied warranty of any Person covering any item or component part thereof, rights of return, or rebate rights relating to the foregoing.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property (including special assessments), personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind, including any interest, penalty or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Clearance Certificate” has the meaning set forth in Section 7.9.

“Tax Proceeding” has the meaning set forth in Section 11.4.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes (including any schedule or attachment thereto) and any amendment thereof.

“Taxing Authority” means the United States Internal Revenue Service and any other Government Entity responsible for the administration of any Tax.

“Third Party Claim” has the meaning set forth in Section 9.5(a).

“Transaction” means the sale of the Acquired Assets, the assumption of the Assumed Liabilities, the payment of the Purchase Price, and all other matters related to the herein described transaction.

“Transaction Documents” means this Agreement, the Rail Line Matters Agreement, the Deed, the Easement Assignment, the Escrow Agreement, the Bill of Sale, the Non-competition Agreement and, as applicable, the Pipeline Capacity Rights Agreement.

“Treasury Regulations” means the rules and regulations promulgated under the Code.

“Unclaimed Property” means all abandoned or unclaimed property reportable under any state or local unclaimed property, escheat or similar Legal Requirement where the dormancy period elapsed prior to the Closing Date.

“Unitholder Consent” means the written consent or approval of Parent’s unitholders in an amount sufficient to ratify the Board’s action to enter into this Agreement and authorize Seller and Parent to perform hereunder.

“Work in Process” means all unfinished ethanol (or ethanol components) still involved in the production process and located in fermentation devices, distillation devices, tanks, piping or elsewhere within the Facility, as well as all grains and grain products involved in the production process (i.e., not yet ready for sale as dry, modified or wet distillers grains, corn oil or otherwise) and located anywhere within the Facility.

ARTICLE 2

PURCHASE AND SALE OF ACQUIRED ASSETS

2.1. Purchase and Sale of Acquired Assets. Subject to the terms and conditions of this Agreement, Buyer will purchase the Acquired Assets from Seller, and Seller will sell, transfer, assign and deliver the Acquired Assets to Buyer, free and clear of all Liens and Debt at the Closing.

2.2. Assumption of Assumed Liabilities. Subject to the terms and conditions of this Agreement, Buyer will assume from Seller and become responsible for all Assumed Liabilities at the Closing. Buyer will not assume from Seller or have any responsibility with respect to the Excluded Liabilities or any other Liability of Seller or Parent not included within the definition of Assumed Liabilities.

2.3. Purchase Price.

(a) Purchase Price Determination. The aggregate consideration for the Acquired Assets (as adjusted in accordance with the terms of this Agreement, the “Purchase Price”) will be the sum of the following (without duplication):

(i) $160,000,000.00 (the “Base Purchase Price”); plus

(ii) the Inventory Value.

(b) Payment of Purchase Price; Satisfaction of Debts and Liens. At the Closing and subject to the conditions set forth in this Agreement, the Purchase Price will be paid as follows: Buyer will deliver to Seller, by wire transfer or delivery of other immediately available funds to an account designated by Seller, an amount equal to the Base Purchase Price, plus 90% of the Estimated Inventory Value (the “Inventory Advance”), less an escrow deposit of $12,500,000.00 (the “Escrow Amount”). Prior to or at the time of Closing, Seller shall satisfy in full or terminate: (i) all of the Debt (other than trade accounts payable and Assumed Liabilities) of Seller or otherwise relating to the Business or any of the Acquired Assets as of the Closing Date, including, without limitation, the Debt listed on Schedule 2.3(b)(i); (ii) all fees and expenses owing by Seller in connection with the Transaction; and (iii) all Liens (other than Permitted Liens) against the Business or any of the Acquired Assets. All such satisfactions or terminations will be made pursuant to payoff letters, invoices or termination agreements delivered by Seller to Buyer in customary form.

(c) Estimated Inventory Value. Buyer and Seller shall cooperate in good faith to conduct a physical count and measurement of the Inventory on hand, as of 6:00 p.m. (Central Time) on the day before the Closing Date in accordance with the procedures set forth in Schedule 2.3(c). Promptly following completion of such Inventory count and measurement, Buyer and Seller shall agree in good faith upon an estimate of Inventory Value as of the Closing Date (the “Estimated Inventory Value”) in accordance with Schedule 2.3(c); provided, however, that if Buyer and Seller are unable to agree upon the amount of the Estimated Inventory Value, then the Estimated Inventory Value shall be Buyer’s good faith estimate of Inventory Value as of the Closing Date.

(d) Inventory Adjustment.

(i) As promptly as reasonably practicable after the Closing, but no later than sixty-five (65) days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller a statement (the “Final Closing Statement”) setting forth and certifying Buyer’s calculation of the Inventory Value as of the Closing Date, determined in accordance the procedures set forth in Schedule 2.3(c) (the “Final Inventory Value”).

(ii) If Seller disagrees with Buyer’s calculation of Final Inventory Value as set forth on the Final Closing Statement, Seller may, within thirty (30) days after delivery of the Final Closing Statement, deliver a written notice to Buyer setting forth Seller’s objection thereto and Seller’s calculation of such amount (such notice, the “Inventory Objection Notice”). Any Inventory Objection Notice shall specify in reasonable detail those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in the Final Closing Statement and the calculation of Final Inventory Value as set forth therein. If Seller does not deliver an Inventory Objection Notice within such thirty (30) day period pursuant to this Section 2.3(d)(ii), Seller shall be deemed to have agreed with all items and amounts contained in the Final Closing Statement and the calculation of Final Inventory Value as set forth therein, and the Final Inventory Value as set forth in the Final Closing Statement shall be conclusive and binding on the parties hereto.

(iii) If Seller timely delivers an Inventory Objection Notice, Buyer and Seller shall, during the thirty (30) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the amount of Final Inventory Value. If the parties resolve all disputes, the computation of Final Inventory Value, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties hereto. If, despite using such commercially reasonable efforts, the parties do not agree on the Final Inventory Value, Buyer and Seller shall promptly cause Deloitte LLP (or if Deloitte LLP is unable or unwilling to accept such engagement, a mutually acceptable certified public accounting firm or independent certified appraisal firm (the “Independent Accountant”) agreed upon by Seller and Buyer (such agreement not to be unreasonably withheld, delayed or conditioned by Seller or Buyer)) to decide only those items in dispute and shall instruct the Independent Accountant to render such decision no later than thirty (30) days following the date of commencement of such engagement. The Independent Accountant shall act as an expert and not as an arbitrator to determine only the specific items under dispute by Seller and Buyer. In making such determination, the Independent Accountant shall consider only those items or amounts in the Final Closing Statement and Buyer’s calculation of Final Inventory Value as to which Seller has disagreed. The decision of the Independent Accountant shall include a statement of the Independent Accountant’s determination of each disputed item and a statement of the Final Inventory Value reflecting the Independent Accountant’s determination of all disputed items, shall be set forth in a written report delivered to Seller and Buyer and shall be conclusive and binding on the parties hereto. In resolving any disputed item, the Independent Accountant shall be bound by the provisions of this Agreement (including, without limitation Schedule 2.3(c)) and may not assign a value to any item greater than the greatest value for such item or less than the smallest value for such item claimed by either Buyer or Seller, as applicable.

(iv) The Independent Accountant will determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant. For example, should the items in dispute total in amount to $1,000 and the Independent Accountant awards $600 in favor of Seller’s position, 60% of the costs of its review would be borne by Buyer and 40% of the costs would be borne by Seller.

(v) Buyer and Seller shall, and shall cause their respective Affiliates and Representatives to, cooperate and assist in the preparation of the Final Closing Statement and the calculation of Final Inventory

Value and in the conduct of the review referred to in this Section 2.3(d), including making available, to the extent necessary, books, Records, work papers and personnel.

(vi) The Purchase Price will be: (i) adjusted downward by the amount, if any, by which the Inventory Advance exceeds the Final Inventory Value or (ii) adjusted upward by the amount, if any, by which the Final Inventory Value exceeds the Inventory Advance.

(vii) Within five (5) Business Days of the date on which the Final Inventory Value becomes final pursuant to Section 2.3(d)(ii) or 2.3(d)(iii), as applicable, (i) if the result of (A) the Final Inventory Value, minus (B) the Inventory Advance, is a positive number, Buyer shall pay, or cause to be paid, to Seller an amount in cash equal to such difference, together with interest thereon from the Closing Date at a per annum rate equal to the 1 Year London InterBank Offered Rate as of the Closing Date, or (ii) if such result is a negative number, Seller shall pay, or cause to be paid, to Buyer an amount in cash equal to the absolute value of such number, together with interest thereon from the Closing Date at a per annum rate equal to the 1 Year London InterBank Offered Rate as of the Closing Date.

(e) Escrow Account. The Escrow Amount shall be held in an escrow account (the “Escrow Account”) and distributed in accordance with the terms of the Escrow Agreement.

(i) For Tax reporting purposes, the Seller shall be deemed to be the owner of any cash in the Escrow Fund, and all interest on or other taxable income, if any, earned from the investment of such cash pursuant to the Escrow Agreement shall be treated for Tax purposes as earned by Seller until distributed in accordance with this Agreement and the Escrow Agreement.

(ii) Upon the nine (9) month anniversary of the Closing Date, an amount shall be released from the Escrow Account and paid to Seller such that the remaining balance in the Escrow Account equals the sum of $8,000,000 plus the aggregate amount of bona fide claims, if any, for indemnification properly asserted by Buyer but not yet resolved prior to such nine (9) month anniversary.

(iii) Upon the Escrow Termination Date, the remaining balance of the Escrow Fund (net of all amounts necessary to satisfy any pending claims that were made in accordance with the terms of the Escrow Agreement) shall promptly be paid from the Escrow Fund to the Seller; provided, however, that the Escrow Fund shall not terminate with respect to any amount which is necessary to satisfy any unsatisfied claims specified in any authorized officer’s certificate delivered to the Escrow Agent and the Seller or prior to the Escrow Termination Date with respect to facts and circumstances existing on or prior to the Escrow Termination Date. As soon as all such claims have been resolved, the Escrow Agent shall deliver the remaining portion of the Escrow Fund not required to satisfy such claims to Seller.

2.4. The Closing. The effective time and date for closing the Transaction (the “Closing”) shall be at 10:00 a.m. (Central time) on the third (3rd) Business Day following the date on which all of the conditions set forth in Article 6 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) or such other date and/or time as may be agreed upon by the parties (the “Closing Date”). The Closing shall take place at the offices of Lindquist & Vennum PLLP, Suite 4200, 80 South Eighth Street, Minneapolis, Minnesota 55402, or by agreement of the parties hereto, the Closing may take place by electronic or facsimile exchange of documents.

2.5. Allocation of Purchase Price. The Purchase Price (taking into account any adjustments thereto), plus the amount of the Assumed Liabilities included in the amount realized on the sale of the Acquired Assets for United States federal income tax purposes, shall be allocated among the Acquired Assets in accordance with Section 1060 of the Code (or any comparable provision of state, local or foreign Legal Requirements). Buyer will retain, at its cost, Duff & Phelps Corporation (or if Duff & Phelps Corporation is unable or unwilling to accept such engagement, Deloitte LLP, or if Deloitte LLP is unable or unwilling to accept such engagement, another mutually acceptable third party appraiser agreed upon by Seller and Buyer (such agreement not to be unreasonably withheld, delayed or conditioned by Seller or Buyer)) to value the individual assets comprising the

Acquired Assets, and Buyer shall prepare a statement setting forth the foregoing allocations (the “Allocation Statement”) based on the final valuation report issued by such third-party appraiser. Buyer shall deliver the Allocation Statement to Seller within ten (10) days of completion of same, which shall be binding on Seller. Buyer, Seller, Parent and their respective Affiliates shall report the purchase and sale of the Acquired Assets on all relevant Tax Returns, including IRS Form 8594 and any amendments thereto, consistent with the Allocation Statement. Neither Buyer nor Seller shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by Legal Requirements or pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of state, local or foreign Legal Requirements).

2.6. Withholding. Buyer shall be entitled to deduct and withhold, or cause to be deducted and withheld, any and all amounts from the Purchase Price equal to any withholding Tax owed to any Government Entity as a result of the transactions contemplated by the Agreement to the extent required under applicable Legal Requirements. Any amounts so withheld shall be treated as having been paid to Seller.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

OF SELLER

Except as otherwise set forth on the Disclosure Schedule (but subject to the provisions of Section 12.9 applicable thereto), Seller represents and warrants to Buyer as of the date hereof and at Closing, the following:

3.1. Organization, Power and Authorization. Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, which jurisdictions are set forth on Schedule 3.1 of the Disclosure Schedule, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Seller has the organizational power to carry on the business in which it is engaged (including the Business) and to own and use the properties owned and used by it. Seller has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is a party. The execution, delivery and performance by Seller of each Transaction Document to which it is a party has been duly and validly authorized by all necessary limited liability company action including, as necessary, the consent of Parent.

3.2. Binding Effect and Noncontravention.

(a) This Agreement has been duly executed and delivered by Seller and constitutes, and each other Transaction Document to which Seller is a party when executed and delivered will constitute, a valid and binding obligation of Seller, enforceable against Seller, in accordance with its terms except as such enforceability may be limited by: (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally; and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(b) The execution, delivery and performance by Seller of the Transaction Documents to which it is a party does not: (i) violate any provision of its charter, operating agreement or equivalent organizational documents; (ii) violate any Legal Requirement to which Seller is subject; (iii) except as set forth on Schedule 3.2(b)(iii) of the Disclosure Schedule, materially conflict with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under, or result in the loss or impairment of any rights under any agreement, contract, lease, license, instrument or other arrangement to which Seller is a party or by which Seller is bound or to which Seller’s assets are subject; (iv) result in the creation of any Lien on any of the Acquired Assets; or

(v) except as set forth on Schedule 3.2(b)(v) of the Disclosure Schedule, require any authorization, consent, approval or notice by or to any Government Entity or other Person.

3.3. Brokers. Except as set forth on Schedule 3.3 of the Disclosure Schedule, none of Seller, Parent or any of their respective Affiliates has retained any broker in connection with the Transaction. Buyer will not have any obligation to pay any broker’s, finder’s, investment banker’s, financial advisor’s or similar fee in connection with this Agreement or the Transaction by reason of any action taken by or on behalf of Seller, Parent or any of their respective Affiliates.

3.4. Capitalization. The Parent holds of record, owns beneficially and has good and marketable title to all of the issued and outstanding member units of Seller. Such member units have been duly authorized and are validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require Seller to issue, sell or otherwise cause to become outstanding any member units of Seller. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the member units of Seller.

3.5. Subsidiaries. Seller does not currently have, and has not had in the past, any Subsidiary nor any investment, equity or ownership interest (whether controlling or not) of any kind in any other Person. Seller is not engaged in any joint venture or partnership with any other Person.

3.6. Financial Statements. Seller has delivered the following financial statements (collectively, the “Financial Statements”) to Buyer: (a) Seller’s audited balance sheet and related statements of income, owner’s equity and cash flows as of and for the fiscal year ended September 30, 2011, together with all related notes and schedules thereto, and the report of Seller’s independent registered accounting firm, McGladrey & Pullen, LLP, thereon; and (b) Seller’s unaudited balance sheet and related statements of income and cash flows as of and for the eleven-months ended August 31, 2012. The Financial Statements were prepared in accordance with the books of account and other financial records of Seller, and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial condition of Seller as of such dates and the results of its operations and its cash flows for the periods specified; provided, however, that the Financial Statements described in Section 3.6(b) are subject to normal and recurring year-end adjustments and lack footnotes and other presentation items, the effect of which are not, individually or in the aggregate, material.

3.7. Absence of Undisclosed Liabilities. There are no Liabilities of or related to the Business or the Acquired Assets other than: (i) Liabilities reflected or reserved against in the Financial Statements, (ii) Liabilities that have arisen after the Latest Balance Sheet in the ordinary course of the Business; (iii) Liabilities for the performance or payment of executory obligations under any of the Acquired Contracts; provided that such Liabilities do not arise from any breach or default under such Acquired Contracts; (iv) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby; and (v) the Excluded Liabilities.

3.8. Subsequent Events.

(a) Since September 30, 2011: (i) there has been no event or occurrence which has had or could reasonably be expected to have a Material Adverse Effect; and (ii) Seller and, as applicable, its Affiliates have conducted the Business in the ordinary course consistent with past practice.

(b) Since September 30, 2011, except as set forth on Schedule 3.8 of the Disclosure Schedule, neither Seller nor any of its Affiliates has, with respect to the Business, taken or failed to take any action through the date hereof that if taken or failed to be taken following the date hereof would have required the consent of, or notice to, Buyer under Sections 7.1(b), 7.1(c), 7.1(e), 7.1(f), 7.1(g) or 7.1(h) of this Agreement, or, other than with respect to matters reflected in the Financial Statements, under Section 7.1(k) of this Agreement.

(c) Since August 31, 2012, except as set forth on Schedule 3.8 of the Disclosure Schedule, neither Seller nor any of its Affiliates has, with respect to the Business, taken or failed to take any action through the date hereof that if taken or failed to be taken following the date hereof would have required the consent of, or notice to, Buyer under Sections 7.1(a), 7.1(d) or 7.1(i) of this Agreement.

3.9. Title to Assets. Seller has good and marketable title to, or a valid leasehold interest in, the assets used in the conduct of the Business, reflected on the Latest Balance Sheet, or acquired since the date thereof, including all of the Acquired Assets, free and clear of all Liens (other than Permitted Liens) and Debt, except for (a) Liens and Debt to be satisfied in full, released and terminated prior to the Closing as contemplated by Section 2.3, (b) Inventory disposed of in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet, and (c) the Excluded Assets. Without limiting the generality of the foregoing, Seller has, and will transfer to Buyer at Closing, and immediately following the Closing Buyer will have, good and marketable title to all of the Acquired Assets, free and clear of all Debt and Liens (other than Permitted Liens and any Assumed Liabilities related to the Acquired Assets), subject, as applicable, to the receipt of the authorizations, consents and approvals set forth on Schedule 3.2(b) of the Disclosure Schedule.

3.10. Compliance With Laws. Seller and, with respect to the Business, each of its Affiliates, has complied in all material respects with all applicable Legal Requirements and, except as set forth on Schedule 3.10 of the Disclosure Schedule, no action, suit, proceeding, hearing, charge, complaint, claim, demand or notice has been filed or commenced against Seller or, with respect to the Business, any of Seller’s Affiliates, alleging any failure to so comply. Without limiting the generality of the foregoing, none of Seller or, with respect to the Business, any of Seller’s Affiliates, has failed to comply with any Legal Requirement to the extent that such failure could reasonably be expected to result in or give rise to: (i) any criminal liability in respect of Seller, any of Seller’s Affiliates or the Business, or (ii) any restrictions, penalties, limitations, or other Liens being imposed on the Acquired Assets or the operation of the Business.

3.11. Tax Matters. With respect to Seller or any Affiliate of Seller that reports or includes the activities of the Seller, the Business or the Acquired Assets on any Tax Return (Seller and each such Affiliate (solely with respect to such Affiliate’s reporting or inclusion of the activities of the Seller, the Business or the Acquired Assets on such Affiliate’s Tax Return), referred to herein as, a “Reporting Party”):

(a) All Tax Returns required to be filed by or on behalf of each Reporting Party have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are complete and accurate and were prepared in compliance with all Legal Requirements. All Taxes due and owing by each Reporting Party (whether or not shown on any Tax Return) have been paid. Each Reporting Party has complied in all material respects with all applicable Legal Requirements relating to the collection, withholding and payment of Taxes and has paid over to the proper Government Entity all amounts required to be so paid over, including Taxes required to be withheld and paid in connection with amounts paid or owing to, by way of example, (i) employees, agents, independent contractors, creditors, members, partners, vendors, customers or other third parties, and (ii) nonresidents of the United States.

(b) All deficiencies asserted or assessed as a result of any examinations by any Tax Authority of the Tax Returns relating to the Acquired Assets or the Business have been fully paid. No audits or administrative or judicial Tax proceedings are pending or, to Seller’s Knowledge, being conducted with respect to or threatened against any Reporting Party. No Reporting Party has received from any Government Entity any: (i) notice indicating an intent to open an audit or other review; (ii) request for additional information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any Tax. No Reporting Party has waived or extended any statute of limitations in respect of Taxes or agreed to the extension of time with respect to a Tax assessment or deficiency. No Reporting Party has received notice of any claim by any Government Entity in a jurisdiction where such Reporting Party does not file Tax Returns that such Reporting Party is or may be subject to taxation by that jurisdiction. No Reporting Party has entered into a closing agreement pursuant to Section 7121 of the Code or corresponding provision of state, local or foreign Tax law within the previous four years.

(c) No Reporting Party is a party to or bound by any tax allocation or sharing agreement. Seller has not been a member of an affiliated group filing a consolidated federal income Tax Return.

(d) The unpaid Taxes of any Reporting Party: (i) did not, as of the Latest Balance Sheet, exceed the reserve for Tax Liability set forth on the face of the Latest Balance Sheet; and (ii) do not exceed that reserve as adjusted to reflect operations thereafter in accordance with past practice. Since the Latest Balance Sheet, no Reporting Party has incurred any Liability for Taxes outside the ordinary course of business.

(e) Schedule 3.11(e) of the Disclosure Schedule lists all types of Taxes paid and all types of Tax Returns filed by or on behalf of each Reporting Party in connection with the Acquired Assets or the Business with respect to taxable periods arising on or after December 31, 2008, and the Tax Authorities that had jurisdiction over such Taxes or Tax Returns. Each Reporting Party has made available complete copies of material Tax Returns relating to the Acquired Assets or the Business filed for taxable periods arising on or after December 31, 2008.

(f) Other than Permitted Liens, there are no Liens for Taxes upon the Acquired Assets. Except as set forth on Schedule 3.11(f) of the Disclosure Schedule, none of the Acquired Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

(g) No power of attorney with respect to any Tax matter is currently in force with respect to the Acquired Assets or the Business that would, in any manner, bind, obligate or restrict Buyer. No Reporting Party has executed or entered into any agreement with, or obtained any consents or clearances from, any Tax Authority, or has been subject to any ruling guidance specific to such Reporting Entity that would be binding on Buyer for any taxable period (or portion thereof) ending after the Closing Date.

(h) The Transaction, as consummated on the Closing Date, will not terminate any Tax incentive, holiday or abatement with respect to the Acquired Assets or the Business or result in a material reduction of any Tax benefit under such incentive, holiday or abatement. The Tax benefits available, including the amounts thereof, to each Reporting Party under Nebraska Code Section 77-5701 et seq. (the “Nebraska Advantage Act”) or any successor provision thereto are set forth on Schedule 3.11(h) of the Disclosure Schedule and, to Seller’s Knowledge, such benefits will be available to Buyer in their entirety after the Closing Date (assuming Buyer’s continuing compliance with the applicable eligibility requirements).

(i) Seller has been, is and will be, through the Closing Date, treated as a disregarded entity within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii). Parent has been, is and will be, through the Closing Date, treated as a partnership within the meaning of Treasury Regulations Section 301.7701-2(c)(1).

3.12. Environmental Matters.

(a) Except as set forth on Schedule 3.12(a) of the Disclosure Schedule: (i) Seller and, with respect to the Business, each of its Affiliates, has complied in all material respects with all applicable Environmental Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced, or, to Seller’s Knowledge, threatened, against Seller or any of Seller’s Affiliates alleging any failure to so comply; (ii) Seller and, with respect to the Business, each of its Affiliates, has obtained and is in compliance in all material respects with all permits, licenses and other authorizations required pursuant to Environmental Laws for the occupation of the Real Property and the operation of the Business; and all such Permits are set forth on Schedule 3.12(a) of the Disclosure Schedule; (iii) neither Seller nor, with respect to the Business, any of its Affiliates, has received any notice of any actual or alleged material violations or Liabilities, including any investigatory, remedial or corrective obligations, arising under Environmental Laws, and (iv) neither Seller nor, with respect to the Business, any of its Affiliates, has assumed or otherwise become subject to any material Liability, including any investigatory, remedial or corrective obligations, of any other Person arising under Environmental Laws.

(b) Schedule 3.12(b) of the Disclosure Schedule lists each environmental site assessment and audit report and other similar studies or analyses related to the Acquired Assets that were generated since January 1, 2009 related to the Acquired Assets that are in the possession or control of Seller or, with respect to the Business, any of its Affiliates, a copy of which has been made available to Buyer through posting to the data room. All findings in the notifications of violation, letters of warning, consent decrees and air inspection reports listed on Schedule 3.12(a) of the Disclosure Schedule have been resolved.

(c) Except as set forth on Schedule 3.12(c) of the Disclosure Schedule, none of the following exists at any property or facility owned or operated by Seller or, with respect to the Business, any of its Affiliates: (i) underground storage tanks, pits, sumps or impondments; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impondments or disposal areas. To Seller’s Knowledge, there are no underground storage tanks, pits, sumps or impondments located under any property or facility formerly owned or operated by Seller or, with respect to the Business, any of its Affiliates, or otherwise in connection with the Business.

(d) Neither Seller nor, with respect to the Business, any of its Affiliates, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed or released any substance, including without limitation any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future material Liabilities, including any material Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources Damages or attorney’s fees, pursuant to any Environmental Law.

(e) To Seller’s Knowledge, neither this Agreement nor the consummation of the Transaction will result in any obligations for site investigation or cleanup, or notification to or consent of any Government Entity or other Person, pursuant to any of the “transaction-triggered” or “responsible property transfer” Environmental Laws.

(f) To Seller’s Knowledge, no facts, events or conditions relating to the past or present facilities, properties or operations of Seller, or, with respect to the Business, any of its Affiliates, will prevent, hinder or limit continued compliance with Environmental Laws, give rise to any material investigatory, remedial or corrective obligations pursuant to Environmental Laws or give rise to any other material Liabilities pursuant to Environmental Laws, including without limitation any Liabilities relating to on-site or off-site releases or threatened releases of Hazardous Substances, personal injury, property damage or natural resources damage.

3.13. Intellectual Property.

(a) Except as set forth on Schedule 3.13(a) of the Disclosure Schedule, Seller and, with respect to the Business, each of its Affiliates, owns or has a valid right to use all Intellectual Property that is used in the conduct of the Business. Each item of Intellectual Property owned or used by Seller or any of its Affiliates in the conduct of the Business immediately prior to the Closing will be owned or available for use by Buyer on the same terms and conditions immediately after the Closing. To Seller’s Knowledge, Seller and its Affiliates have taken all action necessary to maintain and protect each item of Intellectual Property that it owns or uses.

(b) To Seller’s Knowledge, neither Seller nor, with respect to the Business, any of its Affiliates, has interfered with, infringed upon, misappropriated or otherwise come into conflict with or violated any Intellectual Property rights of any Person. To Seller’s Knowledge, neither Seller nor, with respect to the Business, any of its Affiliates, has received any charge, complaint, claim, demand or notice alleging any of the foregoing. To Seller’s Knowledge, no Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Seller or, with respect to the Business, any of its Affiliates. Neither Seller nor, with respect to the Business, to Seller’s Knowledge, any of its Affiliates, has made or given any charge, complaint, claim, demand or notice alleging any of the foregoing.

(c) Schedule 3.13(c) of the Disclosure Schedule sets forth all of the following that are owned or used by Seller or any of its Affiliates in the conduct of the Business: (i) patents, patent applications, and notices of inventions or other records of new inventions; (ii) registered and unregistered trademarks; (iii) registered copyrights and applications to register copyrights; (iv) all Intellectual Property owned by any other Person that is material to the Business; (v) domain names and trade names; and (vi) any other Intellectual Property that is material to the Business.

(d) With respect to each item of Intellectual Property owned by Seller or, with respect to the Business, any of its Affiliates, and required to be identified on the Disclosure Schedule (and, to Seller’s Knowledge, with respect to each other item of Intellectual Property required to be identified on the Disclosure Schedule): (i) no action, suit, proceeding, hearing, charge, complaint, claim or demand is pending or, is threatened that challenges the legality, validity, enforceability, use or ownership of the item, and to Seller’s Knowledge, there is no basis for the foregoing; and (ii) no loss or expiration of the item is pending, threatened or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Seller or any other Person).

(e) Except with respect to: licenses of commercial off-the-shelf software available on reasonable terms for a license fee of no more than $150,000 and those licenses set forth on Schedule 3.13(c) of the Disclosure Schedule, to the Seller’s Knowledge, neither Seller nor, with respect to the Business, any of its Affiliates, is required, obligated or under any Liability whatsoever to make any payments by way of royalties, fees or otherwise (except for maintenance and renewal fees to be paid to the United States Patent and Trademark Office and other Government Entities) to any owner, licensor of or other claimant to any Intellectual Property, or any other Person, with respect to the use thereof or in connection with the conduct of the Business and none shall become payable as a result of the Closing.

(f) To Seller’s Knowledge, neither Seller nor, with respect to the Business, any of its Affiliates, has granted any license, sublicense, agreement or other permission to any other Person with respect to any Intellectual Property included in the Acquired Assets.

(g) To Seller’s Knowledge, Seller and, with respect to the Business, each of Seller’s Affiliates has taken all necessary and desirable actions to maintain and protect all of the Intellectual Property related to or used in the Business and will continue to maintain and protect all of such Intellectual Property prior to Closing so as not to adversely affect the validity or enforceability thereof. To the Seller’s Knowledge, the owners of any of the Intellectual Property licensed to Seller or, with respect to the Business, any of Seller’s Affiliates, have taken all necessary and desirable actions to maintain and protect the Intellectual Property covered by such license.

3.14. Real Estate.

(a) Schedule 3.14(a) of the Disclosure Schedule sets forth the legal description of each parcel of Real Property (excluding the appurtenant easements thereto, but inclusive of the Rail Line owned by Seller that is included in the Excluded Assets, the legal description of which Rail Line is set forth in the Rail Line Matters Agreement).

(b) Seller has good, valid and marketable title in fee simple to each parcel of Real Property (excluding the appurtenant easements thereto), free and clear of Liens and Debt, except for Permitted Liens and those matters specifically identified on Schedule 3.14(b) of the Disclosure Schedule.

(c) To Seller’s Knowledge, all buildings, structures, fixtures, building systems and equipment, and all components thereof (including the roof, foundation, walls, and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection security and surveillance systems and telecommunications, computer, wiring and cable installations), included in the Real Property are in good condition and repair (ordinary wear and tear excepted) and sufficient for the operation of the Business. The Real Property has full and free access to and from public highways, streets or roads and there is no pending or, to Seller’s Knowledge, threatened proceeding that would impair or result in the termination of such access. The zoning classification of each improvement on the Real Property is such that it may be used as currently used by Seller and the Business. To Seller’s Knowledge, no improvements at any Real Property encroach upon any adjoining land, and no improvements from adjoining land encroach upon any Real Property.

(d) To Seller’s Knowledge, there are no contractual or legal restrictions that preclude or restrict the ability to use the Real Property for the purposes for which it is currently being used and, except as set forth on Schedule 3.14(d) of the Disclosure Schedule, Seller is in peaceful and undisturbed possession of each parcel of Real Property that is described on Schedule 3.14(a) of the Disclosure Schedule. Except as set forth on Schedule 3.14(d) of the Disclosure Schedule, neither Seller nor, with respect to the Business, any of its Affiliates, has leased or subleased any parcel or any portion of any parcel of Real Property to any other Person and, to Seller’s Knowledge, no other Person has any rights to the use, occupancy or enjoyment thereof. To Seller’s Knowledge, there is no adverse party in possession of any Real Property or any portion thereof.

(e) There are no pending or, to Seller’s Knowledge, contemplated or threatened condemnation proceedings against all or any portion of the Real Property. To Seller’s Knowledge, there are no: (i) public improvements which have been commenced or completed and for which an assessment may be levied against the Real Property; or (ii) any planned improvements which may result in any new assessment against the Real Property. To Seller’s Knowledge, none of the Real Property, buildings, structures, fixtures, building systems and equipment, or the use thereof, contravenes or violates any Legal Requirements.

3.15. Litigation. Schedule 3.15 of the Disclosure Schedule: (a) describes all outstanding Orders, or charges related to Seller, the Acquired Assets or the Business; and (b) describes all actions, suits, proceedings, hearings, arbitrations and other legal or administrative proceedings to which Seller or, with respect to the Acquired Assets or the Business, any Affiliate of Seller, is a party or, to Seller’s Knowledge, threatened to be made a party. None of the matters listed or required to be listed on Schedule 3.15 of the Disclosure Schedule, if determined adversely, could reasonably be expected to result in or give rise to: (i) any Liabilities in excess of $250,000.00, either individually or in the aggregate; (ii) any criminal liability in respect of Seller, any of Seller’s Affiliates or the Business, or (iii) any restrictions, penalties, limitations, or other Liens being imposed on the Acquired Assets or the operation of the Business.

3.16. Employee Benefits.

(a) Schedule 3.16(a) of the Disclosure Schedule lists each material Employee Benefit Plan that Seller or any ERISA Affiliate maintains, to which Seller or any ERISA Affiliate contributes or has any obligation to contribute, or with respect to which Seller or any ERISA Affiliate has any Liability.

(i) Except as would not have a Material Adverse Effect, each such Employee Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan, the material terms of any applicable collective bargaining agreement and all Legal Requirements.

(ii) Each such Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and, to Seller’s Knowledge, nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan.

(iii) Seller has delivered to Buyer correct and complete copies of the plan documents (including all amendments) and, in the case of unwritten Employee Benefit Plans, written descriptions thereof, summary plan descriptions, any other communications provided to participants regarding each such

Employee Benefit Plan, the most recent determination letter received from the Internal Revenue Service, and the most recent annual report (IRS Form 5500, with all applicable attachments).

(b) Neither Seller nor any ERISA Affiliate maintains, contributes to, has any obligation to contribute to or has any Liability (or has done or had any of the foregoing since January 1, 2007) under or with respect to any “defined benefit plan” (as defined in Section (3)(35) of ERISA) or any “multiemployer plan” (as defined in Section (3)(37) or 4001(a)(3) of ERISA). Neither Seller nor any ERISA Affiliate has since January 1, 2007 maintained or contributed to a plan subject to Section 412 of the Code, including a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

(c) Neither Seller nor any ERISA Affiliate maintains, contributes to or has any obligation to contribute to, or has any Liability with respect to, any employee welfare benefit plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees of Seller (or any spouse or other dependent thereof) other than in accordance with and as required by COBRA.

(d) Except as set forth on Schedule 3.16(d) of the Disclosure Schedule, the consummation of the Transaction will not: (i) entitle any current or former employee, officer or director of Seller or any ERISA Affiliate to severance pay, unemployment compensation or any other payment; or (ii) accelerate the time of payment or vesting or increase the amount of compensation otherwise due any such individual.

(e) Neither Seller nor any ERISA Affiliate nor any “party in interest” or “disqualified person” with respect to the Employee Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

3.17. Insurance. Schedule 3.17 of the Disclosure Schedule lists each insurance policy, bond or other form of insurance maintained by or for the benefit of Seller (the “Insurance Policies”). With respect to each Insurance Policy: (a) to Seller’s Knowledge, such policy is legal, valid, binding, enforceable and in full force and effect; (b) to Seller’s Knowledge, such policy will continue to be legal, valid, binding, enforceable and in full force and effect on the same terms following the consummation of the Transaction; (c) neither Seller nor, to Seller’s Knowledge, any other party to such policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and to Seller’s Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under such policy; (d) to Seller’s Knowledge, no party to such policy has repudiated any provision thereof; and (e) Seller has provided to Buyer a true, correct and complete copy of such policy. To Seller’s Knowledge, Seller, the Facility, the Acquired Assets and the Business have been covered during the past six years by insurance in scope and amount customary and reasonable for the Business during such period. Schedule 3.17 of the Disclosure Schedule describes any self-insurance arrangements affecting Seller.

3.18. Contracts.

(a) Schedule 3.18(a) of the Disclosure Schedule contains a list of each of the following contracts, agreements or other arrangements to which Seller is a party or by which any of its assets or properties, including, without limitation, the Acquired Assets, the Facility and the Business, are bound (the “Scheduled Contracts”):

(i) agreement (or series of agreements with the same counterparty or its Affiliates) that involves the delivery of goods, materials or services by Seller that may result in consideration paid to Seller in excess of $200,000.00, either individually or in the aggregate;

(ii) agreement (or series of agreements with the same counterparty or its Affiliates) that involves the delivery of goods, materials or services to Seller that may result in consideration paid by Seller in excess of $200,000.00, either individually or in the aggregate;

(iii) collective bargaining agreement or other similar contract with any labor union;

(iv) agreement for the employment of any Person on a full-time, part-time, consulting or other basis;

(v) agreement, guaranty or indenture relating to borrowed money or other Debt of Seller or any material Lien on any asset of Seller or any Affiliate of Seller to the extent related to the Business;

(vi) agreement that restricts the ability of Seller or the Business to engage in any line of business or compete with any Person;

(vii) joint venture or partnership agreement involving a sharing of profits, losses, costs or liabilities by Seller or the Business with any other Person;

(viii) lease or agreement under which Seller is (A) lessee of or holds or operates any tangible personal property owned by any other Person, or (B) lessor of or permits any other Person to hold or operate any tangible personal property owned or leased by Seller;

(ix) lease or agreement under which Seller is (A) lessee of or holds or operates any real property, including the Real Property, or (B) lessor of or permits any other Person to hold or operate any real property owned or leased by Seller;

(x) agreement (including any license, sublicense or other permission) under which (A) Seller has granted to any Person any rights in any Intellectual Property owned or leased by Seller, and (B) any Person has granted to Seller any rights in any Intellectual Property;

(xi) power of attorney granted by or to Seller;

(xii) agreement with, or loan to or from, any director, officer, employee, agent or other Affiliate of Seller;

(xiii) agreement not entered into in the ordinary course of business;

(xiv) other agreement (or series of agreements with the same counterparty or its Affiliates) that (A) involves the payment or potential payment, pursuant to the terms of any such contract or agreement, to or by Seller of more than $200,000.00, either individually or in the aggregate, and (B) cannot be terminated within 30 days after giving notice of termination without resulting in any cost or penalty to Seller or, following the Closing, Buyer; and

(xv) other agreement that is material to Seller or the Business.

(b) There are no contracts, agreements or other arrangements to which Seller is a party or by which any of its assets or properties, including, without limitation, the Acquired Assets, the Facility and the Business, are bound which would constitute a Scheduled Contract, except as set forth on Schedule 3.18(a) of the Disclosure Schedule. Seller has provided to Buyer a true, correct and complete copy of each written Scheduled Contract and an accurate written description of the material terms of each oral Scheduled Contract. Each Scheduled Contract has been entered into on an arm’s-length basis and, is a valid and binding obligation of Seller or Seller’s Affiliate party thereto and, to Seller’s Knowledge, each of the other parties thereto, enforceable against them in accordance with its express terms except as such enforceability may be limited by: (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally; and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity). To Seller’s Knowledge, no course of conduct of any party to any Scheduled Contract, with respect to the performance of its obligations or exercise of its rights thereunder, is inconsistent with the express terms and conditions of said Scheduled Contract. To Seller’s Knowledge, no Person is in material violation or breach of or material default under any Scheduled Contract. Except as set forth on Schedule 3.2(b)(iii), Schedule 3.2(b)(v) or Schedule 4.2(b)(v) of the Disclosure Schedule, the Transaction does not require the consent of any party to any Scheduled Contract, will not result in a material violation or breach of or material default under any Scheduled Contract and will not otherwise cause any Scheduled Contract to cease to be legal, binding, enforceable and in full force and effect on the same terms following the Closing. There are presently no renegotiations of, or attempts to renegotiate any material provision (including fees or other payment amounts) under any Scheduled Contract and no Person has made any written demand to Seller or any of its Representatives for such renegotiation.

3.19. Employees.

(a) Neither Seller nor any of its Affiliates is a party to or bound by any collective bargaining or similar agreement with any labor organization relating to any employees of the Business, or work rules or practices agreed to with any labor organization and to Seller’s Knowledge, no union or labor organization claims to represent any of the employees of the Business. There is no collective bargaining agreement or similar agreement with any labor organization under current negotiation, nor, to Seller’s Knowledge, are there any union organizing activities among the employees of the Business or any demand for recognition of any labor organization. There is currently no strike, slowdown, sitdown, work stoppage, interruption of work, picketing, handbilling, corporate campaign activity or other concerted labor dispute pending or to Seller’s Knowledge, threatened at the Facility. No claims, charges, administrative proceedings, or formal complaints for unfair labor practices or violations of labor and/or employment laws brought by any employee or the Business are pending or, to Seller’s Knowledge, have been threatened, against Seller or the Business, and there are no grievances or arbitration proceedings against Seller or the Business pending under any collective bargaining agreement or other labor agreement.

(b) Seller and its Affiliates are in compliance, in all material respects, with all applicable Legal Requirements respecting labor, employment, fair employment practices, employee privacy, the collection and payment of all Taxes and other withholdings, terms and conditions of employment, workers’ compensation, occupational safety, plant closings and wages and hours with respect to the employees of the Business. To Seller’s Knowledge, neither Seller nor any of its Affiliates is liable for the payment of any claims, Damages, fines, penalties, or other amounts, however designated, for failure to comply with any labor or employment Legal Requirements. Neither Seller nor any of its Affiliates is a party to any judgment, settlement agreement, consent decree, or other agreement with any Government Entity requiring continuing compliance or reporting obligations entered into to resolve any labor or employment matter of the Business. In the last two years, neither Seller nor any of its Affiliates has received any notice of the intent of any Government Entity responsible for the enforcement of labor or employment laws to conduct an investigation of the Business and no such investigation is in progress. The qualifications for employment of each of the employees of the Business under applicable immigration laws have been reviewed by Seller and a properly completed Form I-9 is on file with Seller for each employee. Seller has materially complied with the U.S. Immigration and Nationality Act, as amended from time to time, and the rules and regulations promulgated thereunder. To Seller’s Knowledge, every Person who currently provides service to the Business or any other Person at the request of Seller has been properly classified by the Business as an employee or independent contractor in compliance with all Legal Requirements.

(c) Neither Seller nor any of its Affiliates is delinquent in payments which are due and payable under any applicable law to any employees of the Business for any wages, salaries, commissions, bonuses, vacation, sick leave, other paid time off, severance pay or other compensation for any services performed by them to the date hereof.

3.20. Affiliate Transactions. To Seller’s Knowledge, except as disclosed on Schedule 3.20 of the Disclosure Schedule, none of Seller’s officers, directors, employees or Affiliates: (a) has any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business; (b) owns, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that: (i) has business dealings or a material financial interest in any transaction with Seller; or (ii) engages in competition with Seller; (c) is a party to any contract or agreement with Seller; or (d) has any cause of action or other claim against, or owes or has advanced any amount to, Seller.

3.21. Inventory. The Inventory consists of raw materials and supplies, purchased parts, goods in process, and finished goods, all of which is to Seller’s Knowledge, merchantable and fit for the purpose for which it was procured or manufactured in all material respects, and none of which is slow-moving, obsolete, damaged, or defective in any material respect, subject only to the reserve for inventory writedown set forth on the face of the Latest Balance Sheet, as adjusted to reflect operations thereafter in accordance with past practices.

3.22. Permits and Licenses. Schedule 3.22 of the Disclosure Schedule contains a true and complete list of all material licenses, permits, certificates of authority, authorizations, approvals, registrations and similar consents granted or issued by any Government Entity to Seller or with respect to the Acquired Assets or the Business (the “Permits”). To Seller’s Knowledge, Seller possesses all Permits necessary for the current operation of the Business and the Acquired Assets and is in compliance (other than instances of non-compliance that are individually, and in the aggregate, immaterial) with all Permits. All Permits are in full force and effect and there are no proceedings pending or, to Seller’s Knowledge, threatened that seek the revocation, cancellation, suspension or adverse modification thereof. Seller is not in default or violation of, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation in any respect of any term, condition or provision of, any Permit that would allow the Permit to be terminated. To Seller’s Knowledge, except as specifically indicated on Schedule 3.22 of the Disclosure Schedule, no Permit will be impaired or in any way affected by the consummation of the Transaction or any Transaction Document.

3.23. Tangible Assets. Except as set forth on Schedule 3.23 of the Disclosure Schedule, each tangible asset included in the Acquired Assets is, in all material respects, in good operating condition and repair (ordinary wear and tear excepted) and is suitable for the purposes for which it is used. The Acquired Assets comprise all of the assets that are necessary for Buyer to conduct the Business as it has been conducted by Seller and (except for the Excluded Assets) constitute all of the assets used to conduct the Business.

3.24. Product/Service Warranty. All products manufactured, sold, leased or delivered by Seller (or any Person for which Seller may be responsible) have been in material conformity with all applicable contractual commitments, express and implied warranties and Legal Requirements, and Seller has no material Liability for replacement or repair thereof or other Damages in connection therewith.

3.25. Product Liability. Seller has no material Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by Seller (or any Person for which Seller may be responsible).

3.26. Customers and Suppliers. Schedule 3.26 of the Disclosure Schedule contains a list of the five largest customers and the five largest suppliers of Seller each of for the fiscal years ended September 31, 2010 and 2011 and for the eleven (11) month period ended August 31, 2012, and includes the net sales or purchases by Seller attributable to each such customer or supplier for each such period. No customer or supplier listed on Schedule 3.26 of the Disclosure Schedule, nor any other material customer or supplier of the Business, has given written notice that it will or, to Seller’s Knowledge, otherwise intends to, cease doing business with the Business or decrease the amount of business it does with the Business in any material respect, including following the Closing.

3.27. Vehicles. Schedule 3.27 of the Disclosure Schedule contains a true, complete and correct list of all vehicles and equipment owned by Seller where the ownership of such vehicle or equipment is evidenced by a certificate of title.

3.28. Additional Representations Regarding Rail Line Matters.

(a) Attached as Exhibit D to the Rail Line Matters Agreement is a true and correct copy of (i) the Verified Notice of Exemption filed by Seller with the Surface Transportation Board on September 5, 2012 seeking authorization for its acquisition and operation of the Two Mile Line Lease (as defined in the Rail Line Matters Agreement) from Fillmore Western Railway Company, which became effective on October 5, 2012; and (ii) the Verified Notice of Exemption filed by Seller with the Surface Transportation Board on October 15, 2012 seeking authorization for its acquisition and operation of the One Mile Line (as defined in the Rail Line Matters Agreement) from BNSF, which will become effective on November 14, 2012. Neither of the foregoing Verified Notices of Exemption contain any false or misleading information. To Seller’s Knowledge, there are no filed or threatened petitions to revoke, reject, or stay the effectiveness of the exemptions described therein, nor to Seller’s Knowledge are there any other legal impediments that would prevent Parent and Seller from acquiring and operating the Two Mile Line and the One Mile Line that are the subject of such notices.

(b) Attached as Exhibit F to the Rail Line Matters Agreement is a true and complete copy of the ABE-BNSF Lease (as defined in the Rail Line Matters Agreement), including all exhibits, schedules, amendments, notices and material correspondence related thereto (including, without limitation, Seller’s notice of exercise of the Purchase Option (as defined in the Rail Line Matters Agreement)). Parent and Seller, as applicable, have each complied and remain in material compliance with the terms and conditions of the ABE-BNSF Lease. To Seller’s Knowledge, there is no fact, event or condition that would be reasonably likely to prevent or delay the closing of the acquisition of the One Mile Line from BNSF pursuant to the Purchase Option under the ABE-BNSF Lease from occurring by November 20, 2012.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

OF PARENT

Except as otherwise set forth on the Disclosure Schedule (but subject to the provisions of Section 12.9 applicable thereto), Parent represents and warrants to Buyer as of the date hereof and at Closing, the following:

4.1. Organization, Power and Authorization. Parent is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, which jurisdictions are set forth on Schedule 4.1 of the Disclosure Schedule, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a material adverse effect on Parent. Parent has the organizational power to carry on the business in which it is engaged. Parent has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is a party. The execution, delivery and performance by Parent of this Agreement and each other Transaction Document to which it is a party has been duly authorized by all necessary limited liability company action, including, as applicable, the Unitholder Consent.

4.2. Binding Effect and Noncontravention.

(a) This Agreement has been duly executed and delivered by Parent and constitutes, and each other Transaction Document to which Parent is a party when executed and delivered will constitute, a valid and binding obligation of Parent, enforceable against Parent, in accordance with its terms except as such enforceability may be limited by: (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally; and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(b) The execution, delivery and performance by Parent of the Transaction Documents to which it is a party does not: (i) violate any provision of its charter, operating agreement or equivalent organizational documents; (ii) violate any Legal Requirement to which Parent is subject; (iii) materially conflict with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Parent is a party or by which Parent is bound or to which Seller’s assets are subject; (iv) result in the creation of any Lien on any of the Acquired Assets; or (v) except as set forth on Schedule 4.2(b)(v) of the Disclosure Schedule, require any authorization, consent, approval or notice by or to any Government Entity or other Person.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

OF BUYER

Buyer represents and warrants to Seller and Parent as of the date hereof and at Closing the following:

5.1. Organization, Power and Authorization. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite power to carry on the business in which it is engaged and to own and use the properties owned and used by it. Buyer has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is a party. Buyer’s execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by all necessary limited liability company action.

5.2. Binding Effect and Noncontravention.

(a) This Agreement has been duly executed and delivered by Buyer and constitutes, and each other Transaction Document to which Buyer is a party when executed and delivered will constitute, a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms except as such enforceability may be limited by: (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally; and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(b) The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party do not: (i) violate any Legal Requirement to which Buyer is subject or its charter or bylaws; (ii) materially conflict with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which Buyer is bound or to which Buyer’s assets are subject; or (iii) require any authorization, consent, approval or notice by or to any Person (except for those which have been obtained or provided).

5.3. No Litigation. No litigation is pending or, to the knowledge of Buyer, threatened against or affecting Buyer that questions the legality, validity or enforceability of this Agreement, the other Transaction Documents or the consummation of the transactions contemplated by this Agreement.

5.4. Funding. Buyer has ready access to, and at Closing will have, the cash sufficient to pay the Purchase Price and otherwise consummate the Transaction.

5.5. Brokers. Buyer has not retained any broker in connection with the Transaction. Neither Seller nor Parent will have any obligation to pay any broker’s, finder’s, investment banker’s, financial advisor’s or similar fee in connection with this Agreement or the Transaction by reason of any action taken by or on behalf of Buyer.

5.6. Condition of Business. The Buyer has made all inspections and investigations of the Business and the Acquired Assets deemed necessary or desirable by the Buyer. The Buyer acknowledges and agrees that it is purchasing the Acquired Assets based on the results of its inspections and investigations, and not on any representation or warranty of the Seller, or any of its Affiliates, not expressly set forth in this Agreement or the other Transaction Documents. Any claims the Buyer may have for breach of representation or warranty shall be based solely on the respective representations and warranties of the Seller and Parent expressly set forth in this Agreement or the other Transaction Documents. ALL WARRANTIES OF MERCHANT-ABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE, ARE HEREBY WAIVED BY THE BUYER. The Buyer further acknowledges that, other than the respective representations and warranties of the Seller and Buyer set forth in this Agreement or the other Transaction Documents, neither Seller, nor any of its Affiliates, nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Seller, the Business or the Acquired Assets, including in any confidential memoranda distributed by or on behalf of the Seller relating to the Business, or in any other publication, document or information provided to the Buyer or its Representatives in any data room established by Seller or Parent or otherwise in connection with the Business or the sale of the Acquired Assets.

ARTICLE 6

CONDITIONS TO THE CLOSING

6.1. Conditions to Buyer’s Obligation. Buyer’s obligation to effect the Transaction is subject to the satisfaction as of the Closing of the following conditions precedent (unless waived by Buyer):

(a) Representations and Warranties. (i) Each of the representations and warranties set forth in Sections 3.1, 3.2(a), 3.2(b)(i), 3.3, 4.2(a) and 4.2(b)(i) shall be true and correct in all respects, (ii) each of the representations and warranties set forth in Sections 3.2(b)(ii) – (v), 3.9, 3.14(b), the last sentence of 3.23, and 4.2(b)(ii) – (v) shall be true and correct in all material respects, and (iii) each of the other representations and warranties of Seller and Parent set forth in Articles 3 and 4 shall be true and correct (without giving effect to any “materially,” “materiality,” “Material Adverse Effect,” “material adverse change” or similar qualifiers contained in any of such representations and warranties), except for such failures of the representations and warranties referred to in this clause (iii) to be true and correct that do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in each case, as of the date hereof and as of the Closing Date as if made on and as of such dates (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date).

(b) Covenants. Seller and Parent shall have performed and observed in all material respects each covenant or other obligation required to be performed or observed by it pursuant to this Agreement through the Closing.

(c) Proceedings. No action, suit or proceeding shall be pending before any Government Entity that would reasonably likely result in an Order that would: (i) prevent or prohibit the consummation of the Transaction; or (ii) cause any of the Transaction to be rescinded following consummation.

(d) HSR Approvals. The waiting period (and any extension thereof) applicable to the consummation of the Closing under the HSR Act shall have expired or been terminated.

(e) Governmental Licenses, Permits and Approvals. Buyer shall have obtained the Government Entity licenses, permits and approvals listed on Schedule 6.1(e);

(f) Third-Party Consents. Seller shall have obtained the third-party consents listed on Schedule 6.1(f).

(g) Facility Operations. The Facility shall be operating in the ordinary course of business on the Closing Date and shall have been operating in the ordinary course of business for each of the five days immediately preceding the Closing Date, producing ethanol at a rate of not less than 220,000 gallons per day for each full day of operation during such five-day period.

(h) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect.

(i) Seller’s and Parent’s Closing Documents. The following documents (duly executed as appropriate) shall have been delivered to Buyer, any of which may be waived by Buyer:

(i) the Bill of Sale, duly executed by Seller

(ii) each of the Deed and Easement Assignment, duly executed by Seller;

(iii) the Escrow Agreement duly executed by Seller, Parent and Escrow Agent;

(iv) the Non-competition Agreement, duly executed by Seller and Parent;

(v) if required under Section 8.13, the Pipeline Capacity Rights Agreement, duly executed by Seller;

(vi) the Private Industry Track Lease Agreement to be entered into between Seller and Buyer (or Buyer’s designee) as provided in the Rail Line Matters Agreement, duly executed by Seller;

(vii) a non-foreign affidavit dated as of the Closing Date from Parent in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that Seller is not a “foreign person” as defined therein;

(viii) the Tax Clearance Certificate;

(ix) customary payoff letters or evidence of termination of the Debt and Liens listed on Schedule 2.3(b)(i) and, if applicable, customary payoff letters or evidence of termination of any other Debt or Liens required to be satisfied or terminated by Seller prior to or at the time of Closing pursuant to Section 2.3(b) of this Agreement; and

(x) a certificate dated as of the Closing Date from a duly authorized signatory of each of Seller and Parent in the form attached hereto at Exhibit I-1 certifying: (A) that resolutions in the form attached to the certificate have been duly adopted by its respective Board authorizing the execution of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby and (B) the satisfaction of the conditions under Sections 6.1(a) and 6.1(b).

6.2. Conditions to Seller’s and Parent’s Obligation. Seller’s and Parent’s obligation to effect the Transaction is subject to the satisfaction as of the Closing of the following conditions precedent (unless waived by Seller or Parent):

(a) Representations and Warranties. (i) Each of the representations and warranties contained in Sections 5.1, 5.2 and 5.5, and each of the representations and warranties contained in Article 5 containing materiality qualifiers shall be true and correct in all respects, and (ii) each of the other representations and warranties contained in Article 5 shall be true and correct in all material respects, in each case, as of the date hereof and as of the Closing Date as though made as of such dates (except to the extent that any such representations or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date).

(b) Covenants. Buyer shall have performed and observed in all material respects each covenant or other obligation required to be performed or observed by Buyer pursuant to this Agreement through the Closing.

(c) Proceedings. No action, suit or proceeding shall be pending before any Government Entity which would reasonably and likely result in an Order that would: (i) prevent or prohibit the consummation of the Transaction; or (ii) cause any of the Transaction to be rescinded following consummation.

(d) HSR Approvals. The waiting period (and any extension thereof) applicable to the consummation of the Closing under the HSR Act shall have expired or been terminated.

(e) Buyer’s Closing Documents. The following documents (duly executed as appropriate) must have been delivered to Seller and Parent:

(i) the Bill of Sale, duly executed by Buyer;

(ii) the Easement Assignment, duly executed by Buyer;

(iii) the Escrow Agreement duly executed by Buyer;

(iv) the Non-competition Agreement, duly executed by Buyer;

(v) if required under Section 8.13, the Pipeline Capacity Rights Agreement, duly executed by Buyer (or Buyer’s designee);

(vi) the Private Industry Track Lease Agreement to be entered into between Seller and Buyer (or Buyer’s designee) as provided in the Rail Line Matters Agreement, duly executed by Buyer (or Buyer’s designee); and

(vii) a certificate dated as of the Closing Date from Buyer in the form attached hereto as Exhibit I-2 certifying: (A) that resolutions in the form attached to the certificate have been duly adopted by Buyer’s board authorizing the execution of this Agreement and the other Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby and (B) the satisfaction of the conditions under Sections 6.2(a) and 6.2(b).

ARTICLE 7

COVENANTS OF SELLER AND PARENT PENDING CLOSING

7.1. Limitation on Conduct Prior to Closing Date. Between the date hereof and the Closing Date, except as contemplated by this Agreement and subject to Legal Requirements, Seller agrees (and Parent shall and shall cause Seller) to conduct the Business in the ordinary course in substantially the manner heretofore conducted, and Seller shall not (and Parent shall and shall cause Seller not to), without the prior written consent of Buyer:

(a) grant any general or uniform increase in the rate of pay to employees or employee benefits other than in the ordinary course of business;

(b) make any commitments with respect to capital expenditures in excess of $200,000.00 with respect to any item or project or in the aggregate with respect to any related items or projects, except for capital expenditures described in the Disclosure Schedule, ordinary repairs, renewals and replacements and any expenditures contemplated by Section 7.2(a) (other than commitments that will have been paid in full prior to the Closing);

(c) compromise or otherwise settle or adjust any assertion or claim of a deficiency in Taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any Tax authority or file any pleading in court in any Tax litigation or any appeal from an asserted deficiency, or file or amend any Tax Return, or make any Tax election that is inconsistent with Seller’s current tax election practices, change or make any Tax elections or its Tax or accounting policies and procedures or any method or period of accounting unless required by GAAP, the Code, or any other statutory or financial accounting principles or a Government Entity;

(d) adopt or enter into any new employment agreement with any employee or other employee benefit plan or arrangement or amend or modify any employment agreement or employee benefit plan or arrangement of any such type except to comply with Legal Requirements;

(e) sell, assign, transfer, mortgage, lease, license, abandon, permit to lapse, encumber or otherwise dispose of any assets or release or waive any claim, except for sales of finished goods Inventory in the ordinary course of business and consistent with past practices;

(f) settle any material claim, action or proceeding involving any material Liability for monetary Damages or enter into any settlement agreement containing material obligations;

(g) incur any Debt except for in the ordinary course of business or short-term borrowings made at prevailing market rates and on terms consistent with prior practice (it being agreed that if any such Debt is incurred it shall be repaid in full on or prior to Closing as contemplated by Section 2.3);

(h) enter into any new material line of business;

(i) amend or modify any Scheduled Contract or enter into any agreement or contract that would be required to be a Scheduled Contract, provided, that Seller may renew an existing Scheduled Contract in the ordinary course of business on substantially equivalent terms;

(j) take any action that would or could reasonably be expected to: (i) adversely affect the ability of Buyer or Seller to obtain any necessary approval of any Government Entity or other Person required for the Transaction; (ii) adversely affect Seller’s ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of Buyer’s or Seller’s obligations hereunder not being satisfied;

(k) engage in any material transaction or incur or sustain any material obligation not in the ordinary course of business consistent with past practice; or

(l) agree or make any commitment to take any actions prohibited by this Section 7.1.

7.2. Affirmative Conduct Prior to Closing. Between the date hereof and the Closing, Seller shall (and Parent shall and shall cause Seller to):

(a) continue making all budgeted capital expenditures, including the capital expenditures described in Schedule 7.2(a) and ordinary repairs, maintenance, renewals and replacements in the ordinary course of business consistent with past practice and industry standards;

(b) use commercially reasonable efforts consistent with this Agreement to maintain and preserve intact the present business organization and to maintain and preserve the relationships and goodwill with customers, employees, suppliers, Government Entities and others having business or regulatory relationships with Seller or the Business;

(c) keep in full force and effect all of its Permits;

(d) use commercially reasonable efforts to maintain insurance coverage at least equal to that now in effect on all properties which it owns or leases and on the Business;

(e) solely with respect to the Assumed Contracts, perform contractual obligations in all material respects and not default on any such obligations in any material respect or otherwise take or omit to take any action, the result of which would be a termination of such Assumed Contract or permit the counterparty to such contract to exercise any termination rights in respect thereof;

(f) duly observe and conform in all material respects to all Legal Requirements;

(g) maintain the assets and properties of the Business in good condition and repair, normal wear and tear excepted;

(h) file all Tax Returns required to be filed with any Tax Authority in accordance with Legal Requirements, and to timely pay all Taxes due and payable whether or not shown in the respective Tax Returns that are so filed; and

(i) promptly notify Buyer regarding receipt from any Tax Authority of any notification of (i) the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent’s report, any notice of proposed assessment, or any other similar notification of potential adjustments to the Tax liabilities or attributes of Seller, (ii) any actual or threatened collection enforcement activity by any Tax authority with respect to Tax liabilities of any Reporting Party, or (iii) any termination or threatened termination of benefits under any Tax incentive or similar program with any Government Entity.

7.3. Exclusivity. From and after the date hereof, neither Parent nor Seller will, directly or indirectly: initiate, solicit or knowingly encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Alternative Transaction (as defined below); negotiate or have any discussions with any Person in furtherance of such inquiries in respect of an Alternative Transaction; agree to or endorse any Alternative Transaction; approve, recommend, execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange or issuance agreement, option agreement, or other similar agreement related to any Alternative Transaction; or, agree to do any of the foregoing, or authorize any of its Representatives to take any such action, and will direct its Representatives not to take any such action, and Seller will notify Buyer of all of the relevant details relating to all inquiries and proposals that it may receive relating to any of such matters. For purposes of this Agreement, “Alternative Transaction” means any of the following involving Seller, the Acquired Assets, the Business or the Facility, on the one hand, and any Person (other than Buyer or any of its Affiliates), on the other hand: any merger, consolidation, share exchange or other business combination; a sale, lease, license, exchange, mortgage, pledge, transfer or other disposition of any assets of Seller, the Acquired Assets, the Business or the Facility other than in the ordinary course of business; a sale of member units of Seller (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire member units). In furtherance and not in limitation of the foregoing, Parent and Seller shall, and shall cause their Representatives to: (i) immediately cease and terminate all communications, discussions or negotiations with any other bidder or prospective acquirer (including any Representatives, advisors or financing sources of or to any of such other bidders or prospective acquirers, in their capacity as such) of the Acquired Assets or the Business (collectively, the “Other Bidders”); (ii) immediately terminate access by such Other Bidders to any due diligence materials (including electronic or online data rooms), and the management personnel and facilities of the Business; (iii) within three (3) days following the date hereof, request the return or destruction of all Confidential Information provided to any of such Other Bidders; and (iv) prior to or at Closing, assign to Buyer and cause Seller’s financial advisor, Greene Holcomb & Fisher, to assign all of their respective rights and remedies under any confidentiality, non-disclosure, non-solicitation or similar agreements with any of such Other Bidders, except to the extent expressly prohibited by the applicable agreement (it being agreed that Seller shall deliver, or cause to be delivered, to Buyer copies of each such agreement at or prior to the Closing).

7.4. Filings. Seller and Parent agree that through the Closing, Seller’s and Parent’s reports, proxy statements, registrations, statements and other filings required to be filed with any applicable Government Entity will comply in all material respects with all Legal Requirements and none will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Seller and Parent shall afford Buyer a reasonable opportunity to review and comment on such documents to the extent specifically related to the Transaction, the Acquired Asset or the Business prior to the filing.

7.5. Information Statement. As promptly as reasonably practicable, but no later than five (5) Business Days after the date hereof, Parent shall prepare and file the Information Statement with the SEC in accordance with Regulation 14C of the Exchange Act. Parent shall provide Buyer with the opportunity to review and suggest comments on the Information Statement prior to its filing with the SEC. Parent shall consider Buyer’s comments in good faith, but Buyer’s consent (and the incorporation of Buyer’s comments) shall not be required for any SEC filing. Parent shall distribute the Information Statement to its unitholders in accordance with Regulation 14C of the Exchange Act.

7.6. Access. Parent and Seller will: (i) afford, upon reasonable notice, to Buyer and its Representatives reasonable access during normal Business hours to the Business, the Facility, the Acquired Assets and Seller’s and Parent’s offices, properties, customers, suppliers, employees, operations, properties, books, files and other

Records; (ii) furnish to Buyer and its Representatives such additional financial and operating data and other information and Records regarding the Business (or copies thereof) as Buyer may from time to time reasonably request; and (iii) will reasonably cooperate with Buyer to enable Buyer and its Representatives to make an examination of the financial statements, Business, the Acquired Assets and Assumed Liabilities, and other assets and Liabilities of Seller and its Affiliates related to the Business, including, without limitation, as necessary or desirable to observe any turnarounds or similar material maintenance operations at the Facility. Without limiting the foregoing, Seller hereby agrees to provide to Buyer on or immediately prior to the Closing Date, or the extent not reasonably practicable, promptly following the Closing Date, information relating to: (i) compensation that Seller has paid or will pay in the current year through the Closing Date to each of Hired Employees; and (ii) all Taxes paid or remitted (or to be paid or remitted) to the Taxing Authority by Seller and each of its employees, as applicable, under the Federal Unemployment Tax Act and the Federal Insurance Contributions Act that are attributable to the compensation referenced in clause (i). Seller and Buyer further agree that they will utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in IRS Revenue Procedure 2004-53 with respect to wage reporting relating to the foregoing.

7.7. Environmental Matters. Prior to the Closing, Seller will: (a) (i) prepare and complete accurately those notices and reports identified on Schedule 7.7 to the extent such notices and reports relate to periods during which Seller or, with respect to the Business, any of Seller’s Affiliates, owned or operated any of the Acquired Assets or the Business; (ii) use commercially reasonable efforts to provide copies of all such notices and reports to Buyer as soon as practical; (iii) sign and, if required by Legal Requirements, certify all such notices and reports, in each case after a reasonable inquiry with regard to the information contained in such notices and reports; (iv) file all such notices and reports with the appropriate Government Entity or third party no later than the date on which such reports or notices are required to be filed; provided that, to the extent that any such notice or report is not required to be filed with a Government Entity or third party until after the Closing Date, Seller may prepare and complete the same after the Closing Date but prior to the earlier of the date such notice or report is required to be filed and the date that is three (3) months following the Closing Date, and (b) remove from the Facility any Hazardous Substance or other waste (including solid waste, universal waste and used oil) generated prior to the Closing Date which, if not removed, would be required to be removed within ten (10) days after Closing under applicable Legal Requirements.

7.8. Notifications. Until the Closing Date, each party hereto shall promptly notify the other parties in writing of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any respect on or prior to the Closing Date, and (b) any material failure of the party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Seller may, from time to time prior to or at the Closing by notice given in accordance with this Agreement, supplement or amend the Disclosure Schedule (other than Schedule 1.2 (Acquired Contracts) or Schedule 1.5 (Other Excluded Assets), any supplement or amendment to which shall require the prior written approval of Buyer, which may be granted or denied in Buyer’s sole discretion) to correct any matter that would otherwise constitute a breach of any representation or warranty contained herein; provided, however, that such supplements and amendments and any other updates to the Disclosure Schedule shall be disregarded for purposes of, and shall not affect, (x) any rights of Buyer hereunder, including Buyer’s rights to indemnification or to terminate this Agreement set forth under Articles IX or X, or (y) any of Buyer’s conditions to consummate the Transaction set forth in Section 6.1; or (z) any of the Assumed Liabilities.

7.9. Tax Clearance Certificate. During the period from the date hereof through and including the Closing Date, Seller shall cooperate with Buyer in obtaining a tax clearance certificate pursuant to Nebraska Revised Statutes Sections 77-2707 and 77-27,110 (the “Tax Clearance Certificate”) in connection with the transfer of the Acquired Assets. Such cooperation shall include joining Buyer in the execution of Nebraska Department of Revenue Form 36.

7.10. Forward Contracts. During the period from the date hereof through and including the Closing Date, Seller shall confer with Buyer prior to entering into any contract, agreement or understanding with respect to the Business for the purchase of corn (each, a “Corn Contract”) or the sale of ethanol, corn oil, or dry, modified or wet distillers grains (together with all Corn Contracts, the “Forward Contracts”) in each case that, if entered into, would result in a purchase or sale obligation, as applicable, of Seller that would be required to occur after the Closing; it being expressly understood that Buyer’s consent is not required for Seller to enter into any such Forward Contract, but any such Forward Contract entered into without the consent of the Buyer shall not be an Acquired Contract. If, with respect to a particular Forward Contract, (i) Buyer consents to the addition of such Forward Contract to Schedule 1.2 and (ii) if such Forward Contract is a Corn Contract with a fixed price and Seller enters into a corresponding hedge contract with respect to such Corn Contract (each such hedge contract, a “Hedge Contract”), each such Forward Contract and the related Hedge Contract, if applicable, will be deemed to be an Acquired Contract (each, an “Acquired Forward Contract”). At the time of Closing, Schedule 1.2 shall be amended to add each Acquired Forward Contract, if any.

7.11. Interim Financial Information. No later than thirty (30) days following the end of each monthly accounting period subsequent to August 31, 2012 and prior to the Closing, Seller shall (and Parent shall cause Seller to) deliver to Buyer periodic financial statements and reports in the form that it customarily prepares for its internal purposes concerning the Seller and the Business, all of which financial statements and reports (i) will have been prepared in accordance with the books of account and other financial records of Seller; and (ii) to the extent such information consists of financial statements, be deemed included in the definition of the term “Financial Statements” solely for the purposes of the representations and warranties contained in Section 3.6 and any indemnification provisions related thereto.

7.12. Instruments of Conveyance. Seller and Parent shall execute and deliver, and shall use commercially reasonable efforts to obtain from third parties, such usual and customary documents as are reasonably necessary or desirable to (a) vest in Buyer all the right, title and interest of Seller, in, to or under any or all of the Acquired Assets, including, with respect to vehicles, certificate of title, and (b) allow Buyer to obtain title insurance from any reputable licensed title insurer(s) (with such endorsements as Buyer shall request), including, without limitation, evidence of corporate authority, transfer tax forms and customary owner’s affidavits and certifications.

ARTICLE 8

COVENANTS

8.1. Further Assurances. Buyer, Seller and Parent will take such further actions (including the execution and delivery of such further instruments and documents) as the other parties may reasonably request to carry out the purposes of this Agreement.

8.2. Litigation Support. From and after the Closing, in the event that and for so long as Buyer is actively prosecuting, asserting, contesting or defending any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction arising on or prior to the Closing Date involving Seller or the Business, Seller and Parent will reasonably cooperate with Buyer and provide Buyer with reasonable access to their personnel and documents as are necessary in connection with such prosecution, assertion, contest or defense, and, except as otherwise provided under Article 9, all at the sole cost and expense of Buyer.

8.3. Confidentiality. Seller and the Parent will, and will cause their respective Affiliates to, treat and hold as confidential all of the Confidential Information, and shall refrain from using any of the Confidential Information except in connection with this Agreement. In the event that either Seller or the Parent is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process to disclose any Confidential Information, such Person will notify Buyer promptly in writing of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 8.3. If, in the absence of a protective order or the receipt of a waiver hereunder, either Seller or the Parent is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Person may disclose the Confidential Information to the tribunal, provided, however, that the disclosing Person will use its best efforts to obtain an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer requests.

8.4. Transition. Neither Seller nor the Parent will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of or Government Entity with jurisdiction over Seller from maintaining the same business and regulatory relationships with Buyer and the Business after the Closing as it maintained with Seller and the Business prior to the Closing. Seller and Parent will refer all customer, supplier, regulatory and similar inquiries relating to the Business to Buyer from and after the Closing.

8.5. Employment Matters.

(a) Hired Employees. Effective as of the Closing, Buyer will make offers of employment to all of Seller’s employees set forth on Schedule 8.5 and on such terms and conditions as Buyer determines, in its sole discretion, including that each such offer is subject to Buyer’s customary pre-employment/post-offer procedures and qualifications. Nothing in this Agreement will constitute an agreement by Buyer to assume or be bound by any previous or existing employment agreement or arrangement between Seller and any of its employees, or a guaranty that any Person that accepts employment with Buyer will be entitled to remain in the employment of Buyer for a specified period of time. Buyer will have no Liability with respect to any employee who does not become employed by Buyer. Seller will bear all Liability with respect to the federal Workers Adjustment and Retraining Notification Act and similar state laws to the extent applicable to the Transaction. Each of Seller’s employees who becomes employed by Buyer shall be a “Hired Employee”.

(b) COBRA. Seller will be responsible for providing all notices and continuation coverage required under COBRA to all employees of Seller who are or become “M&A Qualified Beneficiaries” (as such term is defined in Treasury Regulations
§54.4980B-9) as a result of the consummation of the Transaction. Specifically, Seller agrees that all obligations to provide such continuation coverage to M&A Qualified Beneficiaries are being allocated to Seller. If Seller and its Affiliates cease to maintain a group health care plan, then, notwithstanding any other provision of this Agreement to the contrary, Seller will be responsible for providing continuation coverage required by COBRA to all employees of Seller and dependents of such employees who are or become M&A Qualified Beneficiaries.

(c) Post-Closing Benefits. Effective as of the Closing, each Hired Employee shall cease participation in the Employee Benefit Plans, and Buyer shall provide, or cause to be provided, to each Hired Employee a level of employee benefits that is no less favorable in the aggregate than the employee benefits provided to similarly situated existing employees of Buyer; provided, however, that nothing herein shall preclude Buyer or its ERISA Affiliates from altering, amending or terminating any of its employee benefit plans, or the participation of any of their employees in such plans, at any time.

(d) Prior Service Credit. Each Hired Employee shall be given credit for his or her years of service with Seller and its ERISA Affiliates prior to the Closing for purposes of determining eligibility, vesting and the accrual of vacation and paid time off (but not other forms of benefit accrual) under each of Buyer’s employee benefit plans, programs and policies covering such Hired Employees.

(e) Preexisting Conditions and Deductibles. With respect to each welfare or fringe benefit plan maintained by Buyer or its ERISA Affiliates in which Hired Employees become eligible to participate on or after the Closing, to the extent permitted under the terms of such plans: (i) Buyer shall waive, or cause to be waived, all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Hired Employees (and their covered dependents), other than any such limitations that are in effect with respect to any Hired Employee (or his or her covered dependents) and that have not been satisfied under the corresponding Employee Benefit Plan maintained by Seller or its ERISA Affiliates immediately prior to the Closing; and (ii) Buyer shall provide each Hired Employee with credit for any deductibles and maximum out-of-pocket requirements paid by such Hired Employee for the then current plan year under the corresponding Employee Benefit Plan maintained by Seller or its ERISA Affiliates immediately prior to the Closing.

(f) No Third Party Beneficiaries. The provisions of this Section 8.5 are solely for the benefit of the parties hereto, and no provision of this Section 8.5, express or implied, is intended or shall be construed to create any third party beneficiary or other rights in any current or former employees of the Seller (including any dependent or beneficiary thereof) in respect of the terms and conditions of employment with, or any benefits that may be provided by, Buyer or any of its ERISA Affiliates. Nothing herein shall be construed as an amendment to any Employee Benefit Plan for any purpose.

8.6. Domain Name Assignment. Within five Business Days after the Closing Date, Seller will assist Buyer with the transfer to Buyer of all internet domain names that are Acquired Assets. Seller will cease using such internet domain names after the Closing.

8.7. Warranty Claims. Seller acknowledges and agrees that any Liabilities in respect of customer warranty claims, including, but not limited to, costs of repair or replacement, for products manufactured, produced, sold or provided by Seller prior to the Closing are not Assumed Liabilities. Notwithstanding the foregoing, to maintain customer satisfaction, Buyer will be entitled to process and service such warranty claims, including, without limitation, repairing, reworking and replacing any products in connection with a warranty claim, in a reasonable manner and substantially consistent with Seller’s past practices, and Seller will promptly reimburse Buyer for the costs and expenses incurred in connection therewith.

8.8. Excluded Liabilities. Seller will timely pay and fulfill its obligations under all Excluded Liabilities (except to the extent Seller contests such Excluded Liabilities in good faith by appropriate proceedings).

8.9. Assignment of Acquired Contracts.

(a) Prior to the Closing, Seller and Buyer shall: (i) use commercially reasonable efforts to cause, and to obtain consent to assignment for, each of the Acquired Contracts listed on Schedule 8.9(a)(i) to be assigned to Buyer or its designated Affiliate, and (ii) cause, and obtain consent to assignment for, each of the Acquired Contracts listed on Schedule 6.1(f) to be assigned to Buyer or its designated Affiliate. Upon any party’s request, the other parties shall cooperate to obtain novations of any of the Acquired Contracts in lieu of assignment thereof; provided that Seller shall not be required to (x) make out of pocket payments other than commercially reasonable expenses in connection with the foregoing or (y) to compromise or waive any material right Seller may have with respect to such Acquired Contract.

(b) To the extent not obtained prior to Closing, (i) Seller shall (and Parent shall cause Seller to) use its commercially reasonable efforts to obtain consent to assignment for each of the Acquired Contracts following the Closing; (ii) Seller shall (and Parent shall cause Seller to) provide to Buyer the benefits of such Acquired Contract (including the right to enforce for the benefit of Buyer any and all rights of Seller or any Affiliate of any Seller against a third party thereunder) for the remaining term of such Acquired Contract and (iii) subject to the foregoing limitations, Buyer and Seller will cooperate with each other in any lawful and contractually permitted arrangements designed to provide to Buyer such benefits and obligations of the Acquired Contract for its term remaining as of the Closing Date, exclusive of any renewals or extensions; provided, however, that any actions taken pursuant to this Section 8.9(b) shall not involve any out-of-pocket payments by (x) Buyer or any of its

Affiliates other than commercially reasonable expenses and otherwise as specifically and expressly provided by the terms of any contract related to an Acquired Contract entered into prior to the Closing Date, or (y) Seller or any of its Affiliates other than commercially reasonable expenses and otherwise as specifically and expressly provided by the terms of any contract related to an Acquired Asset. In connection with any such arrangements, Buyer and Seller will each abide by the terms and conditions set forth in the applicable Acquired Contract and, subject to the arrangement contemplated by this Section 8.9(b), will reimburse each other for payments made to or received from counterparties on behalf of each other pursuant to the terms of the applicable Acquired Contracts, will reasonably act to provide that the other party is put in the same economic position with respect to the Acquired Contract as if the relevant consent or other action had been obtained at the Closing. Once a consent or other action for the sale, assignment, assumption, transfer, conveyance, and delivery of an Acquired Contract is obtained or taken, Seller will promptly assign, transfer, convey, and deliver, or cause to be assigned, transferred, conveyed, and delivered, such Acquired Contract to Buyer, and subject to Sections 2.2 and 8.8, Buyer will assume all executory Liabilities arising or to be performed after the Closing under such Acquired Contracts as in existence on the date of such assignment, transfer, conveyance or delivery pursuant to such instruments as Buyer and Seller deem reasonably necessary to effect such transfer and assumption (which Buyer and Seller will jointly prepare, execute, and deliver in good faith at the time of such transfer, all at no additional cost to Buyer).

8.10. Excluded Assets. Except as otherwise expressly contemplated herein with respect to the Rail Line and, to the extent applicable under Section 8.13, the Pipelines, Seller and the Parent will remove all Excluded Assets from the Real Property as promptly as practicable following the Closing.

8.11. Consents; Regulatory Filings.

(a) Each party hereto shall use commercially reasonable efforts to obtain all licenses, permits, approvals, consents, qualifications and orders of Government Entities and other third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Transaction Documents (including, without limitation, the permits, approvals and consents set forth on Schedule 6.1(e) or Schedule 6.1(f)), and will cooperate fully with each other in promptly seeking to obtain all such permits, authorizations, consents, orders and approvals.

(b) Within ten (10) Business Days after the date hereof, each party hereto shall make or cause to be made all filings required of each of them or any of their respective subsidiaries or Affiliates under the HSR Act with respect to the Transaction, including, if required, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transaction. Each such filing shall request early termination of the waiting periods imposed by the HSR Act. All filing fees to be paid by Buyer or Seller in connection with filing Notification and Report Forms pursuant to the HSR Act shall be paid by Buyer. To the extent any other antitrust or similar notification or consent is required from any other Government Entity, such filings and costs shall be undertaken and borne by Buyer.

(c) Seller and Buyer shall cooperate in good faith with each other in connection with any filings with any Government Entity (including, to the extent permitted by applicable law, providing copies of all such documents to the non-filing parties prior to filing and consider all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or other Government Entity under the HSR Act with respect to any such filing or any such transaction. Each such party shall use its best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the Transaction. In addition, except as prohibited by Legal Requirements, each party hereto shall (i) promptly notify the other parties hereto of any communication to that party from any Government Entity relating to the approval or disapproval of the Transaction; and (ii) not participate in any meetings or substantive discussions with any Government Entity with respect thereto without consulting with and offering the other party a meaningful opportunity to participate in such meetings or discussions.

(d) The parties hereto agree to use commercially reasonable efforts to satisfy, prior to the Outside Date, any requirement, request or condition sought or imposed by the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other Government Entity acting under the HSR Act, in each case, relating in any way to the Transaction, where the failure to satisfy any such requirement, request or condition would delay, prevent or make illegal such timely consummation of the Transaction, including (i) taking commercially reasonable actions to comply with any request, directions, determinations, requirements or conditions of the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or other Government Entity and (ii) taking commercially reasonable actions to remove or cause to be removed any direction, determination, requirement, injunction, order, condition or limitation, that prevents or would prevent, or that makes illegal, the timely consummation of the Transaction. Notwithstanding anything to the contrary in this Agreement, neither Buyer, Seller nor any of their respective Affiliates shall be required, in connection with the matters covered by this Section 8.11, (v) to pay any amounts (other than the payment of filing fees and expenses and fees of its counsel), (w) to commence or defend litigation, (x) to hold separate (including by trust or otherwise) or divest any of their respective Affiliates’ businesses, product lines or assets, or any of the Acquired Assets, (y) to take any action or agree to any limitation on the operation or conduct of the Business or any other business or assets of Buyer, Seller or any of their respective Affiliates or (z) to waive any of the conditions to this Agreement set forth in Section 6.1.

(e) As promptly as reasonably practicable, but no later than five (5) Business Days after the date hereof, Buyer shall make or cause to be made all filings required to obtain an Alcohol Fuel Permit from the Alcohol and Tobacco Tax and Trade Bureau for the operation of the Facility.

8.12. Nebraska Advantage Act. Until December 31, 2014, Buyer shall use its commercially reasonable efforts to comply with all conditions and fulfill all obligations, in each case as the same exist at Closing, to maintain the benefits that are currently available to Parent under the Nebraska Advantage Act, as indicated on Schedule 3.11(h) of the Disclosure Schedule.

8.13. Pipeline Capacity Rights Agreement. With respect to those segments of the pipelines that are currently the subject of (i) that certain Pipeline License (No. 06-31129), dated July 27, 2007, between Seller and BNSF, and (ii) that certain Pipeline License (No. 06-31141), dated July 27, 2007, between Seller and BNSF (such segments, collectively, the “Pipelines” and such licenses, collectively, the “BNSF Pipeline Easements”), the parties, in addition to the applicable provisions of Sections 8.9 and 8.11, further agree as follows:

(a) in the event that, on or prior to the Closing, the parties shall have obtained the consent of BNSF to the assignment of the BNSF Pipeline Easements to Buyer (or Buyer’s designee) or Buyer (or Buyer’s designee) shall have entered into replacement pipeline licenses with BNSF with respect to the Pipelines, then (i) the Pipelines shall be deemed to be Acquired Assets, (ii) the Buyer and Seller shall not enter into the Pipeline Capacity Rights Agreement, and (iii) in the event the BNSF Pipeline Easements are to be assigned to Buyer (or Buyer’s designee), the Easement Assignment shall be automatically amended to include the BNSF Pipeline Easements thereunder; or

(b) in the event that, on or prior to the Closing, the parties shall not have obtained the consent of BNSF to the assignment of the BNSF Pipeline Easements to Buyer (or Buyer’s designee) or Buyer (or Buyer’s designee) shall not have entered into replacement pipeline licenses with BNSF with respect to the Pipelines, then: (i) the Pipelines shall be deemed to be Excluded Assets, (ii) at Closing, the Buyer and Seller shall enter into the Pipeline Capacity Rights Agreement and the right of Buyer (or Buyer’s designee) to use the Pipelines shall be pursuant to the terms and conditions of the Pipeline Capacity Rights Agreement; and (iii) at such time thereafter as the parties obtain the consent of BNSF to the assignment of the BNSF Pipeline Easements to Buyer (or Buyer’s designee) or Buyer (or Buyer’s designee) enter into replacement pipeline licenses with BNSF with respect to the Pipelines, then (x) the Pipelines shall be deemed to be Acquired Assets and all right, title and interest therein shall automatically be transferred from Seller to Buyer (or Buyer’s designee) with no further action or payments on behalf of any party hereto, (y) the Pipeline Capacity Rights Agreement shall terminate, and (z) in the event the BNSF Pipeline Easements are to be assigned to Buyer, Buyer and Seller shall enter into an assignment of the Pipeline Easements in substantially identical form to the Easement Assignment.

ARTICLE 9

SURVIVAL AND INDEMNIFICATION

9.1. Survival of Covenants, Representations and Warranties. (a) All covenants, representations and warranties of Seller and Parent shall survive Closing and shall continue and be limited as follows: (i) the representations and warranties set forth in Section 3.1 (Organization, Power and Authorization), Section 3.2 (Binding Effect and Noncontravention), Section 3.3 (Brokers), Section 3.9 (Title to Assets), Section 3.14 (Real Property), Section 4.1 (Organization, Power and Authorization) and Section 4.2 (Binding Effect and Noncontravention) (collectively, the “Fundamental Representations”) shall survive indefinitely; (ii) the representations and warranties set forth in Section 3.11 (Tax Matters) and Section 3.16 (Employee Benefits) shall survive for a period of time equal to the statute of limitations applicable to such matter plus an additional sixty (60) days; (iii) the representations and warranties set forth in Section 3.12 (Environmental) shall survive the Closing for a period of three (3) years; (iv) all other representations and warranties and the covenants to be performed or complied with prior to Closing shall survive Closing for a period of eighteen (18) months; and (v) all other covenants shall survive Closing indefinitely or for such lesser period of time as may be specified therein; (b) all covenants, representations and warranties of Buyer shall survive Closing indefinitely or for such lesser period of time as may be specified therein; and (c) notwithstanding anything herein contained to the contrary, there shall be no time limitations on breaches of covenants, representations or warranties where the basis of the claim is fraud.

9.2. Indemnification Obligations of Seller and Parent. From and after the Closing, Parent and Seller shall, jointly and severally, indemnify and hold harmless Buyer and its Affiliates, without duplication, from and against any Damages that Buyer or any of its Affiliates incur as a result of, arising out of or related to: (a) the breach of any of the representations and warranties made by Parent or Seller in this Agreement or any other Transaction Document; (b) the breach of any covenant made by Parent or Seller in this Agreement or any other Transaction Document; and (c) any Liability of Parent or Seller that is not an Assumed Liability, including the Excluded Liabilities.

9.3. Indemnification Obligations of Buyer. From and after the Closing, Buyer shall indemnify and hold harmless Parent, Seller and their respective Affiliates, without duplication, from and against any Damages that Parent, Seller or any of their respective Affiliates incur as a result of, arising out of or related to: (a) the breach of any of the representations and warranties made by Buyer in this Agreement or any other Transaction Document; (b) the breach of any covenant made by Buyer in this Agreement or any other Transaction Document; and (c) the Assumed Liabilities.

9.4. Limitations on Indemnification; Etc.

(a) With respect to any claims for indemnification under Section 9.2(a), the parties agree as follows: (i) subject to the applicable restrictions in Section 9.1, Parent and Seller shall, jointly and severally, fully indemnify Buyer and its Affiliates for any Damages as a result of the breach of any of the Fundamental Representations or the representation and warranties in Section 3.11 (Tax Matters) and (ii) for all indemnification claims made by Buyer and its Affiliates against Seller other than as a result of the breach of any of the Fundamental Representations or the representation and warranties in Section 3.11 (Tax Matters) (the “Nonfundamental Claims”), Parent and/or Seller will have no liability for indemnification until the aggregate of all Damages related to the Nonfundamental Claims exceeds $1,600,000.00, and then for all amounts claimed thereafter, limited, however, to a maximum aggregate amount for all Nonfundamental Claims of $16,000,000.00.

(b) For the avoidance of doubt, none of the limitations contained in Section 9.4(a) shall apply to or in any manner limit or restrict (i) any claim for Damages as a result of fraud by Seller or Parent, or (ii) any claims for indemnification under Sections 9.2(b) or 9.2(c) of this Agreement.

(c) For the purposes of this Article 9, including the determination of any breach of any representation or warranty or the amount of Damages to which Buyer may be entitled to indemnification as a result thereof, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification or exception contained in or otherwise applicable to such representation or warranty.

9.5. Third Party Claims.

(a) Notice. If any third party notifies any Indemnified Party of any matter that may give rise to a claim by such Indemnified Party for indemnification pursuant to Section 9.2 or Section 9.3 (a “Third Party Claim”), such Indemnified Party will give the Indemnifying Party from whom indemnification is sought written notice of such Indemnified Party’s claim for indemnification within a reasonable period after the Indemnified Party receives written notice of such Third Party Claim, provided, however, that the failure of any Indemnified Party to give timely notice will not affect any rights to indemnification hereunder except to the extent that the Indemnifying Party demonstrates actual damage caused by such failure.

(b) Control of Defense. An Indemnifying Party, at its option, may defend the Indemnified Party against any Third Party Claim so long as: (i) the Indemnifying Party notifies the Indemnified Party in writing within 30 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party for the Damages the Indemnified Party may suffer as a result of such Third Party Claim; (ii) the Third Party Claim does not involve Environmental Laws; (iii) the Third Party Claim involves only money Damages and does not seek an injunction or other equitable relief; (iv) the Indemnifying Party is not a party to the Third Party Claim such that the Indemnified Party determines in good faith that joint representation would be inappropriate; and (v) the Indemnifying Party diligently defends the Third Party Claim. If the Indemnifying Party defends against the Third Party Claim, the Indemnified Party may participate in the defense and employ counsel of its choice for such purpose; provided, that such employment will be at the Indemnified Party’s own expense.

(c) Settlement. So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Section 9.5(b): (i) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which will not be unreasonably withheld); and (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld). Unless and until the Indemnifying Party assumes and conducts the defense of the Third Party Claim in accordance with Section 9.5(b), the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without prejudicing its rights against the Indemnifying Party under this Article 9.

9.6. Characterization of Indemnity Payments. Unless otherwise required by any Legal Requirements, the parties agree that any indemnification payments made pursuant to this Agreement will be treated for all Tax purposes as an adjustment to the Purchase Price, and no party shall take any position inconsistent with such characterization.

9.7. Use of Escrow Account. Any and all indemnification amounts to be paid by Seller or Parent shall be first satisfied by amounts available in the Escrow Fund and paid pursuant to the terms of the Escrow Agreement.

9.8. Other Indemnification Matters. Any claim for indemnification under this Article 9 must be asserted by providing written notice to the Indemnifying Party specifying the factual basis of the claim in reasonable detail (including all reasonably related backup information evidencing such claim) to the extent then known by the Person asserting the claim. The right to indemnification, payment of Damages or other remedy pursuant to this Article 9 will not be affected by the Indemnified Party’s investigation with respect to, or any knowledge acquired

(or capable of having been acquired) about, the accuracy or inaccuracy of or compliance with, any representation, warranty, agreement, covenant or obligation under this Agreement or any other Transaction Documents. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representation, warranty, covenant, agreement or obligation.

9.9. Mitigation. Each of the parties shall take commercially reasonable steps to mitigate their respective Damages upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Damages that are indemnifiable hereunder.

ARTICLE 10

TERMINATION

10.1. Termination. This Agreement may be terminated at any time prior to the Closing, upon the occurrence of any of the following:

(a) by mutual agreement of Seller, Parent and Buyer, in writing;

(b) by Seller or Parent, if:

(i) Buyer has breached any representation, warranty, agreement or obligation contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.2, and which breach cannot be cured on or prior to the Outside Date; or

(ii) the Transaction has not been consummated on or before the Outside Date; provided, however, neither Seller nor Parent will be entitled to terminate this Agreement pursuant to this Section 10.1(b)(ii) if Seller’s or Parent’s breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to be consummated by the Outside Date; or

(iii) there is any Legal Requirement restraining, enjoining or otherwise prohibiting the Transactions that shall have become final and nonappealable.

(c) or by Buyer, if:

(i) Seller or Parent has breached any representation, warranty, agreement or obligation contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.1, and which breach cannot be cured on or prior to the Outside Date;

(ii) the Transaction has not been consummated on or before the Outside Date; provided, however, that Buyer will not be entitled to terminate this Agreement pursuant to this Section 10.1(c)(ii) if Buyer’s breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to be consummated by the Outside Date; or

(iii) there is any Legal Requirement restraining, enjoining or otherwise prohibiting the Transactions that shall have become final and nonappealable.

10.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith be terminated and there shall be no liability on the part of any party hereto except under the terms of the Confidentiality Agreement, and under Section 8.3 (Confidentiality), Article 9 (Survival and Indemnification), Article 10 (Termination) and Article 12 (Miscellaneous). Notwithstanding the foregoing, any party hereto shall be entitled to seek an injunction or injunctions to prevent a breach of, or specific performance to enforce specifically the provisions of, any covenant of any other party contained in this Agreement. Nothing in this Section 10.2 shall relieve Buyer, Seller or Parent of any liability for willful breach of its covenants, agreements or other obligations contained in this Agreement prior to the date of valid termination.

ARTICLE 11

TAX MATTERS

11.1. Covenant Regarding Tax Matters. Parent and Seller shall be solely responsible for the preparation and timely filing of all Tax Returns in respect of the Acquired Assets or the Business for periods ending on or prior to the Closing Date and shall timely pay all Taxes due with respect to such Tax Returns, which Taxes shall constitute Excluded Liabilities. Buyer shall be responsible for the preparation and timely filing of all Tax Returns in respect of the Acquired Assets or the Business (excluding, for the avoidance of doubt, Seller’s income, franchise or other similar Tax Returns that Seller or its Affiliates are required to file under applicable Legal Requirements) that relate to a taxable period beginning before and ending after the Closing Date (“Straddle Period”) and shall timely pay all Taxes due with respect to such Tax Returns; provided, however, that Seller shall remit to Buyer an amount equal to its share of the Taxes prorated in accordance with Section 11.2 of this Agreement (which Taxes shall constitute Excluded Liabilities) at least seven days prior to the due date for the Straddle Period Tax Return to which such Taxes relate. Any Tax Return to be filed by Buyer after the Closing Date that reflects the activities of Seller shall be prepared in a manner consistent with the past practice of Seller if Seller timely provides the methods that it has used in the preparation of such Tax Returns and Buyer agrees that such methods comply with Legal Requirements.

11.2. Prorations. Taxes relating to the Acquired Assets or the Business that are attributable to a Straddle Period shall be prorated between Seller and Buyer as of the Closing Date in the manner set forth herein. Taxes that are imposed in connection with any actual or deemed sale, transfer or assignment of property (real or personal, tangible or intangible) (excluding the Taxes referenced in Section 11.5, which shall be prorated in accordance therewith), or sales and use, value-added, employment, unemployment, withholding or similar Taxes imposed with respect to the Business or Acquired Assets shall be determined based on an interim closing of the books as of the close of business on the Closing Date. Taxes other than those Taxes described in the foregoing sentence attributable to the period preceding the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period. Any exemption, deduction or credit to be offset against a Tax that relates to a Straddle Period that is calculated on an annual basis shall be prorated based on the fraction set forth in the immediately preceding sentence. Proration of Taxes that are undetermined as of the Closing Date (x) shall be based on the most recently available Tax rate and valuation, giving effect to applicable exemptions, change in valuation, and similar items, whether or not officially certified to the appropriate Tax Authority as of the Closing Date, (y) shall use a 366-day year and (z) if any Tax proration is based upon an estimate at Closing, a post-Closing adjustment shall be made by cash settlement between Seller and Buyer within 30 days after receipt of the actual expense invoices or Tax bill, which adjustment obligation shall survive the Closing.

11.3. Cooperation on Tax Matters. The Buyer, Seller and Parent shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing and preparation of Tax Returns pursuant to this Article 11 and any proceeding related thereto. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

11.4. Tax Contests. The procedures set forth in this Section 11.4 rather than Section 9.6 shall govern the contest or resolution of any claim, audit, investigation or proceeding relating to Taxes (a “Tax Proceeding”). If an Indemnified Party receives notice of a Tax Proceeding, which, if successful, might result in an indemnity payment pursuant to Article 9, the party receiving such notice shall promptly notify the Indemnifying Party of such Tax Proceeding; provided, however, that the failure by an Indemnified Party to provide prompt notification shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent that the Indemnifying Party is materially prejudiced thereby in defending such Tax Proceeding. Seller shall control all Tax Proceedings related to Taxes that are Excluded Liabilities (other than Taxes relating to a Straddle Period)

and shall have the right to make all decisions in connection with such Tax Proceedings, including, without limitation, the decision to pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Tax Authority, or to pay the Tax claimed, sue for a refund or contest the disputed Tax in any legally permissible manner; provided, however, that Seller shall not take any position with respect to any of the foregoing that would reasonably be expected to have an adverse effect on Buyer without consultation with and prior written consent of Buyer. In lieu of such consent, Buyer shall have the right to participate in such Tax Proceedings with counsel of its choosing and at its expense. Buyer shall control Tax Proceedings relating to the Taxes covered by Section 11.2 and the Tax Returns related thereto; provided, however, that Seller, upon timely notification to Buyer, may elect to participate in such Tax Proceedings with counsel of its choosing and at its expense. In the event that Seller does not elect to participate in such Tax Proceedings, Buyer shall keep Seller apprised of all major developments with respect to such Tax Proceedings and shall not settle the claims or assessments that are the subject of such Tax Proceedings without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

11.5. Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the Transaction shall be paid one-half by the Buyer and one-half by the Seller, when due, and the parties shall cooperate in the filing of all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other such Taxes and fees, and, if required by Legal Requirements, the parties shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

11.6. Refunds. Any refund or credit, including any interest actually received with respect thereto, (a) relating to Taxes that are Excluded Liabilities will be the property of Seller, and if received by Buyer, will be paid over to Seller within a reasonable time, and (b) relating to Taxes paid after the Closing Date will be the property of Buyer, and if received by Seller will be paid over to Buyer within a reasonable time. In the case of any refunds or credits attributable to Taxes prorated pursuant to Section 11.2 of this Agreement, such refunds or credits shall be allocated between Seller and Buyer in proportion to the amount of Tax paid by each party to which such refunds or credits relate.

ARTICLE 12

MISCELLANEOUS

12.1. Public Announcements. Except as may otherwise be mutually agreed to by Parent, Seller and Buyer: (i) the terms of this Agreement shall not be disclosed or otherwise made available to the public, (ii) no party shall make, or cause or permit to be made by any of such party’s Affiliates, any press release, public announcement or announcement to any third party or otherwise communicate with any news media or any third party in respect of this Agreement or the transactions contemplated by this Agreement, and (iii) copies of this Agreement shall not be publicly filed or otherwise made available to the public, except, in each case, where such disclosure, availability or filing is required by (x) applicable Legal Requirements or (y) GAAP in preparation of financial statements, and then only to the extent required by such Legal Requirements or GAAP. Nothing herein shall prevent any party from responding to direct inquiry regarding the Transaction received from any Government Entity. Further, each party will be permitted, after written notice and consultation with the other party, to correct any false or misleading information which may become public concerning the Transactions.

12.2. Transaction Expenses. Buyer, on the one hand, and Seller and the Parent, on the other hand, will each bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transaction.

12.3. Amendments. No amendment, modification or waiver of this Agreement will be effective unless made in writing and signed by the party to be bound thereby. No other course of dealing between or among any of the parties or any delay in exercising any rights pursuant to this Agreement will operate as a waiver of any rights of any party.

12.4. Successors and Assigns. All covenants and agreements set forth in this Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the parties. No party may assign this Agreement nor any of its rights, interests or obligations hereunder without the prior written consent of the other parties, provided, however, that Buyer may assign any or all of its rights, interests and obligations hereunder: (i) to one or more of its Affiliates; (ii) for collateral security purposes to any lender providing financing to Buyer or any of its Affiliates and any such lender may exercise all of the rights and remedies of Buyer hereunder; and (iii) to any subsequent purchaser of Buyer, or any material portion of its assets (whether such sale is structured as a sale of equity, a sale of assets, a merger or otherwise).

12.5. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict provision or rule (whether of such State or any other jurisdiction) that would cause the laws of any other jurisdiction to be applied.

12.6. Jurisdiction.

(a) Each party irrevocably submits to the jurisdiction of: (a) the state courts located in the State of Delaware and (b) the United States District Court for the District of Delaware, for the purposes of any action or proceeding arising out of this Agreement or the Transaction. Each party irrevocably agrees to commence any action or proceeding arising out of this Agreement or the Transaction exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the State of Delaware. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 12.8 shall be effective service of process for any action or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 12.6. Each party irrevocably and unconditionally waives any objection to the laying of venue of any proceeding arising out of this Agreement or the Transaction in (i) a state court located in the State of Delaware, or (ii) a United States District Court located in the State of Delaware, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.6(b).

12.7. Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 12.6 in any such proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 12.8. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

12.8. Notices. All demands, notices, communications and reports provided for in this Agreement will be in writing and will be sent by facsimile with confirmation to the number specified below, personally delivered, sent by reputable overnight courier service (delivery charges prepaid), or sent by registered or certified mail (postage prepaid) to the address specified below, or at such address as the recipient party has specified by prior written notice to the sending party pursuant to the provisions of this Section 12.8.

If to Seller or Parent:

Advanced BioEnergy, LLC

8000 Norman Center Drive, Suite 610

Bloomington, MN 55437

Attn: Chief Executive Officer

Facsimile No.: (763) 226-2725

with a copy to:

Lindquist & Vennum PLLP

4200 IDS Center

80 South 8th Street

Minneapolis, MN 55402

Attention: Stanley J. Duran

Facsimile No.: 612-371-3285

If to Buyer or FHR:

Flint Hills Resources Renewables, LLC

4111 East 37th Street North

Wichita, KS 67220

Attention: General Counsel

Facsimile No.: (316) 828-8245

with a copy to:

Latham & Watkins LLP

233 South Wacker Drive

Chicago, IL 60606

Attention: Thomas (Ted) E. Keim, Jr.

Facsimile No.: (312) 993-9767

Any such demand, notice, communication or report will be deemed to have been given pursuant to this Agreement when delivered personally, when confirmed if by facsimile, on the second Business Day after deposit with a reputable overnight courier service, or on the fifth Business Day after being sent by registered or certified mail, as the case may be.

12.9. Schedules and Exhibits. The exhibits and schedules to this Agreement constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein. The Disclosure Schedule includes references to the particular section of the Agreement that relates to each disclosure. Any disclosure which may be applicable to another section of this Agreement will be deemed to be made with respect to such other section only if reasonably apparent from the face of such disclosure, regardless of whether or not a specific cross reference is made thereto; provided, however, that no disclosure will be deemed adequate to disclose an exception to a representation or warranty unless the disclosure identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

12.10. Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed to be an original and all of which counterparts, taken together, will constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or e-mail of a PDF file will be equally as effective as delivery of an original executed counterpart of this Agreement.

12.11. No Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, no Person which is not a party will have any right or obligation pursuant to this Agreement.

12.12. Headings. The headings used in this Agreement are for the purpose of reference only and will not affect the meaning or interpretation of any provision of this Agreement.

12.13. Entire Agreement. This Agreement (including the exhibits and schedules referred to herein) along with the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement of the parties relating to the subject matter hereof, and all other prior understandings, whether written or oral are superseded by this Agreement, and all other prior understandings, and all related agreements and understandings are terminated.

12.14. Severability. In case any one or more of the provisions contained in this Agreement are held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement.

12.15. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.16. Exclusive Remedy.

(a) Buyer, Seller and Parent acknowledge and agree that, if the Closing occurs, the indemnification provisions of Article 9 and the provisions of the Escrow Agreement shall be the sole and exclusive remedies of the parties hereto for any obligations or liabilities under this Agreement or any other Transaction Document or for any claim (whether in contract or tort, in law or in equity or otherwise), liability or any other obligation arising under, based on, in respect of, in connection with, or by reason of, this Agreement or the Transaction, including its negotiation and/or execution; provided, however, that nothing contained in this Agreement or any other Transaction Document shall relieve or limit the liability of any party from any liability or Damages arising out of or resulting from such party’s fraud or willful misconduct in connection with the Transactions.

(b) Notwithstanding anything herein to the contrary, if any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached, the parties shall be entitled to specific performance of the terms thereof in addition to any other remedy at law or in equity.

12.17. Guarantee by Flint Hills Resources. FHR hereby unconditionally, absolutely and irrevocably guarantees the prompt and full performance and payment of Buyer’s obligations to be performed or paid by Buyer through the Closing (the “Buyer Obligations”). Seller may seek remedies directly from FHR with respect to the Buyer Obligations without first seeking or exhausting its remedies against Buyer. The liability of FHR hereunder is in all cases subject to all defenses, setoffs or counterclaims available to Buyer to performance of the Buyer Obligations. FHR waives presentment, demand and any other notice with respect to any of the Buyer Obligations. Notwithstanding anything to the contrary contained in this Agreement, the guaranty set forth in this Section 12.17 shall terminate upon completion of the Closing. The provisions of Sections 12.6, 12.7 and 12.8 are hereby incorporated in this Section 12.17. FHR represents and warrants to Seller and Parent that it will benefit substantially from the Transaction.

*  *  *  *  *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER:		SELLER:

FLINT HILLS RESOURCES FAIRMONT, LLC		ABE FAIRMONT, LLC

By:	/s/ Anthony Sementelli	By:	/s/ Richard Peterson
	Name: Anthony J. Sementelli		Name: Richard Peterson
	Title: Executive Vice President & Chief Financial Officer		Title: Chief Executive Officer

FHR:		PARENT:

FLINT HILLS RESOURCES, LLC		ADVANCED BIOENERGY, LLC

By:	/s/ Anthony Sementelli	By:	/s/ Richard Peterson
	Name: Anthony J. Sementelli		Name: Richard Peterson
	Title: Executive Vice President & Chief Financial Officer		Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

ANNEX B

ADVANCED BIOENERGY, LLC

ACTION BY WRITTEN CONSENT OF THE UNIT HOLDERS

OF THE COMPANY

In accordance with Section 18-302(d) of the Delaware Limited Liability Company Act (“DLLCA”) the undersigned holders of units of ownership interest (the “Units”) in Advanced BioEnergy, LLC, a Delaware limited liability company (“Company”), constituting a majority of the Company’s Membership Voting Interest (as defined in the Company’s Fifth Amended and Restated Operating Agreement, dated March 16, 2012, (the “Operating Agreement”), which is in excess of the minimum number of Units that would be necessary to authorize or take an action at a meeting at which all the Units were entitled to vote thereon were present and voted, hereby adopt the following resolutions:

WHEREAS, pursuant to that certain Asset Purchase Agreement attached hereto as Exhibit A (“Asset Purchase Agreement”) by and among ABE Fairmont, LLC, a Delaware limited liability company (“Seller”), the Company, Flint Hills Resources Fairmont, LLC, a Delaware limited liability company (“Buyer”), and Flint Hills Resources, LLC, a Delaware limited liability company (“FHR”), Seller is agreeing to sell to Buyer, and Buyer is agreeing to purchase from Seller, substantially all of the assets of Seller, and Buyer will assume certain liabilities, pursuant to the terms and conditions of the Asset Purchase Agreement (the “Asset Sale”);

WHEREAS, the Company owns all of the issued and outstanding units of membership interest of Seller and will benefit from the consummation of the transactions contemplated by the Asset Purchase Agreement;

WHEREAS each of the undersigned holders of Units has reviewed the terms of the Asset Purchase Agreement and such other information as the undersigned believes is necessary to make an informed decision in connection therewith, and each holder of Units has had the opportunity to consult with such Unit holder’s own legal, tax and financial advisors regarding the consequences of the Asset Purchase Agreement and Asset Sale, the execution of this action by written consent (“Written Consent”) and the consummation of the transactions contemplated thereby and hereby;

WHEREAS, the board of directors of the Company (the “Board”) and the Board of Directors of Seller have:

(i) unanimously approved the Asset Purchase Agreement and all other ancillary agreements to which the Company or the Seller is a party;

(ii) determined that the Asset Sale is advisable, fair to, and in the best interests of the Company and the Company’s Unit holders; and

(iii) recommended that the Company’s Unit holders consent to the execution of the Asset Purchase Agreement and the Asset Sale;

WHEREAS, the undersigned Unit holders

(i) have had the opportunity to discuss and ask questions about the Asset Purchase Agreement, and the terms and conditions thereof, with the Board and with representatives of Green, Holcomb & Fisher, LLC (“GH&F”), the investment bankers for the Company, including discussions of the ethanol market in general and the Asset Sale in particular;

(ii) have reviewed the fairness opinion delivered to the Company by GH&F; and

(iii) believe that the terms of the Asset Sale are highly favorable to the Company and its members;

B-1

NOW, THEREFORE, BE IT RESOLVED:

Adoption of the Asset Purchase Agreement and Approval of the Asset Sale

RESOLVED: That the Asset Purchase Agreement and the transactions and agreements contemplated thereby (including, without limitation, the allocation of the consideration payable thereunder, the escrow of part of the consideration and the indemnification obligations as set forth therein), be, and hereby are, approved and adopted;

RESOLVED FURTHER: That each of the undersigned holders of Units agrees that the approval and adoption of the Asset Purchase Agreement and approval of the Asset Sale by the holders of Units pursuant to this Written Consent will constitute irrevocable approval by these holders of Units of the specific terms of the Asset Purchase Agreement;

RESOLVED FURTHER: That the establishment of the escrow fund with the escrow agent pursuant to the terms of the Asset Purchase Agreement and the separate escrow agreement, as applicable, be, and hereby are, approved and adopted.

RESOLVED FURTHER: That the Company’s Chief Executive Officer and Chief Financial Officer, Vice President of Finance, Controller and Secretary (the “Authorized Officers”) be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to execute and deliver the Asset Purchase Agreement and to prepare, execute, deliver and file or cause to be prepared, executed, delivered and filed such further agreements, certificates, instruments and documents and to take such actions as contemplated by the Asset Purchase Agreement or as such officer or officers deem necessary, appropriate or advisable to carry out the intent of the foregoing resolutions, including, without limitation, the payment of all legal, accounting, financial advisory and other professional or out-of-pocket transaction expenses incurred by the Company in connection with the execution of the Asset Purchase Agreement and the Asset Sale;

Waiver of Notice

RESOLVED: That each undersigned Unit holder hereby waives any notice with respect to the Asset Sale that such Unit holder may be entitled pursuant to the Company’s Articles of Organization, the Operating Agreement, or any agreements by and between the Company and such Unit holder, each, as in effect as of the date hereof.

Omnibus Resolutions

RESOLVED: That any and all acts, transactions, agreements or certificates previously signed on behalf of the officers of the Company in furtherance of the foregoing be, and they hereby are, in all respects approved and ratified as the true acts and deeds of the Company with the same force and effect as if such act, transaction, agreement or certificate had been specifically authorized in advance by resolution of the Company’s Unit holders, and that the proper officer of the Company did execute the same; and

RESOLVED FURTHER: That this Written Consent of the Unit holders will be irrevocably effective and binding on all of the undersigned Unit holders of the Company upon its execution by the Unit holders beneficially owning a majority in Voting Membership Interest.

B-2

ANNEX C

October 9, 2012

The Board of Directors

Advanced BioEnergy, LLC

8000 Norman Center Drive, Suite 610

Bloomington, MN 55437

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to Advanced BioEnergy, LLC (the “Company”) of the Consideration (as defined below) to be paid by Flint Hills Resources Fairmont, LLC (the “Buyer”) to ABE Fairmont, LLC (the “Seller”), a wholly owned subsidiary of the Company, pursuant to the terms of the proposed Asset Purchase Agreement (the “Asset Purchase Agreement”) by and among the Company, the Seller, the Buyer and Flint Hills Resources, LLC (“FHR”).

The proposed Asset Purchase Agreement provides for the purchase by the Buyer from the Seller of substantially all of the assets of the Seller, the assumption by the Buyer of certain liabilities of the Seller and the retention by the Seller of certain assets and other liabilities of its business (the “Transaction”). The aggregate consideration to be received by the Seller in connection with the Transaction is a base purchase price of $160 million, plus the value of certain inventory and other assets of the Seller to be acquired by the Buyer, plus the value of certain assets to be retained by the Seller (net of certain liabilities retained by the Seller) (the “Consideration”). Under the Asset Purchase Agreement, a portion of the Consideration will be held in escrow for a specified time period as a source of payment for certain potential indemnification claims (the “Escrow”). The terms and conditions of the Transaction are more fully set forth in the Asset Purchase Agreement. All capitalized terms used herein that are not defined herein have the meanings given to them in the Asset Purchase Agreement.

In the course of performing our review and analyses for rendering this opinion, we have:

•	reviewed a draft of the Asset Purchase Agreement dated October 4, 2012;

•	reviewed unaudited monthly financial statements of the Company and the Seller;

•

reviewed the Company’s audited financial statements included in its Form 10-K for the fiscal year ended September 30, 2011 and unaudited interim financial information included in its Form 10-Q for the three (3) month and nine (9) month periods ended June 30, 2012;

•	reviewed the Seller’s audited financial statements for the fiscal years ended September 30, 2008 through 2011;

•

reviewed certain internal financial projections for the Seller for the calendar years ending December 31, 2012 through December 31, 2016 (the “Projections”), all as prepared and provided to us by the Company’s management;

•	reviewed a schedule of certain balance sheet accounts projected as of the anticipated closing of the Transaction, as prepared and provided to us by the Company’s management;

•	met with certain members of the Company’s management to discuss the business, operations, historical and projected financial results and future prospects of the Seller;

•	reviewed recent industry and analyst reports regarding the ethanol industry;

•	reviewed certain publicly available financial data for companies we deemed relevant in evaluating the Seller;

The Board of Directors

Advanced BioEnergy, LLC

October 9, 2012

•	reviewed the financial terms, to the extent publicly available, of certain comparable ethanol plant transactions;

•	performed discounted cash flow analyses based on the Projections; and

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with us by the Company and the Seller or obtained by us from public sources, including, without limitation, the Projections referred to above. With respect to the Projections, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company as to the expected future performance of the Seller. We have not assumed any responsibility for the independent verification of any such information, including, without limitation, the Projections, and we have further relied upon the assurances of the senior management of the Company that they are unaware of any facts that would make the information provided to us, including the Projections, incomplete or misleading. We have assumed that there have been no material changes in the assets, financial condition, results of operations, business or prospects of the Seller since the date of the last financial statements made available to us. We have also assumed that neither the Company nor the Seller is a party to any material pending transaction, including external financing, recapitalizations, acquisitions or merger discussions, other than the Transaction.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of the Seller, nor have we been furnished with any such appraisals. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Seller. In addition, we have undertaken no independent analysis of any outstanding, pending or threatened litigation, material claims, possible unasserted claims or other contingent liabilities to which the Company or any of its affiliates (including the Seller) is a party or may be subject, or of any other governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or any of its affiliates (including the Seller) is a party or may be subject. At the Company’s direction and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims, investigations or possible assertions of claims, or the outcomes or damages arising out of any such matters. During the course of our engagement, we were asked by the Board of Directors of the Company to solicit indications of interest from various third parties regarding a transaction with the Seller, and we have considered the results of our solicitation in rendering our opinion.

We have assumed that the final form of the Asset Purchase Agreement will be substantially similar to the last draft reviewed by us, without modification of material terms or conditions. We have assumed for purposes of this opinion that the Seller will receive aggregate Consideration of $173,984,000 pursuant to the Asset Purchase Agreement, which reflects the base purchase price set forth in the Asset Purchase Agreement, plus the value of certain inventory and other assets of the Seller to be acquired by the Buyer, plus the value of certain assets to be retained by the Seller (net of certain liabilities retained by the Seller), all as set forth in a schedule provided to us by the Company. We have assumed that the representations and warranties contained in the Asset Purchase Agreement are true and correct in all material respects, the conditions to the Transaction will be met and the Transaction will be consummated pursuant to the terms of the Asset Purchase Agreement without any limitations, restrictions, conditions, amendments or modifications that collectively would have a material adverse effect on the Company or the Seller. In arriving at our opinion, we have assumed that all necessary governmental and third party approvals and consents required for the Transaction will be obtained on a timely basis and in a manner that will not adversely affect the Company or the Seller, change the Consideration or otherwise alter the terms of the Transaction.

The Board of Directors

Advanced BioEnergy, LLC

October 9, 2012

Greene Holcomb & Fisher LLC (“Greene Holcomb & Fisher”), as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes. We are currently acting as financial advisor to the Company in connection with the Transaction, for which the Company will pay us a fee for such services that is contingent upon the consummation of the Transaction. For our services in rendering this opinion, the Company will pay us a fee that is not contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement. In 2011, Greene Holcomb & Fisher provided financial advisory services to the Company. Greene Holcomb & Fisher may seek to provide the Company and its affiliates certain investment banking and other services unrelated to the Transaction in the future.

This letter is furnished pursuant to our engagement letter dated June 28, 2012, and has been approved by our fairness opinion committee. It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company and does not constitute a recommendation to any member of the Company as to how to vote in connection with the Transaction. We express no opinion as to whether the Transaction, or any portion or aspect of the Transaction, is fair to any member of the Company, any of the creditors of the Company or the Seller or any other constituencies of the Company or the Seller. This opinion does not address any other terms or agreement relating to the Transaction. This opinion relates to the aggregate amount of the Consideration to be paid by the Buyer, including the amount paid into Escrow, and we express no opinion concerning the terms and conditions of the Escrow. We have assumed that all of the Consideration that will be received by the Seller in connection with the Transaction will also be received by the Company. This opinion does not address the Company’s underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Seller or the effects of any other transaction in which the Company or the Seller might engage. This letter does not express an opinion regarding the fairness of the amount or nature of any compensation that may be paid in connection with the Transaction to any of the Company’s officers, directors or employees, or class of such persons, relative to the Consideration or otherwise.

This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy or information statement to be distributed to the members of the Company in connection with the Transaction.

Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing, and the conclusions reached in, this opinion. We assume no responsibility for updating, revising or reaffirming our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the Company.

Sincerely,

GREENE HOLCOMB & FISHER LLC

ANNEX D

Advanced BioEnergy, LLC Unaudited Pro Forma Condensed Consolidated Financial Information

The unaudited pro forma condensed consolidated financial information has been prepared to illustrate the effect of the proposed disposition of assets by the Company. The Unaudited Pro Forma Condensed Consolidated Balance Sheet shows the effect of the proposed disposition of assets as if the transaction occurred on June 30, 2012. The historical financial information has been adjusted to give effect to matters that are (1) directly attributable to the proposed transaction, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the operating results of the Company. The unaudited pro forma consolidated financial information should be read in conjunction with the accompanying Notes to the Unaudited Pro Forma Consolidated Financial Statements.

The unaudited pro forma consolidated financial information is presented for information purposes only. It has been prepared in accordance with the regulations of the Securities and Exchange Commission and is not necessarily indicative of what our financial position or results of operations actually would have been had we completed the disposition at the dates indicated, nor does it purport to project the future financial position or operating results of the Company.

Advanced BioEnergy, LLC

Pro Forma Condensed Consolidated Balance Sheet

June 30, 2012

(Unaudited, in thousands )

	As reported June 30, 2012	Pro forma Adjustments (1)	Pro forma June 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$19,473	$(6,887)	$12,586
Accounts receivable, net	12,251	(8,646)	3,605
Other receivables	1,389	(1,149)	240
Due from broker	728	(728)	—
Inventories	17,149	(10,927)	6,222
Prepaid expenses	1,868	(976)	892
Current portion of restricted cash	6,762	(621)	6,141
Current assets of discontinued operations	—	120,795	120,795

Total current assets	59,620	90,861	150,481

Property and equipment, net	154,074	(82,155)	71,919
Restricted cash	1,146	(1,146)	—
Notes receivable-related party	506	—	506
Other assets	1,727	(612)	1,115
Non-current assets of discontinued operations	—	8,000	8,000

Total assets	$217,073	$14,948	$232,021

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$8,968	$(4,289)	$4,679
Accrued expenses	6,724	(3,689)	3,035
Derivative financial instruments	295	(295)	—
Current portion of long-term debt	17,238	(11,215)	6,023

Total current liabilities	33,225	(19,488)	13,737

Other liabilities	332	—	332
Deferred income	3,703	(3,703)	—
Long-term debt	114,086	(34,895)	79,191

Total liabilities	151,346	(58,086)	93,260

Members’ equity:
Members’ capital, no par value, 24,714,180 units issued and outstanding	171,249	—	171,249
Accumulated deficit	(105,522)	73,034	(32,488)

Total members’ equity	65,727	73,034	138,761

Total liabilities and members’ equity	$217,073	$14,948	$232,021

Advanced BioEnergy, LLC

Pro Forma Condensed Consolidated Statement of Operations

Nine Months ended June 30, 2012

(Unaudited, in thousands except per unit amounts)

	As Reported	Pro forma Adjustments (2)	Pro forma
Net sales
Ethanol and related products	$440,474	$(263,076)	$177,398
Other	366	—	366

Total net sales	440,840	(263,076)	177,764
Cost of goods sold	433,029	(255,579)	177,450

Gross profit	7,811	(7,497)	314
Selling, general and administrative	6,041	(1,974)	4,067

Operating income (loss)	1,770	(5,523)	(3,753)
Other income	783	(731)	52
Interest income	61	(35)	26
Interest expense	(2,536)	1,978	(558)

Net income (loss)	$78	$(4,311)	$(4,233)

Weighed average units outstanding—basic	24,714	—	24,714
Weighed average units outstanding—diluted	24,714	—	24,714
Income (loss) per unit—basic	$0.00	$(0.17)	$(0.17)
Income (loss) per unit—diluted	$0.00	$(0.17)	$(0.17)

Advanced BioEnergy, LLC

Pro Forma Condensed Consolidated Statement of Operations

Nine Months ended June 30, 2011

(Unaudited, in thousands except per unit amounts)

	As Reported	Pro forma Adjustments (2)	Pro forma
Net sales
Ethanol and related products	$423,818	$(248,564)	$175,254
Other	358	—	358

Total net sales	424,176	(248,564)	175,612
Cost of goods sold	411,783	(235,339)	176,444

Gross profit (loss)	12,393	(13,225)	(832)
Selling, general and administrative	4,611	(1,153)	3,458
Arbitration settlement expense	3,789	—	3,789

Operating income (loss)	3,993	(12,072)	(8,079)
Other income	774	(625)	149
Interest income	64	(48)	16
Interest expense	(2,692)	2,484	(208)

Net income (loss)	$2,139	$(10,261)	$(8,122)

Weighed average units outstanding—basic	24,705	—	24,705
Weighed average units outstanding—diluted	24,705	—	24,705
Income (loss) per unit—basic	$0.09	$(0.42)	$(0.33)
Income (loss) per unit—diluted	$0.08	$(0.42)	$(0.34)

Advanced BioEnergy, LLC

Pro Forma Condensed Consolidated Statement of Operations

Year ended September 30, 2011

(Unaudited, in thousands except per unit amounts)

	As Reported	Pro forma Adjustments (2)	Pro forma
Net sales
Ethanol and related products	$571,388	$(333,263)	$238,125
Other	358	—	358

Total net sales	571,746	(333,263)	238,483
Cost of goods sold	557,504	(315,833)	241,671

Gross profit (loss)	14,242	(17,430)	(3,188)
Selling, general and administrative	6,035	(1,562)	4,473
Arbitration settlement expense	3,791	—	3,791

Operating income (loss)	4,416	(15,868)	(11,452)
Other income	935	(789)	146
Interest income	75	(51)	24
Interest expense	(3,617)	3,292	(325)

Net income	$1,809	$(13,416)	$(11,607)

Weighed average units outstanding—basic	24,710	—	24,710
Weighed average units outstanding—diluted	24,710	—	24,710
Income (loss) per unit—basic	$0.07	$(0.54)	$(0.47)
Income (loss) per unit—diluted	$0.06	$(0.54)	$(0.48)

Advanced BioEnergy, LLC

Pro Forma Condensed Consolidated Statement of Operations

Year ended September 30, 2010

(Unaudited, in thousands except per unit amounts)

	As Reported	Pro forma Adjustments (2)	Pro forma
Net sales
Ethanol and related products	$379,909	$(222,746)	$157,163
Other	670	—	670

Total net sales	380,579	(222,746)	157,833
Cost of goods sold	347,194	(202,445)	144,749

Gross profit	33,385	(20,301)	13,084
Selling, general and administrative	6,386	(1,597)	4,789
Arbitration settlement expense	960	—	960

Operating income	26,039	(18,704)	7,335
Other income	470	(420)	50
Gain on extinguishment of debt	17,660	—	17,660
Debt restructuring costs	(2,149)	—	(2,149)
Interest income	89	(59)	30
Interest expense	(10,888)	3,767	(7,121)

Net income	$31,221	$(15,416)	$15,805

Weighed average units outstanding—basic	19,752	—	19,752
Weighed average units outstanding—diluted	19,752	—	19,752
Income (loss) per unit—basic	$1.58	$(0.78)	$0.80
Income (loss) per unit—diluted	$1.58	$(0.78)	$0.80

Advanced BioEnergy, LLC

Pro Forma Condensed Consolidated Statement of Operations and Comprehensive Loss

Year ended September 30, 2009

(Unaudited, in thousands except per unit amounts)

	As Reported	Pro forma Adjustments (2)	Pro forma
Net sales
Ethanol and related products	$354,997	$(207,298)	$147,699
Other	719	—	719

Total net sales	355,716	(207,298)	148,418
Cost of goods sold	345,720	(201,449)	144,271

Gross profit	9,996	(5,849)	4,147
Selling, general and administrative	7,687	(1,748)	5,939
Impairment of long-lived assets	28,260	—	28,260

Operating loss	(25,951)	(4,101)	(30,052)
Other income	870	(545)	325
Debt restructuring costs	(2,525)	—	(2,525)
Interest income	217	(103)	114
Interest expense	(26,909)	5,347	(21,562)

Net loss	$(54,298)	$598	$(53,700)
Other comprehensive income:
Interest rate swap obligation	1,786	—	1,786

Comprehensive loss	$(52,512)	$598	$(51,914)

Weighed average units outstanding—basic	12,692	—	12,692
Weighed average units outstanding—diluted	12,692	—	12,692
Income (loss) per unit—basic	$(4.28)	$0.05	$(4.23)
Income (loss) per unit—diluted	$(4.28)	$0.05	$(4.23)

Advanced BioEnergy, LLC

Notes to Pro Forma Financial Statements

Nine months ended June 30, 2012 and 2011

Years ended September 30, 2011, 2010 and 2009

(Unaudited, in thousands)

Note 1-Pro Forma Consolidated Balance Sheet Adjustment

The following adjustments reflect the assumed sale of certain assets at June 30, 2012, the payment of debt outstanding at ABE Fairmont, and the payment of estimated transaction costs. The remaining proceeds and assets have been classified as current and non-current assets from discontinued operations in the pro forma balance sheet.

Debit/(Credit)
Cash and cash equivalents	$(6,887)
Accounts receivable, net	(8,646)
Other receivables	(1,149)
Due from broker	(728)
Inventories	(10,927)
Prepaid expenses	(976)
Restricted cash	(1,767)
Current assets of discontinued operations	120,795
Property and equipment, net	(82,155)
Other assets	(612)
Non-current assets of discontinued operations	8,000
Accounts payable and accrued liabilities	7,978
Derivative financial instruments	295
Current portion of long-term debt	11,215
Deferred income	3,703
Long-term debt	34,895
Accumulated deficit	(73,034)

Note 2- Pro Forma Consolidated Statement of Operations Adjustments

Pro forma Consolidated Statements of Operations for the nine months ended June 30, 2012 and 2011, and the years ended September 30, 2011, 2010 and 2009 assume that the sale of certain assets occurred on October 1, 2008. The pro forma adjustments reflect the elimination of sales and expenses related to the Fairmont operations, as originally reported as follows:

	Nine months ended June 30,
	2012	2011
Ethanol and related products	$(263,076)	$(248,564)
Cost of goods sold	(255,579)	(235,339)
Selling, general and administrative	(1,974)	(1,153)
Other income	(731)	(625)
Interest income	(35)	(48)
Interest expense	1,978	2,484

	Year ended September 30,
	2011	2010	2009
Ethanol and related products	$(333,263)	$(222,746)	$(207,298)
Cost of goods sold	(315,833)	(202,445)	(201,449)
Selling, general and administrative	(1,562)	(1,597)	(1,748)
Other income	(789)	(420)	(545)
Interest income	(51)	(59)	(103)
Interest expense	3,292	3,767	5,347